===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported) January 30, 1998

                        OCCIDENTAL PETROLEUM CORPORATION

             (Exact name of registrant as specified in its charter)

              DELAWARE                    1-9210               95-4035997
   (State or other jurisdiction of     (Commission          (I.R.S. Employer
            incorporation)              File Number)       Identification No.)

            10889 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90024
           (Address of principal executive offices)       (Zip Code)

               Registrant's telephone number, including area code:
                                 (310) 208-8800

================================================================================

Item 5.  Other Events
-------  ------------

     Under cover of this Form 8-K, Occidental Petroleum Corporation (the "Company") is filing restated financial statements as of and for each of the three fiscal years in the period ended December 31, 1996, previously included in its Annual Report on Form 10-K for the year ended December 31, 1996, and as of and for each of the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, each of which were previously filed in the Company's Quarterly Report on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997, respectively (collectively, the "restated financial statements"), together with certain revisions to the Management's Discussion and Analysis of Financial Condition and Results of Operations applicable to the above periods. The restated financial statements are being filed by the Company to reflect its MidCon Corp. (MidCon) natural gas and marketing subsidiary as a discontinued operation pursuant to APB Opinion No. 30, as a result of signing a definitive agreement to sell MidCon to K N Energy, Inc.

Item 7.  Financial Statements
-------  --------------------

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA                                         Occidental Petroleum Corporation
Dollar amounts in millions, except per-share amounts                                                 and Subsidiaries

For the years ended December 31,                             1996         1995         1994         1993         1992
====================================================    =========    =========    =========    =========    =========
RESULTS OF OPERATIONS
   Net sales and operating revenues                     $   7,987    $   8,389    $   7,128    $   5,747    $   6,020
   Income(loss) from continuing operations              $     514    $     358    $    (223)   $    (194)   $    (247)
   Net income(loss)                                     $     668    $     511    $     (36)   $     283    $    (591)
   Preferred dividend requirements                      $      93    $      93    $      76    $      39    $       3
   Earnings(loss) applicable to common stock            $     575    $     418    $    (112)   $     244    $    (594)
   Earnings(loss) per common share from
      continuing operations                             $    1.30    $     .83    $    (.96)   $    (.76)   $    (.83)
   Primary earnings(loss) per common share              $    1.77    $    1.31    $    (.36)   $     .80    $   (1.97)
   Fully diluted earnings(loss) per common share        $    1.73    $    1.30    $    (.36)   $     .80    $   (1.97)

FINANCIAL POSITION
   Total assets                                         $  14,981    $  15,342    $  15,376    $  14,395    $  14,967
   Long-term debt, net                                  $   4,511    $   4,819    $   5,816    $   5,721    $   5,443
   Capital lease liabilities, net                       $     237    $     259    $     291    $     319    $     354
   Stockholders' equity                                 $   5,140    $   4,630    $   4,457    $   3,958    $   3,440

   Dividends per common share                           $    1.00    $    1.00    $    1.00    $    1.00    $    1.00

AVERAGE SHARES OUTSTANDING (thousands)                    324,145      318,231      310,836      304,898      302,017
----------------------------------------------------    ---------    ---------    ---------    ---------    ---------

See Management's Discussion and Analysis and the Notes to Consolidated Financial Statements for information regarding accounting changes, asset acquisitions and dispositions and charges for reorganization, litigation matters, environmental remediation and other costs and other special items affecting comparability.

MANAGEMENT'S DISCUSSION AND ANALYSIS

1996 BUSINESS ENVIRONMENT    Global demand for energy continued to increase.
The United States economy expanded modestly, while certain developing nations experienced robust growth. Harsh weather early in 1996 restricted the normal seasonal increases in crude oil inventories. Sales of Iraqi crude oil under United Nations Resolution 986, a psychological factor in the market all year, did not materialize until December 1996. Expansion of non-OPEC production was limited in 1996 and OPEC production remained sufficiently disciplined so that excess crude oil supply did not appear in the market. The combination of increased demand with controlled production and lower inventories provided higher prices for the year as the benchmark grades, West Texas Intermediate
(WTI) and Brent, each averaged more than $3.50 per barrel above 1995 levels. Volatility also increased as low inventories caused normal market messages to be amplified and traders factored the "on-again, off-again" status of Iraqi crude oil supply into their day-to-day market decisions. Producers, such as Occidental, benefited from the demand for energy more than refiners as a worldwide surplus of refining capacity continued to restrict refining margins.
     As in 1995, the difference in the value of light crude oil compared to heavy crude oil narrowed. Occidental continued to benefit from the change in relative values since Occidental's worldwide crude oil production, on average, is somewhat heavier than the benchmark grades.
     Natural gas prices were significantly higher in 1996 than in 1995. The 1995-96 heating season had an extended period of cold weather. Heating requirements increased demand, inventories were drawn down to low levels, and prices increased. The cold weather was particularly severe in the eastern half of the United States and transportation capacity from the western United States and Canada to the eastern United States was limited. This caused high prices in the Midwest and the East Coast compared to the rest of the country.
     Summer demand, supported by economic growth and the need to restore depleted inventories for the 1996-97 heating season, sustained relatively high prices. As winter approached, storage inventories were below year-ago levels, with producing area storage reduced the most.
     Price volatility has encouraged trading in natural gas futures on the New York Mercantile Exchange (NYMEX). The volume of futures trading is approximately four times the actual amount of gas delivered to pipelines. This winter, NYMEX natural gas futures attained another all-time high price and natural gas was among the most volatile of U.S.-traded commodities.
     Although 1996 earnings for the U.S. chemical industry were lower than 1995, steady demand growth contributed to stability and to pricing and margins that overall were not unfavorable. Demand for OxyChem products remained strong as the United States and other economies continued to benefit from sustained health in such key end-use markets as construction, automotive, pulp and paper, and aluminum. While chlorine demand and prices remained strong throughout 1996, a softening of prices began to occur in caustic soda during the last half of the year as customer inventories of caustic soda grew in certain important sectors.
     Prices for ethylene and ethylene co-products, such as propylene, continued to improve during 1996 due to strong demand. However, ethylene margins were lower due to increasing feedstock costs. Polyvinyl chloride (PVC) demand continued to grow at strong rates during 1996, but increased industry capacity and higher raw material costs resulted in reduced margins. Sales and income from OxyChem's specialty business increased from 1995 due to the strong economy and contributions of complementary businesses acquired in the third quarter.

1996 INCOME SUMMARY    Occidental reported income from continuing
operations of $514 million ($1.30 per share) in 1996, on net sales and operating revenues of $8.0 billion. Income from discontinued operations was $184 million or $.56 per share in 1996. Before the after-tax effect of the special items listed below, earnings were $643 million in 1996 and $623 million in 1995. In December 1997, Occidental signed a definitive agreement to sell its MidCon natural gas transmission and marketing subsidiary to K N Energy for $3.49 billion. K N Energy will also pay Occidental an average of $30 million a year for a twenty-nine year lease of the MidCon Texas Pipeline. The transaction is expected to close in the first quarter of 1998.
     As a result of this transaction Occidental will record a charge of approximately $750 million in the fourth quarter of 1997. The financial statements for all periods presented have been restated to present MidCon as a discontinued operation.

DIVISIONAL OPERATIONS    The following discussion of each of Occidental's two
operating divisions and corporate items should be read in conjunction with Note 17 to the Consolidated Financial Statements.
     Divisional earnings exclude interest income, interest expense, unallocated corporate expenses, extraordinary items and income from equity investments, but include gains from dispositions of divisional assets.
     Foreign income and other taxes and certain state taxes are included in divisional earnings on the basis of operating results. U.S. federal income taxes are not allocated to divisions except for amounts in lieu thereof that represent the tax effect of operating charges or credits resulting from purchase accounting adjustments which arise due to the implementation in 1992 of Statement of Financial Accounting Standards (SFAS) No. 109--"Accounting for Income Taxes." Divisional earnings in 1996 benefited by $41 million from credits allocated of $15 million and $26 million in oil and gas and chemical, respectively. Divisional earnings in 1995 benefited by $43 million from credits allocated of $16 million and $27 million in oil and gas and chemical, respectively. Divisional earnings in 1994 benefited by $50 million from net credits allocated of $18 million and $32 million in oil and gas and chemical, respectively.
     The following table sets forth the sales and earnings of each operating division and corporate items:

DIVISIONAL OPERATIONS
In millions
                                                                  Sales                         Earnings(Loss)
                                    -----------------------------------    -----------------------------------
For the years ended December 31,         1996         1995         1994         1996         1995         1994
================================    =========    =========    =========    =========    =========    =========
Oil and gas                         $   3,680    $   3,019    $   2,451    $     480    $      45    $      27
Chemical                                4,307        5,370        4,677          668        1,080          350
                                    ---------    ---------    ---------    ---------    ---------    ---------
                                    $   7,987    $   8,389    $   7,128        1,148        1,125          377
                                    =========    =========    =========

Unallocated corporate items
   Interest expense, net                                                        (454)        (548)        (559)
   Income taxes                                                                 (109)        (162)          35
   Other                                                                         (71)         (57)         (76)
                                                                           ---------    ---------    ---------
Income(loss) from continuing operations                                          514          358         (223)
Discontinued operations, net                                                     184          153          187
Extraordinary gain(loss), net                                                    (30)          --           --
                                                                           ---------    ---------    ---------
Net income(loss)                                                           $     668    $     511    $     (36)
=======================================================================    =========    =========    =========


OIL AND GAS
                                                   1996         1995         1994
==========================================    =========    =========    =========
DIVISIONAL SALES (in millions)                $   3,680    $   3,019    $   2,451
DIVISIONAL EARNINGS (in millions)             $     480    $      45    $      27
AVERAGE SALES PRICES
   CRUDE OIL PRICES (per barrel)
      U.S.                                    $   18.98    $   15.61    $   14.21
      Other Western Hemisphere                $   12.65    $   10.62    $   10.19
      Eastern Hemisphere                      $   17.66    $   14.47    $   12.08
   GAS PRICES (per thousand cubic feet)
      U.S.                                    $    2.11    $    1.51    $    1.85
      Other Western Hemisphere                $      --    $      --    $    1.72
      Eastern Hemisphere                      $    2.23    $    2.07    $    1.15
EXPENSED EXPLORATION(a) (in millions)         $     120    $     106    $     127
CAPITAL EXPENDITURES (in millions)
   Development                                $     540    $     373    $     345
   Exploration                                $     164    $     130    $     147
   Acquisitions and other                     $      58    $      72    $     326
------------------------------------------    ---------    ---------    ---------

(a)  Includes amounts previously shown in exploration capital expenditures.

     Occidental emphasizes international oil and gas exploration and production. Occidental seeks long-term improvement in profitability and cash flow through a combination of improved operations in existing fields, enhanced oil recovery projects, high potential exploration and complementary property acquisitions.
     Occidental reorganized its worldwide oil and gas operations in late 1995. This change allowed Occidental to redeploy its resources, to reduce costs and to sharpen its focus on improving performance.

     The operating results of 1996, compared with 1995, reflected higher worldwide crude oil prices, increased international oil production, higher domestic natural gas prices and lower costs resulting from the reorganization, partially offset by higher exploration costs. The change in sales for 1996, compared with 1995, largely reflected higher worldwide crude oil production and prices and increased oil trading revenue. The operating results of 1995, compared with 1994, reflected higher worldwide crude oil production and prices, and higher international natural gas volumes and lower exploration costs, partially offset by lower domestic natural gas prices. The change in sales for 1995, compared with 1994, largely reflected higher worldwide crude oil production and prices and increased oil trading activity. Approximately one-third of oil and gas sales for 1996, 1995 and 1994 were attributable to oil trading activity. The results are not significant. Occidental participates in oil trading to remain aware of the complexities affecting price volatility and supply/demand fundamentals in order to optimize its long-term global oil marketing.
     The 1996 results included a $105 million charge for the write-down of Occidental's investment in an oil and gas project in the Republic of Komi in the former Soviet Union.
     The 1995 results included charges of $95 million related to reorganization costs and $109 million for settlement of litigation. The 1994 results reflected charges of $45 million for environmental and litigation matters, $11 million for the impairment of oil and gas properties and $12 million for a voluntary retirement program and severance and related costs. Also included in the 1994 results was the gain of $16 million from the sale of Occidental's remaining interests in its producing operations in Argentina and a $15 million benefit resulting from the reversal of reserves no longer needed for anticipated liabilities related to the sale of Occidental's U.K. North Sea interests.

CHEMICAL
                                              1996         1995         1994
=====================================    =========    =========    =========
DIVISIONAL SALES (in millions)           $   4,307    $   5,370    $   4,677
DIVISIONAL EARNINGS (in millions)        $     668    $   1,080    $     350
KEY PRODUCT INDEXES (1987 through
   1990 average price = 1.0)
   Chlorine                                   1.36         1.36         1.43
   Caustic soda                               1.16         1.28          .54
   PVC resins                                  .82         1.01          .93
KEY PRODUCT VOLUMES
   Chlorine (thousands of tons)              3,254        3,170        3,172
   Caustic soda (thousands of tons)          3,401        3,275        3,471
   PVC resins (millions of pounds)           1,654        1,724        1,920
CAPITAL EXPENDITURES (in millions)
   Basic chemicals                       $     102    $     121    $      87
   Petrochemicals                        $      41    $      43    $      32
   Polymers and plastics                 $      75    $      33    $      34
   Specialty businesses                  $      39    $      30    $      23
   Other                                 $       5    $      16    $      14
-------------------------------------    ---------    ---------    ---------

     OxyChem's ongoing commitment to controlling costs and maintaining the reliable operation of its manufacturing facilities continues to benefit earnings. However, lower margins, resulting from higher feedstock and raw material costs and lower pricing, kept 1996 earnings below last year's record earnings.
     OxyChem completed a realignment of its operations in early 1996, whereby each of the four business units became responsible for worldwide management of its products and businesses. The realignment resulted in consolidation of logistical operations, more efficient delivery of products and cost reductions.
     Earnings in 1996 decreased, compared with 1995, mainly because margins declined for a number of OxyChem's key products, primarily PVC, caustic soda and petrochemicals resulting from lower sales prices, and increased feedstock costs. After declining in 1995, chlorine prices strengthened throughout 1996 having little year-to-year effect, while caustic pricing declined, especially for exports. Prices for PVC in 1996 were also lower. The drop in revenue from 1995 resulted principally from the absence of revenue from divested assets. Otherwise, sales volume increases mostly offset the impact on sales revenue of lower prices. The 1996 results benefited from ongoing manufacturing and administrative cost-improvement programs. The higher earnings in 1995, compared with 1994, reflected significantly improved prices and margins for PVC, caustic soda and petrochemicals.
     The 1996 earnings included the pretax gain of $170 million related to favorable litigation settlements, and a charge of $75 million for additional environmental reserves relating to various existing sites, and the related state tax effects. Included in the 1995 results was a $40 million pretax gain related to the sale of the PVC facility at Addis, Louisiana. The 1994 results reflected a $55 million charge for litigation matters and charges of $48 million for expenses related to the curtailment and closure of certain plant operations. Also included in the 1994 results was an $11 million unfavorable impact, related to an explosion at the Taft plant, and charges for start-up costs related to the now divested Swift Creek chemical plant.

CORPORATE    The 1996 income tax amount included a benefit of approximately $100 million primarily from a reduction in the deferred tax asset valuation allowance due to the realization of benefits from operating loss and credit carryforwards in the United States and Peru.
     The increased costs in unallocated corporate other items in 1996, compared with 1995, primarily reflected lower equity income from unconsolidated chemical investments and costs associated with the initial establishment of an Employee Stock Ownership Plan at MidCon.

     The improvement in unallocated corporate other items in 1995, compared with 1994, primarily reflected the benefit of higher equity income from unconsolidated chemical and oil and gas investments.
     The 1994 amount included a net benefit of $7 million resulting from the reversal of reserves no longer required and the adoption of SFAS No. 112--"Employers' Accounting for Postemployment Benefits."

DISCONTINUED OPERATIONS    As previously discussed, in December 1997 Occidental
signed a definitive agreement to sell its MidCon subsidiary. Income from discontinued operations was $184 million, $153 million and $187 million in 1996, 1995 and 1994, respectively.

MIDCON ESOP    In November 1996, Occidental established the MidCon Corp.
Employee Stock Ownership Plan (MidCon ESOP) for the benefit of employees of MidCon. Pursuant to the MidCon ESOP, Occidental has issued 1,400,000 shares of its cumulative MidCon-indexed convertible preferred stock (the CMIC Preferred Stock) to the MidCon Corp. ESOP Trust. The CMIC Preferred Stock is designed to track the value of MidCon. The MidCon ESOP paid for the CMIC Preferred Stock with a $1.4 billion promissory note guaranteed by MidCon (the ESOP Note). Dividends on the CMIC Preferred Stock are payable at an annual rate of $21 per share, when and as declared by Occidental's Board of Directors. The CMIC Preferred Stock is subject to mandatory redemption when the sale of MidCon closes.

REORGANIZATION CHARGES    In the fourth quarter of 1995, Occidental recorded
pretax charge of $95 million related to the reorganization of its worldwide oil and gas operations.

ACCOUNTING CHANGES    Occidental periodically reviews the estimated economic
lives of its assets. Beginning in 1994, Occidental revised the estimated average useful lives used to compute depreciation for most of its chemical machinery and equipment from 20 years to 25 years. These revisions were made to more properly reflect the current economic lives of the assets based on anticipated industry conditions. The result was a reduction in net loss for the year ended December 31, 1994 of approximately $34 million, or approximately $.11 per share.

STATEMENT OF POSITION NO. 96-1    In October 1996, the American Institute of
Certified Public Accountants (AICPA) issued Statement of Position No. 96-1--"Environmental Remediation Liabilities" (SOP 96-1), which provides authoritative guidance on specific accounting issues that are present in the recognition, measurement, display and disclosure of environmental remediation liabilities. Occidental will implement SOP 96-1 effective January 1, 1997 and has not yet made a final determination of its impact on the financial statements.

SFAS NO. 125    In June 1996, the Financial Accounting Standards Board issued
SFAS No. 125--"Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Occidental will implement SFAS No. 125 effective January 1, 1997. The adoption of the statement is not expected to have a material impact on Occidental's financial position or results of operations.

SFAS NO. 123    In October 1995, the Financial Accounting Standards Board issued
SFAS No. 123--"Accounting for Stock-Based Compensation." This statement defines, among other things, a fair-value based method of accounting for options under an employee stock option plan. However, it also allows an entity to continue to account for such items using Accounting Principles Board (APB) Opinion No. 25--"Accounting for Stock Issued to Employees," under which no compensation expense is recognized. Occidental elected this option, which alternatively requires pro forma disclosures of net income and earnings per share, as if compensation expense had been recognized. In accordance with SFAS No. 123, Occidental will continue to use the accounting prescribed by APB Opinion No. 25. Effective for the year ended December 31, 1996, the required pro forma disclosures have been made as indicated above at Note 13 to the Consolidated Financial Statements.

SFAS NO. 121    In March 1995, the Financial Accounting Standards Board issued
SFAS No. 121--"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement requires a review of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred based on expected future cash flows, then a loss will be recognized in the income statement using a fair-value based model. Occidental's adoption of SFAS No. 121, effective January 1, 1996, did not have a material impact on Occidental's financial position or results of operations.

SFAS NO. 112    In December 1992, the Financial Accounting Standards Board
issued SFAS No. 112--"Employers' Accounting for Postemployment Benefits," which substantially changed the existing method of accounting for employer benefits provided to inactive or former employees after active employment but before retirement. The statement requires that the cost of postemployment benefits (principally medical benefits for inactive employees) be recognized in the financial statements during employees' active working careers. Occidental's adoption of SFAS No. 112, effective January 1, 1994, did not have a material impact on Occidental's financial position or results of operations.

SPECIAL ITEMS    Special items are infrequent transactions that may affect
comparability between years. The special items included in the 1996, 1995 and 1994 results are detailed below. For further information, see Note 17 to the Consolidated Financial Statements and the discussion above.

SPECIAL ITEMS

Benefit(Charge) In millions                       1996         1995         1994
=========================================    =========    =========    =========
OIL AND GAS
   Write-down of investment in
      oil and gas project in Komi            $    (105)   $      --    $      --
   Litigation settlement                            --         (109)          --
   Reorganization                                   --          (95)          --
   Gain on sale of producing
      interests in Argentina                        --           --           16
   U.K. North Sea reserve
      reversal                                      --           --           15
   Environmental and litigation                     --           --          (45)
   Severance and voluntary
      retirement program                            --           --          (12)
   Property impairments                             --           --          (11)
-----------------------------------------    ---------    ---------    ---------
CHEMICAL
   Favorable litigation settlements                170           --           --
   Environmental reserves                          (75)          --           --
   Gain on sale of PVC facility                     --           40           --
   Litigation reserves                              --           --          (55)
   Curtailment of operations
      and plant closure                             --           --          (48)
   Plant explosion and
      start-up costs                                --           --          (11)
-----------------------------------------    ---------    ---------    ---------
CORPORATE
   Tax reserve reversal                            100           --           --
   Extraordinary loss on debt
      redemption(a)                                (30)          --           --
   Reversal of reserves and
      adoption of SFAS No. 112                      --           --            7
-----------------------------------------    ---------    ---------    ---------

(a)  These amounts are shown after-tax.

CONSOLIDATED OPERATIONS--REVENUES

SELECTED REVENUE ITEMS
In millions                                       1996         1995         1994
=========================================    =========    =========    =========
Net sales and operating
   revenues                                  $   7,987    $   8,389    $   7,128
Interest, dividends and
   other income                              $     244    $     105    $      67
Income from equity
   investments                               $      70    $      94    $      60
-----------------------------------------    ---------    ---------    ---------

     The decrease in sales in 1996, compared with 1995, primarily reflected the absence of revenues from divested assets partially offset by higher worldwide crude oil prices and production and increased oil trading activity. The increase in sales in 1995, compared with 1994, primarily reflected higher sales prices for most major chemical products, higher worldwide crude oil production and prices, and increased oil trading activity. These increases were partially offset by the impact of lower domestic natural gas prices.
     The increase in interest, dividends and other income in 1996, compared with 1995, was primarily attributed to the gain of $170 million related to favorable litigation settlements. This was partially offset by decreased interest earnings resulting from lower investment balances compared to 1995.
The increase in interest, dividends and other income in 1995, compared with 1994, reflected higher interest income resulting from the substantial increase in invested cash balances. The 1994 amount included a $15 million benefit resulting from the reversal of reserves no longer needed for anticipated liabilities related to the sale of Occidental's U.K. North Sea interests.
     The decrease in income from equity investments in 1996, compared with 1995, primarily reflected lower earnings from certain unconsolidated chemical investments.
     The increase in income from equity investments in 1995, compared with 1994, primarily reflected higher earnings from certain unconsolidated chemical and oil and gas investments.

CONSOLIDATED OPERATIONS--EXPENSES

SELECTED EXPENSE ITEMS
In millions                             1996         1995         1994
===============================    =========    =========    =========
Cost of sales                      $   5,060    $   5,492    $   5,185
Selling, general and adminis-
   trative and other
   operating expenses              $     933    $     996    $     838
Environmental remediation          $     100    $      21    $       5
Interest and debt expense, net     $     482    $     579    $     576
Provision for domestic and
   foreign income and
   other taxes                     $     342    $     313    $      34
-------------------------------    ---------    ---------    ---------

     The decrease in cost of sales from 1995 to 1996 reflected the absence of costs from divested assets partially offset by higher prices on oil traded and higher chemical feedstock costs.
     The increase in cost of sales in 1995, compared with 1994, primarily reflected increased oil trading activity.
     Selling, general and administrative and other operating expenses in 1995 reflected the charges for reorganization costs and settlement of litigation.
     Environmental remediation included a charge of $75 million in 1996, for additional environmental reserves related to various existing sites.
     Lower interest and debt expense in 1996 from 1995 primarily reflected lower outstanding average debt levels and lower average interest rates in 1996.
     The 1996 provision for domestic and foreign income and other taxes, compared with 1995, reflected the increased divisional earnings and reduced interest expense. In addition, income taxes for 1996 benefited by approximately $100 million from a reduction in the deferred tax asset valuation allowance. The 1995 provision for domestic and foreign income and other taxes, compared with 1994, reflected the substantial increase in divisional earnings subject to U.S. income tax, primarily at domestic chemical operations. In 1994, income taxes exceeded pretax income primarily because of substantial amounts of foreign income that were taxed individually in separate jurisdictions, before the benefit of a U.S. tax deduction for interest and corporate expenses.

LIQUIDITY AND CAPITAL RESOURCES

OPERATING ACTIVITIES
In millions                  1996         1995         1994
                        =========    =========    =========
NET CASH PROVIDED       $   1,987    $   1,501    $     760

     The 1996 improvement in net cash provided by operating activities, compared with 1995, reflected higher operating earnings in the oil and gas division, proceeds from litigation settlements and proceeds from sale of an additional $100 million of receivables.
     The 1995 improvement in net cash provided by operating activities, compared with 1994, reflected higher operating earnings in both the oil and gas and chemical divisions and proceeds of $100 million from an advance sale of crude oil, further discussed below.
     Other noncash charges of $298 million in 1996 primarily reflected the $105 million charge for the write-down of Occidental's investment in Komi and additional environmental reserves. Other noncash charges of $209 million in 1995 primarily reflected the charges of $95 million for reorganization costs at the oil and gas division. Other noncash charges of $196 million in 1994 primarily reflected the charges of $100 million for environmental and litigation matters and $48 million for expenses related to the curtailment and closure of certain chemical plant operations, partially offset by $22 million resulting from the reversal of reserves no longer needed. Each of the three years also included charges for employee benefit plans and other items.

INVESTING ACTIVITIES
In millions                  1996         1995         1994
                        =========    =========    =========
NET CASH USED           $    (979)   $    (136)   $  (1,008)

     Net cash used in investing activities included Occidental's capital expenditure program as discussed below. The 1996 and 1995 investing amounts also included proceeds from sales of businesses and other assets.

CAPITAL EXPENDITURES  In millions         1996         1995         1994
=================================    =========    =========    =========
Oil and gas                          $     762    $     575    $     818
Chemical                                   262          243          190
Corporate and other                         14           11            3
                                     ---------    ---------    ---------
                                     $   1,038    $     829    $   1,011
=================================    =========    =========    =========

     The spending in the oil and gas business continues to be the major part of Occidental's capital program, underscoring Occidental's commitment to this core business. Significant capital was also spent on chemical to maintain and upgrade Occidental's businesses and to provide for expansion.
     The 1994 capital expenditures included the cash portion of the purchase price of certain U.S. Gulf Coast oil and gas properties acquired from Agip Petroleum Co. Inc. and payments under a production sharing agreement for an enhanced oil recovery project in Qatar. Capital expenditures for 1997 are estimated to be approximately $1.2 billion, with most of the increase from 1996 allocated to oil and gas.

ADDITIONAL CASH FLOW INVESTING ACTIVITIES    The 1996 proceeds from the sale of
businesses and disposals of property, plant and equipment included the sale of a subsidiary which engaged in on-shore drilling and servicing of oil and gas wells and the sale of Occidental's royalty interest in the Congo.
     The 1995 operating lease buyouts of $141 million included $71 million for the Swift Creek chemical plant. This plant was part of the agricultural chemical products business sold in the fourth quarter of 1995. The 1995 net proceeds from the sale of businesses and disposal of property, plant and equipment reflected the proceeds from the sale of Occidental's high-density polyethylene business
(HDPE), its agricultural chemicals business, its PVC facilities at Addis, Louisiana, and Burlington South, New Jersey, which were sold pursuant to a Federal Trade Commission divestiture order, and a portion of Occidental's oil and gas operation in Pakistan.
     The 1994 purchase of businesses reflected cash balances obtained as a result of the acquisition of Placid Oil Company, which was consummated through the issuance of Occidental common and preferred stock.

FINANCING ACTIVITIES
In millions                    1996         1995         1994
                          =========    =========    =========
NET CASH PROVIDED(USED)   $  (1,330)   $    (961)   $     236

     The increase in 1996 cash used for financing activities, compared with 1995, reflected repayment of high coupon debt using proceeds from asset sales that occurred in 1996 and 1995 and cash flow from operations. In 1996, payments of long-term debt and capital lease liabilities and net proceeds from borrowings totaled $860 million.
     The significant change in 1995 financing activities, compared with 1994, reflected repayment of debt using proceeds from asset sales and cash flow from operations. In 1995, payments of long-term debt and capital lease liabilities and net proceeds from borrowings totaled $602 million.
     Financing activities in 1994 provided net cash proceeds of approximately $557 million from the February public offering of 11,388,340 shares of $3.00 cumulative CXY-indexed convertible preferred stock. Additionally, in 1994, proceeds from borrowings, net of payments of long-term debt and capital lease liabilities, resulted in net cash provided of $27 million.
     Occidental paid preferred and common stock dividends of $415 million in 1996, $406 million in 1995 and $376 million in 1994. The increases in 1996 and 1995 primarily reflected the dividends on the preferred and common stocks issued in connection with acquisitions.
     Cash used by investing activities exceeded cash provided by operating activities for the year ended December 31, 1994. Occidental funded this net cash use through borrowings and issuance of preferred stock.
     Occidental has a centralized cash-management system that funds the working capital and capital expenditure requirements of its various subsidiaries. There are no provisions under existing debt agreements that significantly restrict the ability to move funds among operating entities.

ANALYSIS OF FINANCIAL POSITION    The changes in the following components of
Occidental's balance sheet are discussed below:

SELECTED BALANCE SHEET COMPONENTS
In millions                                         1996         1995
===========================================    =========    =========
Prepaid expenses and other                     $     313    $     358
Equity investments                             $     985    $     873
Other assets                                   $     416    $     307
Current maturities of long-term debt
   and capital lease liabilities               $      27    $     515
Long-term debt, net                            $   4,511    $   4,819
Stockholders' equity                           $   5,140    $   4,630
-------------------------------------------    ---------    ---------

     Prepaid expenses and other decreased reflecting the reduction of deferred tax assets and prepaid insurance during 1996. Equity investments increased primarily reflecting the acquisition of INDSPEC Chemical Corporation (INDSPEC). Other assets increased primarily reflecting goodwill resulting from various acquisitions during 1996.
    Current maturities of long-term debt and capital lease liabilities decreased reflecting the repayment of debt during 1996.
    Long-term debt, net of current maturities and unamortized discount, decreased reflecting debt repayments, using proceeds from asset sales and cash flow from operations. At December 31, 1996, minimum principal payments on long-term debt, including sinking fund requirements, totaled $367 million in 1998, $1.216 billion in 1999, $501 million in 2000, $515 million in 2001, $77 million in 2002 and $1.983 billion thereafter. However, Occidental has the option to call certain issues of long-term debt prior to their maturity dates.
     At December 31, 1996, Occidental had available approximately $2.0 billion of committed credit lines and draws on them, as needed, to maintain sufficient cash balances for daily operating and other purposes.
     The increase in stockholders' equity primarily reflected net income and the issuance of common stock for various acquisitions, to various employee benefit plans, and for the dividend reinvestment plan, partially offset by dividends declared.

ACQUISITIONS AND COMMITMENTS    In August 1996, Occidental acquired three
specialty chemical producers in separate transactions for approximately $149 million through the issuance of 5,512,355 shares of Occidental common stock, with a value of approximately $130 million, and the balance paid in cash. The acquisitions included Laurel Industries, Inc., North America's largest producer of antimony oxide at its LaPorte, Texas facility; Natural Gas Odorizing, Inc., the leading U.S. producer of mercaptan-based warning agents for use in natural gas and propane from its single plant in Baytown, Texas; and a plant in Augusta, Georgia, purchased from Power Silicates Manufacturing, Inc., which produces sodium silicates for use in soap and detergent formulating, paper manufacturing and silica-based catalysts. These acquisitions have been accounted for by the purchase method. Accordingly, the cost of each acquisition was allocated to the assets acquired, goodwill and liabilities assumed based upon their estimated respective fair values.
     In April 1996, Occidental completed its acquisition of a 64 percent equity interest (on a fully-diluted basis) in INDSPEC for approximately $92 million through the issuance of 3,346,421 shares of Occidental common stock, with a value of approximately $87 million, and the balance paid in cash. Under the terms of the acquisition agreement, INDSPEC's management and employees have retained voting control of INDSPEC.

     In December 1995, Occidental entered into a transaction with Clark USA, Inc. (Clark) under which Occidental agreed to deliver approximately 17.7 million barrels of WTI-equivalent oil over a six-year period. In exchange, Occidental received $100 million in cash and approximately 5.5 million shares of Clark common stock. As a result of this transaction, Occidental owns approximately 19 percent of Clark. Occidental has accounted for the consideration received in the transaction as deferred revenue which is being amortized into revenue as WTI-equivalent oil is produced and delivered during the term of the agreement. At December 31, 1996, approximately 15.5 million barrels remain to be delivered.
     During the second quarter of 1995, Occidental and Canadian Occidental Petroleum Ltd. formed partnerships into which they contributed primarily sodium chlorate manufacturing facilities. Occidental retained a less-than-twenty-percent direct interest in these partnerships accounted for on the equity method. This transaction did not result in any gain or loss.
     Commitments at December 31, 1996 for major capital expenditures during 1997 and thereafter were approximately $357 million. Total capital expenditures for 1997 are estimated to be approximately $1.2 billion, the major portion of which is for oil and gas. Occidental believes that, through internally-generated funds and financing activity, it will have sufficient funds to continue its current capital spending programs.

HEDGING ACTIVITIES    Occidental, including MidCon, periodically uses commodity
futures contracts, options and swaps to hedge the impact of oil and natural gas price fluctuations and uses forward exchange contracts to hedge the risk associated with fluctuations in foreign currency exchange rates. Occidental does not engage in activities using complex or highly leveraged instruments. Gains and losses on commodity futures contracts are deferred until recognized as an adjustment to sales revenue or purchase costs when the related transaction being hedged is finalized. Gains and losses on foreign currency forward exchange contracts that hedge identifiable future commitments are deferred until recognized when the related item being hedged is settled. All other contracts are recognized in periodic income.
     In addition, the oil and gas division engages in oil and gas trading activity, primarily through the use of futures contracts. The results are not significant and are included in periodic income.
     Many of Occidental's foreign oil and gas operations and foreign chemical operations are located in countries whose currencies generally depreciate against the U.S. dollar on a continuing basis. An effective currency forward market does not exist for these countries; therefore, Occidental attempts to manage its exposure primarily by balancing monetary assets and liabilities and maintaining cash positions only at levels necessary for operating purposes. Additionally, almost all foreign oil and gas cash flows are denominated in U.S. dollars. Most foreign currency positions at December 31, 1996 are generally in a net liability position, effectively eliminating the potentially unfavorable effects of devaluation. For those currencies that are in a net asset position, Occidental maintains these positions at low levels so that the exposure to currency devaluation is relatively insignificant.
     Interest rate swaps are entered into as part of Occidental's overall strategy to maintain part of its debt on a floating rate basis. From time to time, Occidental enters into interest rate swaps on specific debt. Occidental has outstanding interest rate swaps as of December 31, 1996 on fixed-rate debt for notional amounts totaling $530 million, converting this fixed-rate debt to floating-rate debt. The swap rate difference resulted in approximately $1 million and $5 million of additional interest expense in 1996 and 1995, respectively, and $6 million savings in interest expense for 1994, compared to what interest expense would have been had the debt remained at fixed rates. The impact of the swaps on the weighted average interest rates for all debt in 1996, 1995 and 1994 was not significant. The fair value of interest rate swaps is the amount at which they could be settled, based on estimates obtained from dealers. Based on these estimates at December 31, 1996, Occidental would be required to pay approximately $10 million to terminate its interest rate swap agreements. Occidental will continue its strategy of maintaining part of its debt on a floating rate basis.

TAXES    Deferred tax liabilities were $614 million at December 31, 1996, net of deferred tax assets of $1.4 billion. The current portion of the deferred tax assets of $225 million is included in prepaid expenses and other. The net deferred tax assets are expected to be realized through future operating income and reversal of taxable temporary differences.

LAWSUITS, COMMITMENTS AND CONTINGENCIES    Occidental and certain of its
subsidiaries are parties to various lawsuits, environmental and other proceedings and claims that may involve substantial amounts. See Note 10 to the Consolidated Financial Statements. Occidental also has commitments under contracts, guarantees and joint ventures and certain other contingent liabilities. See Note 11 to the Consolidated Financial Statements. In management's opinion, after taking into account reserves, none of these matters should have a material adverse effect upon Occidental's consolidated financial position or results of operations in any given year.

ENVIRONMENTAL EXPENDITURES    Occidental's operations in the United States are
subject to stringent federal, state and local laws and regulations relating to improving or maintaining the quality of the environment. Foreign operations also are subject to environmental protection laws. Costs associated with environmental compliance have increased over time and are expected to continue to rise in the future. Environmental expenditures, related to current operations, are factored into the overall business planning process. These expenditures are mainly considered an integral part of production in manufacturing quality products responsive to market demand.

ENVIRONMENTAL REMEDIATION    The laws which require or address environmental
remediation apply retroactively to previous waste disposal practices. And, in many cases, the laws apply regardless of fault, legality of the original activities or ownership or control of sites. Occidental is currently participating in environmental assessments and cleanups under these laws at federal Superfund sites, comparable state sites and other remediation sites, including Occidental facilities and previously owned sites. Also, Occidental and certain of its subsidiaries have been involved in a substantial number of governmental and private proceedings involving historical practices at various sites including, in some instances, having been named as defendants and/or as potentially responsible parties (PRPs) under the federal Superfund law. These proceedings seek funding and/or remediation and, in some cases, compensation for alleged personal injury or property damage, punitive damages and civil penalties, aggregating substantial amounts.
     Occidental does not consider the number of Superfund and comparable state sites at which it has been notified that it has been identified as being involved to be a relevant measure of exposure. Although the liability of a PRP, and in many cases its equivalent under state law, may be joint and several, Occidental is usually one of many companies cited as a PRP at these sites and has, to date, been successful in sharing cleanup costs with other financially sound companies. Also, many of these sites are still under investigation by the Environmental Protection Agency (EPA) or the equivalent state agencies. Prior to actual cleanup, the parties involved assess site conditions and responsibility and determine the appropriate remedy. The majority of remediation costs are incurred after the parties obtain EPA or equivalent state agency approval to proceed. The ultimate future cost of remediation of certain of the sites for which Occidental has been notified that it has been identified as involved cannot be reasonably determined at this time.
     As of December 31, 1996, Occidental had been notified by the EPA or equivalent state agencies or otherwise had become aware that it had been identified as being involved at 262 Superfund or comparable state sites. (This number does not include 67 sites where Occidental has been successful in resolving its involvement.) The 262 sites include 81 former Diamond Shamrock Chemical sites as to which Maxus Energy Corporation has retained all liability, and 2 sites at which the extent of such retained liability is disputed. Of the remaining 179 sites, Occidental has had no recent or significant communication or activity with government agencies or other PRPs at 29 sites, has denied involvement at 30 sites and has yet to determine involvement in 19 sites. With respect to the remaining 101 of these sites, Occidental is in various stages of evaluation. For 93 of these sites, where environmental remediation efforts are probable and the costs can be reasonably estimated, Occidental has accrued reserves at the most likely cost to be incurred. The 93 sites include 29 sites as to which present information indicates that it is probable that Occidental's aggregate exposure is immaterial. In determining the reserves, Occidental uses the most current information available, including similar past experiences, available technology, regulations in effect, the timing of remediation and cost-sharing arrangements. For the remaining 8 of the 101 sites being evaluated, Occidental does not have sufficient information to determine a range of liability, but Occidental does have sufficient information on which to base the opinion expressed above in the Lawsuits, Commitments and Contingencies section. For management's opinion on lawsuits and proceedings and on other environmental loss contingencies, see the Lawsuits, Commitments and Contingencies section.

ENVIRONMENTAL COSTS    Occidental's costs, some of which may include estimates,
relating to compliance with environmental laws and regulations are shown below for each division (excluding MidCon):

In millions                              1996         1995         1994
================================    =========    =========    =========
OPERATING EXPENSES
   Oil and gas                      $      41    $      41    $      34
   Chemical                                59           63           74
                                    ---------    ---------    ---------
                                    $     100    $     104    $     108
                                    =========    =========    =========
REMEDIATION EXPENSES
   Oil and gas                      $      --    $       3    $       4
   Chemical                               100           18            1
                                    ---------    ---------    ---------
                                    $     100    $      21    $       5
                                    =========    =========    =========

CAPITAL EXPENDITURES
   Oil and gas                      $      54    $      43    $      42
   Chemical                                27           27           24
                                    ---------    ---------    ---------
                                    $      81    $      70    $      66
================================    =========    =========    =========

     Operating expenses are incurred on a continuous basis. Remediation expenses relate to existing conditions caused by past operations and do not contribute to current or future revenue generation. Capital expenditures relate to longer lived improvements in facilities. Although total costs may vary in any one year, over the long term, divisional operating and capital expenditures for environmental compliance generally are expected to increase. As of December 31, 1996 and 1995, Occidental had environmental reserves of approximately $566 million and $582 million, respectively. The net reduction reflects additional provisions which are more than offset by payments for remediation programs and settlement agreements.

FOREIGN INVESTMENTS    Portions of Occidental's oil and gas assets are located
in countries outside North America, some of which may be considered politically and economically unstable. These assets and the related operations are subject to the risk of actions by governmental authorities and insurgent groups. Occidental attempts to conduct its financial affairs so as to protect against such risks and would expect to receive compensation in the event of nationalization. At December 31, 1996, the carrying value of Occidental's oil and gas assets in countries outside North America aggregated approximately $1.924 billion, or approximately 13 percent of Occidental's total assets at that date. Of such assets, approximately $722 million was located in the Middle East, $639 million was located in Latin America, and substantially all of the remainder were located in the Netherlands and the Far East.

1997 BUSINESS OUTLOOK

OIL AND NATURAL GAS INDUSTRY    The petroleum industry is a highly competitive
global business subject to significant volatility due to numerous external market forces. World oil demand for 1997 is expected to increase by over 2 percent or 1.5 million barrels a day, with the largest increase coming from developing countries. Longer term, world GDP growth through 2001 should provide the impetus for rising oil demand.
     Oil prices will continue to be affected by short-term fundamentals such as weather, inventory levels, competing fuel prices, availability of transport capacity and supply conditions. Increases in crude oil supplies from non-OPEC sources, Iraqi production allowed under United Nations supervision and a warmer January and February 1997 have placed downward pressure on oil prices in the first quarter of 1997. Another factor that directly influences crude oil prices is OPEC members' compliance with production quotas. If world demand for oil stabilizes or declines, non-compliance with production quotas by member countries within OPEC will have a negative impact on prices. While fundamentals are a deciding factor affecting crude oil price over the longer term, day to day prices may be more volatile due to futures trading activity on the NYMEX. Such volatility can be influenced by perceptions of world events, government announcements, proposed legislation or other similar factors.
     Debottlenecking of gas pipelines continues, which has increased supply and, in turn, should reduce seasonal gas price disparities among U.S. geographic regions. In early 1997, the overall gas supply has increased and the frequency and magnitude of gas price spikes witnessed in 1996 were reduced. One of the results of these developments was that average gas prices should be lower in the first quarter than at year-end 1996.
     In order to enhance its competitiveness in response to steadily increasing global competition, Occidental continues its focus on improving both its organizational and cost structures to increase efficiencies and improve profitability. Increased efficiencies will help the Company increase output from its production base.
     Occidental's net worldwide oil production--which has risen by 48 percent since 1992--is expected to increase by more than 20 percent over the next two years principally from Qatar, Ecuador and the United States. Net worldwide gas production is expected to rise at a more moderate pace through the end of the century after which gas development projects now under way will result in a sharp increase in production.
     The Company's enhanced oil recovery (EOR) activities are expected to provide a major impetus for its growth strategy in 1997 and beyond. Occidental will continue to build on its successes in applying its engineering and technological skills to assist foreign governments in maximizing production from their oil fields through EOR projects. Approximately one-third of 1997 oil and gas capital expenditures will be allocated to support worldwide EOR projects.
     In addition, Occidental will continue its active global exploration program to seek large oil and natural gas deposits and to optimize the value of large natural gas projects in Malaysia, the Philippines and Indonesia. Occidental has more than 30 active exploration projects in 21 foreign countries. During 1997, Occidental expects to drill or participate in more than 40 wells worldwide, of which approximately 80 percent will be international.
     Work is moving ahead toward developing large natural gas discoveries in Malaysia and the Philippines. In Malaysia, design work has begun for the development of the Jintan field, which will provide initial feedstock for a new liquefied natural gas facility. In the Philippines, Occidental and its partners have signed a memorandum of understanding with the government to investigate the repowering of an idle nuclear power plant in Bataan with natural gas. Fields discovered by Occidental in Malaysia and with its partners in the Philippines contain an estimated 7.6 trillion cubic feet of gross recoverable natural gas.
     In Indonesia, Occidental has an interest in the Berau Block, where five major natural gas discoveries have been made. Appraisal of the discoveries by the operator will continue into 1997, but Occidental expects that the reserves are sufficient to justify construction of a liquefied natural gas plant.
     In northeastern Bangladesh, Occidental and Unocal, each with a 50 percent interest, have rights to explore and develop a large gas discovery made by a prior operator. In late 1996, Occidental, as operator, completed a gas sales and purchase agreement. Appraisal of the Jalalabad gas field will begin in 1997, with first production expected in 1998.
     The Gulf of Mexico will be a focus of continued exploration and development, while the expanding Austin Chalk operation in central Louisiana will be a vehicle to increase domestic production. In addition, the Milne Point operation in Alaska should contribute to the rise in domestic production.

CHEMICAL INDUSTRY

BASIC CHEMICALS    In 1996, demand for chlorine and chlorine-related derivatives continued to be strong. For caustic soda, overall demand remained strong through the first three quarters of the year. The result was a year in which chlor-alkali margins overall remained at historically high levels.
     Markets that offer the strongest outlet for chlorine production include ethylene dichloride (EDC), vinyl chloride monomer (VCM) and PVC. Demand for EDC, which is principally exported, remained strong through 1996, as did chlorine consumption for VCM and other end uses. These market conditions are expected to continue in 1997.
     Due to strong demand, the chlorine and caustic soda industry operated essentially at capacity in 1996. Some new capacity will become available in 1997, primarily in the United States and Middle East; however, the industry is expected to remain capacity-constrained during the year.
     Chlorine markets will continue to experience pressure from various environmental groups and regulatory authorities seeking alternatives to, or substitutes for, compounds containing chlorine. While there has been less demand for chlorine in some market segments, such as pulp and paper, demand from the PVC industry has more than offset those reductions. Occidental believes that the overall market for chlorine will remain strong, led by PVC demand.
     Overall, chlorine prices in 1996 were comparable with average 1995 prices. Chlorine prices are expected to increase in 1997, while caustic soda prices will remain under pressure until demand for caustic soda in key sectors, such as alumina and automotive, returns to higher sustained levels.

PETROCHEMICALS    The primary petrochemicals--ethylene, propylene, butadiene and benzene--are precursors to a wide variety of consumer and industrial products that include fibers, tires and plastics. Petrochemicals account for approximately 20 percent of all chemical world trade, and changes in global economic conditions have an immediate effect on the domestic petrochemical industry. The cycles in the petrochemical business have been demonstrated by periods of high profitability, as in the late 1980s, followed by large capacity increases and subsequent depressed margins as experienced in 1991 through 1993.
     The profitability of petrochemical plants during 1996 was below expectations due to higher than anticipated feedstock costs. Margins in the first quarter were extremely low but began to increase as product prices were raised and prices for feedstocks such as refined by-products and natural gas liquids (NGL) fell. Profitability continued to increase through the third quarter. However, earnings declined when feedstock prices advanced as cold weather, coupled with low inventories of liquid and NGL feedstocks, drove margins down in the fourth quarter. OxyChem has the flexibility in some of its plants to operate on a wide variety of feedstocks. In particular, OxyChem was able to shift away from NGLs in certain plants when they became uneconomical in the fourth quarter. Margins are expected to improve in the second and third quarters of 1997, but return to lower levels near the end of the year as several major ethylene expansions come on-line.
     Throughout 1995 and 1996, OxyChem petrochemical and derivatives plants operated at capacity. Demand in 1997 is anticipated to increase slightly in excess of the growth in GDP. Ethylene growth in 1996 was about 5 percent, or two times GDP growth, while propylene demand growth was 3 percent. Ethylene was driven by both higher domestic and export demand. Propylene demand was fueled by a 9 percent increase in polypropylene production. Propylene supply and demand is expected to be in balance for the next several years because the new furnaces are heavily reliant on low propylene producing feedstock. Overall, OxyChem expects a growth rate of approximately 4 percent in ethylene and propylene in 1997. Benzene prices were driven down by the onset of new manufacturing processes. This new source of benzene, combined with flat styrene demand, kept benzene in an oversupplied mode which is expected to continue for several years. Demand for ethylene oxide and glycols is expected to expand by 3 percent per year in the United States and in excess of 5 percent globally. OxyChem expanded the Bayport facility by 25 percent in April 1996 in anticipation of a strengthening market for ethylene glycol.

POLYMERS AND PLASTICS    North American demand for PVC resin grew at a rate of
13 percent during 1996, led primarily by construction applications. Although lower in absolute volumes, export sales continued at a rate close to 10 percent of annual North American production. After recovering from declines during the latter half of 1995, PVC resin prices improved in the first half of 1996 but declined again in the second half of the year. This decline, combined with substantial feedstock cost increases during the second half of the year, resulted in poor PVC resin margins by year-end. This margin erosion during a period of demand growth can be attributed primarily to substantial capacity additions in both the domestic and world markets during 1996. Additional industry capacity is expected in 1997 and 1998; however, North American and global demand in 1997 is forecasted to grow at over 5 percent.
     OxyChem's 450 million-pounds-per-year PVC expansion at Pasadena, Texas is planned to start up in the second half of 1997. The 700 million-pounds-per-year VCM expansion at a plant, owned equally by OxyChem and Marubeni Corporation of Tokyo and managed by OxyChem, also is planned to come on stream in the second half of 1997 and will provide the major raw material (VCM) for the Pasadena PVC expansion.
     OxyChem's PVC business continues to be well balanced in all major end-use markets and is supported by a completely integrated feedstock supply. OxyChem has significant market share positions as a supplier in the following markets:
PVC pipe, vinyl siding, sheet vinyl flooring, vinyl floor tile, vinyl electrical insulation and PVC window frames. OxyChem also is well positioned in strategic export markets in the Asian Pacific and Latin American regions.

SPECIALTY BUSINESSES    The Specialty Business Group was formed in 1995 to
emphasize OxyChem's leadership position in many smaller-volume chemical markets. Specialty chemical products are less cyclical than commodity chemicals and provide a more steady source of earnings.
     Four separate acquisitions were made in 1996. In April, Occidental completed its acquisition of a 64 percent interest (on a fully-diluted basis) in INDSPEC, the world's largest producer of resorcinol, which is primarily used as a bonding and stiffening agent in the production of tires. In August, OxyChem completed three other acquisitions--a sodium silicate plant in Augusta, Georgia, which strengthens OxyChem's position as the second-largest producer in the United States; Natural Gas Odorizing, a producer of warning agents for the natural gas and propane markets; and Laurel Industries, North America's largest producer of antimony oxide, a flame retardant synergist used in manufacturing plastics complementing OxyChem's existing flame retardants.
     Product line extensions and additional volume in existing products are expected to improve profits in 1997. In addition, OxyChem will benefit from full-year operations at its recent acquisitions.
     OxyChem has targeted the Specialty Business Group for substantial growth in the coming years by expanding volume in existing products, developing new products and making acquisitions.

SAFE HARBOR STATEMENT REGARDING OUTLOOK AND OTHER FORWARD-LOOKING DATA
Portions of this filing, including Management's Discussion and Analysis, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations; competitive pricing pressures; higher than expected costs including feedstocks; the supply/demand considerations for Occidental's products; any general economic recession domestically or internationally; and not successfully completing any expansion, capital expenditure or acquisition.

REPORT OF MANAGEMENT    The management of Occidental Petroleum Corporation is
responsible for the integrity of the financial data reported by Occidental and its subsidiaries. Fulfilling this responsibility requires the preparation and presentation of consolidated financial statements in accordance with generally accepted accounting principles. Management uses internal accounting controls, corporate-wide policies and procedures and judgment so that such statements reflect fairly the consolidated financial position, results of operations and cash flows of Occidental.

CONSOLIDATED STATEMENTS OF OPERATIONS                                        Occidental Petroleum Corporation
In millions, except per-share amounts                                                        and Subsidiaries

For the years ended December 31,                                               1996         1995         1994
======================================================================    =========    =========    =========
REVENUES
   Net sales and operating revenues
      Oil and gas operations                                              $   3,680    $   3,019    $   2,451
      Chemical operations                                                     4,307        5,370        4,677
                                                                          ---------    ---------    ---------
                                                                              7,987        8,389        7,128

   Interest, dividends and other income                                         244          105           67
   Gains on disposition of assets, net (Note 4)                                  11           45           15
   Income from equity investments (Note 15)                                      70           94           60
                                                                          ---------    ---------    ---------
                                                                              8,312        8,633        7,270
                                                                          ---------    ---------    ---------
COSTS AND OTHER DEDUCTIONS
   Cost of sales                                                              5,060        5,492        5,185
   Selling, general and administrative and other operating expenses             933          996          838
   Depreciation, depletion and amortization of assets                           761          768          728
   Environmental remediation                                                    100           21            5
   Exploration expense                                                          120          106          127
   Interest and debt expense, net                                               482          579          576
                                                                          ---------    ---------    ---------
                                                                              7,456        7,962        7,459
                                                                          ---------    ---------    ---------

INCOME(LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES                            856          671         (189)
Provision for domestic and foreign income and other taxes (Note 12)             342          313           34
                                                                          ---------    ---------    ---------

INCOME(LOSS) FROM CONTINUING OPERATIONS                                         514          358         (223)
Discontinued operations, net (Note 4)                                           184          153          187
Extraordinary gain(loss), net (Note 5)                                          (30)          --           --
                                                                          ---------    ---------    ---------
NET INCOME(LOSS)                                                          $     668    $     511    $     (36)
                                                                          =========    =========    =========

EARNINGS(LOSS) APPLICABLE TO COMMON STOCK                                 $     575    $     418    $    (112)
                                                                          =========    =========    =========

PRIMARY EARNINGS PER COMMON SHARE
   Income(loss) from continuing operations                                $    1.30    $     .83    $    (.96)
   Discontinued operations, net                                                 .56          .48          .60
   Extraordinary gain(loss), net                                               (.09)          --           --
                                                                          ---------    ---------    ---------
PRIMARY EARNINGS(LOSS) PER COMMON SHARE (Note 1)                          $    1.77    $    1.31    $    (.36)
                                                                          =========    =========    =========

FULLY DILUTED EARNINGS(LOSS) PER COMMON SHARE (Note 1)                    $    1.73    $    1.30    $    (.36)
======================================================================    =========    =========    =========

The accompanying notes are an integral part of these financial statements.


CONSOLIDATED BALANCE SHEETS                                                                  Occidental Petroleum Corporation
In millions, except share amounts                                                                            and Subsidiaries

Assets at December 31,                                                                                      1996         1995
===================================================================================================    =========    =========
CURRENT ASSETS
   Cash and cash equivalents (Note 1)                                                                  $     258    $     580
   Trade receivables, net of reserves of $24 in 1996 and $19 in 1995                                         626          640
   Receivables from joint ventures, partnerships and other                                                   131          118
   Inventories (Notes 1 and 6)                                                                               582          563
   Prepaid expenses and other (Note 12)                                                                      313          358
                                                                                                       ---------    ---------
      TOTAL CURRENT ASSETS                                                                                 1,910        2,259
                                                                                                       ---------    ---------

LONG-TERM RECEIVABLES, NET                                                                                   153          158
                                                                                                       ---------    ---------

EQUITY INVESTMENTS (Notes 1 and 15)                                                                          985          873
                                                                                                       ---------    ---------
PROPERTY, PLANT AND EQUIPMENT, AT COST (Notes 1, 4 and 9)
   Oil and gas operations                                                                                  8,554        8,377
   Chemical operations                                                                                     5,893        5,672
   Corporate and other                                                                                     1,439        1,400
                                                                                                       ---------    ---------
                                                                                                          15,886       15,449
   Accumulated depreciation, depletion and amortization                                                   (7,690)      (7,251)
                                                                                                       ---------    ---------
                                                                                                           8,196        8,198

OTHER ASSETS (Note 1)                                                                                        416          307
NET ASSETS OF DISCONTINUED OPERATIONS (Note 4)                                                             3,321        3,547
                                                                                                       ---------    ---------
                                                                                                       $  14,981    $  15,342
==================================================================================================     =========    =========

The accompanying notes are an integral part of these financial statements.



Liabilities and Equity at December 31,                                                                      1996         1995
===================================================================================================    =========    =========
CURRENT LIABILITIES
   Current maturities of long-term debt and capital lease liabilities (Notes 7 and 9)                  $      27    $     515
   Notes payable (Note 1)                                                                                     20           16
   Accounts payable                                                                                          617          655
   Accrued liabilities (Note 1)                                                                              970          929
   Dividends payable                                                                                         107          103
   Domestic and foreign income taxes (Note 12)                                                                96           82
                                                                                                       ---------    ---------
      TOTAL CURRENT LIABILITIES                                                                            1,837        2,300
                                                                                                       ---------    ---------

LONG-TERM DEBT, NET OF CURRENT MATURITIES AND UNAMORTIZED DISCOUNT (Note 7)                                4,511        4,819
                                                                                                       ---------    ---------

DEFERRED CREDITS AND OTHER LIABILITIES
   Deferred and other domestic and foreign income taxes (Note 12)                                            839          888
   Other (Notes 1, 8, 9 and 14)                                                                            2,654        2,705
                                                                                                       ---------    ---------
                                                                                                           3,493        3,593
                                                                                                       ---------    ---------

CONTINGENT LIABILITIES AND COMMITMENTS (Notes 7, 9, 10, 11 and 12)

STOCKHOLDERS' EQUITY (Notes 4, 7 and 13)
   Nonredeemable preferred stock, $1.00 par value; authorized 50 million shares; outstanding shares:
      1996--26,493,209 and 1995--26,494,824; stated at liquidation value of $50 per share                  1,325        1,325
   ESOP preferred stock, $1.00 par value; authorized and outstanding shares:
      1996--1,400,000                                                                                      1,400           --
   Unearned ESOP shares                                                                                   (1,394)          --
   Common stock, $.20 par value; authorized 500 million shares; outstanding shares:
      1996--329,227,688 and 1995--318,711,037                                                                 66           64
   Additional paid-in capital                                                                              4,463        4,631
   Retained earnings(deficit)                                                                               (726)      (1,402)
   Cumulative foreign currency translation adjustments (Note 1)                                                6           12
                                                                                                       ---------    ---------
                                                                                                           5,140        4,630
                                                                                                       ---------    ---------
                                                                                                       $  14,981    $  15,342
===================================================================================================    =========    =========

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                                                  Occidental Petroleum Corporation
In millions                                                                                                      and Subsidiaries

                                                                                                                       Cumulative
                                            Non-                                           Additional     Retained        Foreign
                                      redeemable         ESOP     Unearned       Common       Paid-in     Earnings       Currency
                                       Preferred    Preferred         ESOP        Stock       Capital     (Deficit)   Translation
                                           Stock        Stock       Shares     (Notes 4      (Notes 7     (Notes 7    Adjustments
                                        (Note 13)    (Note 13)    (Note 13)      and 13)       and 13)      and 13)       (Note 1)
==================================    ==========    =========    =========    =========    ==========    =========    ===========
BALANCE, DECEMBER 31, 1993            $      575    $      --    $      --    $      61    $    5,212    $  (1,883)   $        (7)
   Net loss                                   --           --           --           --            --          (36)            --
   Dividends on common stock                  --           --           --           --          (311)          --             --
   Dividends on preferred stock               --           --           --           --           (76)          --             --
   Issuance of common stock                   --           --           --            2           193           --             --
   Issuance of preferred stock
      (Note 13)                              750           --           --           --           (17)          --             --
   Pension liability adjustment
      (Note 14)                               --           --           --           --            --          (10)            --
   Exercises of options and other,
      net                                     --           --           --           --             3           --              1
----------------------------------    ----------    ---------    ---------    ---------    ----------    ---------    -----------
BALANCE, DECEMBER 31, 1994                 1,325           --           --           63         5,004       (1,929)            (6)
   Net income                                 --           --           --           --            --          511             --
   Dividends on common stock                  --           --           --           --          (318)          --             --
   Dividends on preferred stock               --           --           --           --           (93)          --             --
   Issuance of common stock                   --           --           --            1            28           --             --
   Pension liability adjustment
      (Note 14)                               --           --           --           --            --           16             --
   Exercises of options and other,
      net                                     --           --           --           --            10           --             18
----------------------------------    ----------    ---------    ---------    ---------    ----------    ---------    -----------
BALANCE, DECEMBER 31, 1995                 1,325           --           --           64         4,631       (1,402)            12
   Net income                                 --           --           --           --            --          668             --
   Dividends on common stock                  --           --           --           --          (325)          --             --
   Dividends on preferred stock               --           --           --           --           (93)          --             --
   Issuance of common stock                   --           --           --            2           240           --             --
   Issuance of preferred stock
      (Note 13)                               --        1,400       (1,394)          --            (6)          --             --
   Pension liability adjustment
      (Note 14)                               --           --           --           --            --            8             --
   Exercises of options and other,
      net                                     --           --           --           --            16           --             (6)
----------------------------------    ----------    ---------    ---------    ---------    ----------    ---------    -----------
BALANCE, DECEMBER 31, 1996            $    1,325    $   1,400    $  (1,394)   $      66    $    4,463    $    (726)   $         6
==================================    ==========    =========    =========    =========    ==========    =========    ===========

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS                                                 Occidental Petroleum Corporation
In millions                                                                                           and Subsidiaries

For the years ended December 31,                                                        1996         1995         1994
===============================================================================    =========    =========    =========
CASH FLOW FROM OPERATING ACTIVITIES
   Income(loss) from continuing operations, after extraordinary gain(loss),net     $     484    $     358    $    (223)
   Adjustments to reconcile income to net cash provided by operating activities:
      Extraordinary (gain)loss, net                                                       30           --           --
      Depreciation, depletion and amortization of assets                                 761          768          728
      Amortization of debt discount and deferred financing costs                           7           32           15
      Deferred income tax provision                                                       (3)          70            6
      Other noncash charges(credits) to income                                           298          209          196
      Gains on disposition of assets, net                                                (11)         (45)         (15)
      Income from equity investments                                                     (70)         (94)         (60)
      Exploration expense                                                                120          106          127
   Changes in operating assets and liabilities:
      Decrease(increase) in accounts and notes receivable                                201          117         (321)
      Decrease(increase) in inventories                                                  (32)         (85)          (2)
      Increase in prepaid expenses and other assets                                       (6)         (33)         (46)
      Increase(decrease) in accounts payable and accrued liabilities                     (65)         (34)         109
      Increase(decrease) in current domestic and foreign income taxes                     39           44           13
   Other operating, net                                                                 (164)         (51)        (212)
                                                                                   ---------    ---------    ---------
                                                                                       1,589        1,362          315
   Operating cash flow from discontinued operations                                      398          139          445
                                                                                   ---------    ---------    ---------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                                        1,987        1,501          760
                                                                                   ---------    ---------    ---------

CASH FLOW FROM INVESTING ACTIVITIES
   Capital expenditures                                                               (1,038)        (829)      (1,011)
   Proceeds from disposal of property, plant and equipment, net (Note 4)                 229          178           10
   Buyout of operating leases                                                             --         (141)          --
   Purchase of businesses                                                                (18)          (7)          45
   Sale of businesses, net (Note 4)                                                       31          756            2
   Equity investments, net                                                                40           50           32
                                                                                   ---------    ---------    ---------
                                                                                        (756)           7         (922)
   Investing cash flow from discontinued operations                                     (223)        (143)         (86)
                                                                                   ---------    ---------    ---------
      NET CASH USED BY INVESTING ACTIVITIES                                             (979)        (136)      (1,008)
                                                                                   ---------    ---------    ---------

CASH FLOW FROM FINANCING ACTIVITIES
   Proceeds from long-term debt                                                           65          322          621
   Net proceeds from commercial paper and revolving credit agreements                    645         (528)        (160)
   Payments of long-term debt and capital lease liabilities                           (1,570)        (396)        (434)
   Proceeds from issuance of common stock                                                 25           28           38
   Proceeds from issuance of preferred stock (Note 13)                                    --           --          557
   Payments of notes payable                                                              (1)          (5)         (22)
   Cash dividends paid                                                                  (415)        (406)        (376)
   Other financing, net                                                                    9           12           (4)
                                                                                   ---------    ---------    ---------
                                                                                      (1,242)        (973)         220
   Financing cash flow from discontinued operations                                      (88)          12           16
                                                                                   ---------    ---------    ---------
      NET CASH PROVIDED(USED) BY FINANCING ACTIVITIES                                 (1,330)        (961)         236
                                                                                   ---------    ---------    ---------
INCREASE(DECREASE) IN CASH AND CASH EQUIVALENTS                                         (322)         404          (12)
CASH AND CASH EQUIVALENTS--BEGINNING OF YEAR                                             580          176          188
                                                                                   ---------    ---------    ---------
CASH AND CASH EQUIVALENTS--END OF YEAR                                             $     258    $     580    $     176
===============================================================================    =========    =========    =========

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-------------------------------------------------------------------------------

NATURE OF OPERATIONS    Occidental is a multinational organization whose
principal lines of business are oil and gas exploration and production and chemicals. Oil and gas represent approximately 46 percent while chemical represents approximately 54 percent of sales.
     In December 1997, Occidental signed a definitive agreement to sell its MidCon natural gas transmission and marketing subsidiary. The transaction is expected to close in the first quarter of 1998. As a result of this transaction Occidental will record a charge of approximately $750 million in the fourth quarter of 1997. The consolidated financial statements have been restated to reflect MidCon as a discontinued operation. The following footnotes to the consolidated financial statements also have been restated to exclude the operations of MidCon, unless otherwise indicated.
     Internationally, Occidental has oil and gas production in 10 countries and exploration projects in 21 countries. Domestically, Occidental has oil and gas exploration and production in the United States, including the Gulf of Mexico. In addition, Occidental is one of the world's largest commodity chemical producers, with interests in basic chemicals, petrochemicals and polymers and plastics.

PRINCIPLES OF CONSOLIDATION    The consolidated financial statements include the
accounts of Occidental Petroleum Corporation, all subsidiaries where the Company has majority ownership of voting stock and Occidental's proportionate interests in oil and gas exploration and production ventures (Occidental). All material intercompany accounts and transactions have been eliminated. Investments in less than majority-owned enterprises, including joint-interest pipelines, but excluding oil and gas exploration and production ventures, are accounted for on the equity method (see Note 15).
     Certain financial statements, notes and supplementary data for prior years have been changed to conform to the 1996 presentation.

RISKS AND UNCERTAINTIES    The process of preparing consolidated financial
statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the consolidated financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts, generally not by material amounts. Management believes that these estimates and assumptions provide a reasonable basis for the fair presentation of Occidental's financial position and results of operations.
     Included in the accompanying balance sheet is net property, plant and equipment at a carrying value of $8.2 billion as of December 31, 1996. These carrying values are based on Occidental's plans and intentions to continue to operate, maintain and, where it is economically desirable, to expand its businesses. If future economic conditions result in changes in management's plans or intentions, the carrying values of the affected assets will be reviewed again and any appropriate adjustments made.
     Included in the accompanying consolidated balance sheet is a deferred tax asset of $1.4 billion as of December 31, 1996, the noncurrent portion of which is netted against deferred income tax liabilities. Realization of that asset is dependent upon Occidental generating sufficient future taxable income. Occidental expects to realize the recorded deferred tax asset through future operating income and reversal of taxable temporary differences.
     The accompanying consolidated balance sheet includes assets of $1.924 billion as of December 31, 1996 relating to Occidental's oil and gas operations in countries outside North America. Some of these countries may be considered politically and economically unstable. These assets and the related operations are subject to the risk of actions by governmental authorities and insurgent groups. Occidental attempts to conduct its financial affairs so as to protect against such risks and would expect to receive compensation in the event of nationalization.
     Since Occidental's major products are commodities, significant changes in the prices of oil and gas and chemical products could have a significant impact on Occidental's results of operations for any particular year.

FOREIGN CURRENCY TRANSLATION    The functional currency applicable to
Occidental's foreign oil and gas operations, except for operations in the Dutch sector of the North Sea, is the U.S. dollar since cash flows are denominated principally in U.S. dollars. Chemical operations in Latin America, which historically have been subject to high inflation rates, use the U.S. dollar as the functional currency. The effect of exchange-rate changes on transactions denominated in nonfunctional currencies generated a loss of approximately $3 million in 1996 and gains of approximately $1 million in 1995 and $14 million in 1994, which in 1994 was mainly attributable to the highly inflationary economy of Brazil.

CASH AND CASH EQUIVALENTS    Cash equivalents consist of highly liquid money-
market mutual funds and bank deposits with initial maturities of three months or less. Cash equivalents totaled approximately $205 million and $619 million at December 31, 1996 and 1995, respectively.

TRADE RECEIVABLES    In 1992, Occidental entered into an agreement to sell,
under a revolving sale program, an undivided percentage ownership interest in a designated pool of domestic trade receivables, with limited recourse. Under this program, Occidental serves as the collection agent with respect to the receivables sold. An interest in new receivables is sold as collections are made from customers. As of December 31, 1996, Occidental (including MidCon) had received cash proceeds totaling $600 million, of which $100 million was received in the fourth quarter of 1996 and the remainder in 1993 and 1992. Fees and expenses under this program are included in Selling, general and administrative and other operating expenses. During the years ended December 31, 1996, 1995 and 1994, the cost of this program amounted to approximately 5.8 percent, 6.3 percent and 4.8 percent, respectively, of the weighted average amount of proceeds received.

INVENTORIES    Product and raw material inventories, except certain domestic chemicals, are stated at cost determined on the first-in, first-out (FIFO) and average-cost methods and did not exceed market value. The remaining product and raw material inventories are stated at cost using the last-in, first-out (LIFO) method and also did not exceed market value. Inventories of materials and supplies are valued at cost or less (see Note 6).

PROPERTY, PLANT AND EQUIPMENT    Property additions and major renewals and
improvements are capitalized at cost. Interest costs incurred in connection with major capital expenditures are capitalized and amortized over the lives of the related assets (see Note 17). Depreciation of oil and gas producing properties is determined principally by the unit-of-production method and is based on estimated recoverable reserves. The unit-of-production method of depreciation, based on estimated total productive life, also is used for certain chemical plant and equipment. Depreciation of other plant and equipment has been provided primarily using the straight-line method (see Note 5).
     Oil and gas properties are accounted for using the successful-efforts method. Costs of acquiring nonproducing acreage, costs of drilling successful exploration wells and development costs are capitalized. Producing and nonproducing properties are evaluated periodically and, if conditions warrant, an impairment reserve is provided. Annually, a determination is made whether it is probable that significant impairment of the carrying cost for individual fields or groups of fields has occurred, considering a number of factors, including profitability, political risk and Occidental's estimate of future oil and gas prices. If impairment is believed probable, a further analysis is performed using Occidental's estimate of future oil and gas prices to determine any impairment to be recorded for specific properties. Annual lease rentals and exploration costs, including geologic and geophysical costs and exploratory dry-hole costs, are expensed as incurred.

OTHER ASSETS    Other assets include tangible and intangible assets, certain of which are amortized over the estimated periods to be benefited.

NOTES PAYABLE    Notes payable at December 31, 1996 and 1995 consisted of
short-term notes due to financial institutions and other corporations. The weighted average interest rate on short-term borrowings outstanding as of December 31, 1996 and 1995 was 5.4 percent and 6.0 percent, respectively.

ACCRUED LIABILITIES--CURRENT    Accrued liabilities include the following
(in millions):

Balance at December 31,                                     1996         1995
===================================================    =========    =========
Accrued payroll, commissions and related expenses      $     158    $     196
Accrued interest expense                               $      93    $     132
---------------------------------------------------    ---------    ---------

ENVIRONMENTAL COSTS    Environmental expenditures that relate to current
operations are expensed or capitalized as appropriate. Expenditures that relate to existing conditions caused by past operations and that do not contribute to current or future revenue generation are expensed. Reserves for estimated costs are recorded when environmental remedial efforts are probable and the costs can be reasonably estimated. In determining the reserves, Occidental uses the most current information available, including similar past experiences, available technology, regulations in effect, the timing of remediation and cost-sharing arrangements. The environmental reserves are based on management's estimate of the most likely cost to be incurred and are reviewed periodically and adjusted as additional or new information becomes available. Probable recoveries or reimbursements are recorded as an asset. The environmental reserves are included in accrued liabilities and other noncurrent liabilities and amounted to $137 million and $425 million, respectively, at December 31, 1996 and $137 million and $440 million, respectively, at December 31, 1995.
     Environmental reserves are discounted only when the aggregate amount of the estimated costs for a specific site and the timing of cash payments are reliably determinable. As of December 31, 1996 and 1995, reserves that were recorded on a discounted basis were not material.

DISMANTLEMENT, RESTORATION AND RECLAMATION COSTS    The estimated future
abandonment costs of oil and gas properties and removal costs for offshore production platforms, net of salvage value, are accrued over their operating lives. Such costs are calculated at unit-of-production rates based upon estimated proved recoverable reserves and are taken into account in determining depreciation, depletion and amortization. For all other operations, appropriate reserves are provided when a decision is made to dispose of a property, since Occidental makes capital renewal expenditures on a continual basis while an asset is in operation. Such reserves are included in accrued liabilities and other noncurrent liabilities and amounted to $9 million and $215 million, respectively, at December 31, 1996 and $16 million and $222 million, respectively, at December 31, 1995.

HEDGING ACTIVITIES    Occidental, including MidCon, periodically uses commodity
futures contracts, options and swaps to hedge the impact of oil and natural gas price fluctuations and uses forward exchange contracts to hedge the risk associated with fluctuations in foreign currency exchange rates. Gains and losses on commodity futures contracts are deferred until recognized as an adjustment to sales revenue or purchase costs when the related transaction being hedged is finalized. Gains and losses on foreign currency forward exchange contracts that hedge identifiable future commitments are deferred until recognized when the related item being hedged is settled. All other contracts are recognized in periodic income. The cash flows from such contracts are included in operating activities in the consolidated statements of cash flows.
     Interest rate swaps are entered into, from time to time, on specific debt as part of Occidental's overall strategy to maintain part of its debt on a floating rate basis.

EARNINGS PER COMMON SHARE    Primary earnings per common share was computed by
dividing net income, less preferred dividend requirements, by the weighted average number of common shares outstanding and the dilutive effect of stock options during each year: approximately 324 million in 1996, 318 million in 1995 and 311 million in 1994. The computation of fully diluted earnings per share further assumes the dilutive effect of conversion of the preferred stocks.

SUPPLEMENTAL CASH FLOW INFORMATION Cash payments during the years 1996, 1995 and 1994 included federal, foreign and state income taxes of approximately $216 million, $148 million and $128 million, respectively. Interest paid (net of interest capitalized) totaled approximately $482 million, $537 million and $505 million for the years 1996, 1995 and 1994, respectively. See Note 4 for detail of noncash investing and financing activities regarding certain acquisitions.


NOTE 2 FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

     The following discussion includes information relating to MidCon's financial instruments.

COMMODITY FUTURES AND FORWARD CONTRACTS    Occidental's oil and gas and natural
gas transmission segments have, from time to time, engaged in some form of commodity derivative activity, generally limited to hedging arrangements. The oil and gas division engages in oil and gas trading activity primarily through the use of futures contracts. The results are not significant and are included in periodic income. MidCon uses commodity futures contracts, options and swaps to hedge the impact of natural gas price fluctuations related to two major categories of business: purchases for and sales from storage; and fixed-price sales and purchase contracts.

STORAGE    Storage activities consist of purchasing and injecting natural gas into storage during low-price, low-demand periods (typically the months of April through October) and withdrawing that gas for sale during high-price, high-demand periods (typically the months of November through March). These periods may vary depending primarily on weather conditions and competing fuel prices in the market areas. MidCon uses derivatives to hedge the sales and purchase prices related to its storage program mainly through futures contracts. The hedging contracts used have terms of less than 18 months. Gains and losses on these hedging contracts are deferred until recognized when the transactions being hedged are finalized. A small number of options were sold against inventory capacity or physical inventory with results included in periodic income.

FIXED-PRICE SALES AND PURCHASES    Fixed-price gas sales and purchase contracts
vary by agreement. Hedges are placed nearly simultaneously with the consummation of many of the sales-purchase agreements. All agreements are for less than 18 months.
     Gains and losses on these hedging contracts are deferred until recognized when the transactions being hedged are finalized. New York Mercantile Exchange (NYMEX), Kansas City Board of Trade (KCBT) (collectively, the Exchanges) and over-the-counter (OTC) hedge instruments are utilized.
     All hedging activity is matched to physical natural gas buying and selling activity and is done with natural gas futures or derivative instruments. There is essentially no discrepancy with regard to timing, i.e., hedges are placed for the same month in which the price risk for the underlying physical movement is anticipated to occur, based on analysis of sales and purchase contracts and historical data. Hedges are removed upon consummation of the underlying physical activity. All deferred gains or losses are then recognized. Because the commodity covered by the Exchanges' natural gas futures contracts is substantially the same commodity that MidCon buys and sells in the physical market, no special correlation studies, other than monitoring the degree of convergence between the futures and the cash markets, are deemed necessary. Geographic basis risk (the difference in value of gas at the Exchanges' delivery points versus the points of MidCon's transaction) is monitored and, where appropriate, hedged using OTC instruments. Exchange-traded futures and options are valued using settlement prices published by the Exchanges. OTC options are valued using a standard option pricing model that requires published exchange prices, market volatility per broker quotes and the time value of money. Swaps are valued by comparing current broker quotes for price or basis with the corresponding price or basis in the related swap agreement and then discounting the result to present value.

     Although futures and options traded on the Exchanges are included in the table below, they are not financial instruments as defined in generally accepted accounting principles (GAAP), since physical delivery of natural gas may be, and occasionally is, made pursuant to these contracts. However, they are a major part of MidCon's commodity risk management program.
     The following table summarizes the types of hedges used and the related financial information for MidCon as of December 31, 1996 and 1995:

                                                                                1996                                    1995
                                                 -----------------------------------    ------------------------------------
                                                              Over-the-                               Over-the-
Notional volumes in Bcf             Hedges of    Exchanges(a)   Counter(b)     Total    Exchanges(a)    Counter(b)     Total
================================    =========    =========    =========    =========    =========     =========    =========
Price hedge
   Futures                          Purchases           32           --           32           62            --           62
   Swaps                            Purchases           --           --           --           --             8            8
                                    Sales               --            1            1           --            --           --
   Options                          Purchases           --            2            2           --            --           --

Basis hedge
   Basis swaps(c)                   Purchases           --           33           33           --             9            9
                                    Sales               --           34           34           --             7            7
--------------------------------    ---------    ---------    ---------    ---------    ---------     ---------    ---------

                                                                            1996                                            1995
                                   ---------------------------------------------   ---------------------------------------------
                                               Over-the-        Book        Fair               Over-the-        Book        Fair
Dollars in millions                Exchanges     Counter       Value       Value   Exchanges     Counter       Value       Value
================================   =========   =========   =========   =========   =========   =========   =========   =========
Deferred net gains(losses)
   Firm commitment/forecast
      transactions                 $      (3)  $      --                           $      14   $      --

Assets
   Basis swaps                                             $      --   $       1                           $      --   $      --

Liabilities
   Price swaps                                             $      --   $      --                           $       2   $       6

   Basis swaps                                             $      --   $      --                           $       1   $       2
--------------------------------   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------

(a)  Not financial instruments as defined in GAAP but included as they are a major part of the program.
(b)  Excluding the nine-year swap agreement, which was terminated in 1996, the average weighted term is less than 12 months. Ninety percent of the notional volumes are hedged with counterparties with a triple B or better credit rating.
(c)  Basis swaps are utilized to hedge the geographic price differentials due primarily to transportation cost and local supply-
     demand factors.

FORWARD EXCHANGE AND INTEREST RATE CONTRACTS    Occidental is engaged in both
oil and gas and chemical activities internationally. International oil and gas transactions are mainly denominated in U.S. dollars; consequently, foreign currency exposure is not deemed material. Many of Occidental's foreign oil and gas operations and foreign chemical operations are located in countries whose currencies generally depreciate against the U.S. dollar on a continuing basis. An effective currency forward market does not exist for these countries; therefore, Occidental attempts to manage its exposure primarily by balancing monetary assets and liabilities and maintaining cash positions only at levels necessary for operating purposes. Most foreign currency positions at December 31, 1996 are generally in a net liability position, effectively eliminating the potentially unfavorable effects of devaluation. For those currencies that are in a net asset position, Occidental maintains these positions at low levels so that the exposure to currency devaluation is relatively insignificant. At December 31, 1996, Occidental had one foreign currency forward purchase exchange contract totaling $38 million which hedged foreign currency denominated debt. This contract matures in 2000.
     From time to time, Occidental enters into interest rate swap agreements. In November 1993, Occidental entered into interest rate swaps on newly issued fixed-rate debt for notional amounts totaling $530 million. This converted fixed-rate debt into variable-rate debt, based on the London Interbank Offered Rate (LIBOR), with interest rates ranging from 6.5 percent to 6.7 percent at December 31, 1996. These agreements mature at various dates from 1998 through 2000. Notional amounts do not represent cash flow. Credit risk exposure is limited to the net interest differentials, which are reflected in interest expense. The swap rate difference resulted in approximately $1 million and $5 million of additional interest expense in 1996 and 1995, respectively, and $6 million savings in interest expense for 1994, compared to what interest expense would have been had the debt remained at fixed rates. The impact of the swaps on the weighted average interest rates for all debt in 1996, 1995 and 1994 was not significant.

FAIR VALUE OF FINANCIAL INSTRUMENTS    Occidental values financial instruments
as required by Statement of Financial Accounting Standards (SFAS) No. 107. The carrying amounts of cash and cash equivalents and short-term notes payable approximate fair value because of the short maturity of those instruments. Occidental estimates the fair value of its long-term debt based on the quoted market prices for the same or similar issues or on the yields offered to Occidental for debt of similar rating and similar remaining maturities. The estimated fair value of Occidental's long-term debt at December 31, 1996 and 1995 was $4.968 billion and $5.478 billion, respectively, compared with a carrying value of $4.511 billion and $4.819 billion, respectively. The fair value of interest rate swaps is the amount at which they could be settled, based on estimates obtained from dealers. Based on these estimates at December 31, 1996 and 1995, Occidental would be required to pay approximately $10 million and $3 million, respectively, to terminate its interest rate swap agreements. Occidental will continue its strategy of maintaining part of its debt on a floating rate basis.
     The carrying value of other on-balance sheet financial instruments approximates fair value and the cost, if any, to terminate off-balance sheet financial instruments is not significant.


NOTE 3 REORGANIZATION CHARGES
--------------------------------------------------------------------------------

     In the fourth quarter of 1995, Occidental recorded charges of $95 million, included in other operating expenses, related to the reorganization of its worldwide oil and gas operations. This reorganization was part of Occidental's efforts to consolidate operations and to increase management efficiency, asset utilization and profitability.


NOTE 4 DISCONTINUED OPERATIONS, BUSINESS COMBINATIONS AND ASSET ACQUISITIONS AND DISPOSITIONS
--------------------------------------------------------------------------------

     In December 1997, Occidental signed a definitive agreement to sell its MidCon natural gas transmission and marketing subsidiary to K N Energy for $3.49 billion. K N Energy will also pay Occidental an average of $30 million a year for a twenty-nine year lease of the MidCon Texas Pipeline. The transaction is expected to close in the first quarter of 1998. The decision to sell MidCon will allow Occidental to focus on its two worldwide businesses - oil and gas exploration and production and chemicals.
     As a result of this transaction Occidental will record a charge of approximately $750 million in the fourth quarter of 1997.
     As of December 31, 1996 and 1995, the operating assets and liabilities of the natural gas transmission business have been reclassified as net assets of discontinued operations on the balance sheet. The balance at December 31, 1996 consisted of current assets of $280 million; net property, plant and equipment of $5.612 billion; other assets of $82 million; current liabilities of $633 million; non-current liabilities of $2.02 billion. Income from discontinued operations included tax charges of $112 million, $89 million and $109 million in 1996, 1995 and 1994, respectively.
     In August 1996, Occidental acquired three specialty chemical producers in separate transactions for approximately $149 million through the issuance of 5,512,355 shares of Occidental common stock, with a value of approximately $130 million, and the balance paid in cash. The acquisitions included Laurel Industries, Inc., North America's largest producer of antimony oxide at its LaPorte, Texas facility; Natural Gas Odorizing, Inc., the leading U.S. producer of mercaptan-based warning agents for use in natural gas and propane from its single plant in Baytown, Texas; and a plant in Augusta, Georgia, purchased from Power Silicates Manufacturing, Inc., which produces sodium silicates for use in soap and detergent formulating, paper manufacturing and silica-based catalysts. These acquisitions have been accounted for by the purchase method. Accordingly, the cost of each acquisition was allocated to the assets acquired, goodwill and liabilities assumed based upon their estimated respective fair values.
     In April 1996, Occidental completed its acquisition of a 64 percent equity interest (on a fully-diluted basis) in INDSPEC Chemical Corporation (INDSPEC) for approximately $92 million through the issuance of 3,346,421 shares of Occidental common stock, with a value of approximately $87 million, and the balance paid in cash. Under the terms of the agreement, INDSPEC's management and employees have retained voting control of INDSPEC.
     In April 1996, Occidental completed the sale of its subsidiary which engaged in on-shore drilling and servicing of oil and gas wells for approximately $32 million. Also in April 1996, certain assets of an international phosphate fertilizer trading operation were sold for approximately $20 million in interest-bearing notes. In July 1996, Occidental sold its royalty interest in the Congo for $215 million to the Republic of the Congo.
     In October 1995, Occidental sold its agricultural chemicals business. During May 1995, Occidental sold its high-density polyethylene business. Occidental also sold, pursuant to a Federal Trade Commission divestiture order, its polyvinyl chloride (PVC) facilities at Addis, Louisiana and Burlington South, New Jersey. In addition, Occidental sold certain Canadian oil and gas assets, which were acquired as part of the purchase of Placid Oil Company (Placid) in December 1994, and a portion of the oil and gas operation in Pakistan. The combined cash proceeds from these asset dispositions were in excess of $900 million.
     During the second quarter of 1995, Occidental and Canadian Occidental Petroleum Ltd. (CanadianOxy) formed partnerships into which they contributed primarily sodium chlorate manufacturing facilities. Occidental retained a less-than-twenty-percent direct interest in these partnerships accounted for on the equity method.

     In December 1994, Occidental acquired Placid for an aggregate purchase price of approximately $250 million through the issuance of 3,606,484 shares of $3.875 cumulative convertible voting preferred stock, with a value of $175 million, and the balance through the issuance of 3,835,941 shares of Occidental common stock.
     In March 1994, Occidental acquired interests in certain U.S. Gulf Coast oil and gas properties from Agip Petroleum Co. Inc. for a purchase price of $161 million through the issuance of 5,150,602 shares of Occidental common stock and $78 million in cash.
     On a pro forma basis, these acquisitions would not have had a significant effect on Occidental's consolidated results.


NOTE 5 EXTRAORDINARY GAIN(LOSS) AND ACCOUNTING CHANGES
--------------------------------------------------------------------------------

     The 1996 results included a net extraordinary loss of $30 million, which resulted from the early extinguishment of all the then outstanding $955 million principal amount of its 11.75% Senior Debentures.
     In October 1996, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position No. 96-1--"Environmental Remediation Liabilities" (SOP 96-1), which provides authoritative guidance on specific accounting issues that are present in the recognition, measurement, display, and disclosure of environmental remediation liabilities. Occidental will implement SOP 96-1 effective January 1, 1997 and has not yet made a final determination of its impact on the financial statements.
     Beginning in 1994, Occidental revised the estimated average useful lives used to compute depreciation for most of its chemical machinery and equipment from 20 years to 25 years. These revisions were made to more properly reflect the current economic lives of the assets based on anticipated industry conditions. The result was a reduction in loss from continuing operations for the year ended December 31, 1994 of approximately $34 million, or approximately $.11 per share.
     In December 1992, the Financial Accounting Standards Board issued SFAS No. 112--"Employers Accounting for Postemployment Benefits," which substantially changed the existing method of accounting for employer benefits provided to inactive or former employees after active employment but before retirement. This statement requires that the cost of postemployment benefits (principally medical benefits for inactive employees) be recognized in the financial statements during employees' active working careers. Occidental's adoption of SFAS No. 112, effective January 1, 1994, did not have a material impact on Occidental's financial position or results of operations.


NOTE 6 INVENTORIES
--------------------------------------------------------------------------------

     Inventories of approximately $215 million and $223 million were valued under the LIFO method at December 31, 1996 and 1995, respectively.
     Inventories consisted of the following (in millions):

Balance at December 31,                                      1996         1995
====================================================    =========    =========
Raw materials                                           $     135    $     116
Materials and supplies                                        173          163
Work in process                                                17           17
Finished goods                                                304          296
                                                        ---------    ---------
                                                              629          592
LIFO reserve                                                  (47)         (29)
                                                        ---------    ---------
TOTAL                                                   $     582    $     563
====================================================    =========    =========

NOTE 7 LONG-TERM DEBT
--------------------------------------------------------------------------------

     Long-term debt consisted of the following (in millions):

Balance at December 31,                                                                           1996         1995
=========================================================================================    =========    =========
OCCIDENTAL PETROLEUM CORPORATION
   11.75% senior debentures due 2011, called March 15, 1996 at 104.838                       $      --    $     955
   11.125% senior debentures due 2019, callable June 1, 1999 at 105.563                            144          144
   10.125% senior debentures due 2009                                                              276          276
   9.25% senior debentures due 2019, putable August 1, 2004 at par                                 300          300
   10.125% senior notes due 2001                                                                   330          330
   9.625% senior notes due 1999, called July 1, 1996 at par                                         --          300
   9.1% to 9.75% medium-term notes due 1997 through 2001                                            99           99
   8.5% medium-term notes due 2004, callable September 15, 1999 at par                             250          250
   11.125% senior notes due 2010                                                                   150          150
   Floating rate senior notes due 1999, called November 4, 1996 at par                              --          150
   8.5% senior notes due 2001                                                                      150          150
   8.75% medium-term notes due 2023                                                                100          100
   6.49375% to 11% medium-term notes due 1997 through 2000                                         294          294
   6.04% to 8.34% medium-term notes due 1997 through 2008                                          285          292
   5.76% to 6.41% medium-term notes due 1998 through 2000                                          601          601
   10.42% senior notes due 2003, callable December 1, 1998 at par                                   50           50
   5.55% to 7.1% commercial paper                                                                  567           --
   5.66% to 6.94% revolving credits                                                                 80           --
   7.3% to 8.8% retail medium-term notes due 1997 through 2004, callable at various dates          139          167
                                                                                             ---------    ---------
                                                                                                 3,815        4,608
                                                                                             ---------    ---------
OXY USA Inc.
   7% debentures due 2011, callable anytime at par                                                 274          274
   7.2% unsecured notes due 2020 (Note 16)                                                           7            7
   6.625% debentures due 1998 through 1999, callable anytime at par (Note 16)                       55           55
   6.125% debentures due 1997 (Note 16)                                                             15           15
   5.7% to 7.8% unsecured notes due 1997 through 2007                                               56           58
                                                                                             ---------    ---------
                                                                                                   407          409
                                                                                             ---------    ---------
OTHER SUBSIDIARY DEBT
   3.1597% to 12.5% unsecured notes due 1997 through 2030                                          432          382
   6% to 14.5% secured notes due 1997 through 2011                                                  10           57
                                                                                             ---------    ---------
                                                                                                   442          439
                                                                                             ---------    ---------
                                                                                                 4,664        5,456
Less:
   Unamortized discount, net                                                                      (148)        (147)
   Current maturities                                                                               (5)        (490)
                                                                                             ---------    ---------
TOTAL                                                                                        $   4,511    $   4,819
=========================================================================================    =========    =========

     At December 31, 1996, $961 million of notes due in 1997 were classified as noncurrent since it is management's intention to refinance this amount on a long-term basis, initially utilizing available lines of bank credit with maturities extending to 1999 and 2000.
     At December 31, 1996, minimum principal payments on long-term debt, including sinking fund requirements, subsequent to December 31, 1997 aggregated $4.659 billion, of which $367 million is due in 1998, $1.216 billion in 1999, $501 million in 2000, $515 million in 2001, $77 million in 2002 and $1.983 billion thereafter. Unamortized discount is generally being amortized to interest expense on the effective interest method over the lives of the related issues.
     At December 31, 1996, under the most restrictive covenants of certain financing agreements, the capacity for the payment of cash dividends and other distributions on, and for acquisitions of, Occidental's capital stock was approximately $2.4 billion, assuming that such dividends, distributions and acquisitions were made without incurring additional borrowings.
     At December 31, 1996, Occidental had available lines of committed bank credit of approximately $2.0 billion. Bank fees on committed lines of credit ranged from 0.125 percent to 0.1875 percent.


NOTE 8 ADVANCE SALE OF CRUDE OIL
--------------------------------------------------------------------------------

     In December 1995, Occidental entered into a transaction with Clark USA, Inc. (Clark) under which Occidental agreed to deliver approximately 17.7 million barrels of West Texas Intermediate (WTI)-equivalent oil over a six-year period. In exchange, Occidental received $100 million in cash and approximately 5.5 million shares of Clark common stock. As a result of this transaction, Occidental owns approximately 19 percent of Clark accounted for on the cost method. Occidental has accounted for the consideration received in the transaction as deferred revenue, which is being amortized into revenue as WTI-equivalent oil is produced and delivered during the term of the agreement. Reserves dedicated to the transaction are excluded from the estimate of proved oil and gas reserves (see Supplemental Oil and Gas Information). At December 31, 1996, 15.5 million barrels remain to be delivered.

NOTE 9 LEASE COMMITMENTS
--------------------------------------------------------------------------------

     The present value of net minimum lease payments, net of the current portion, totaled $237 million and $259 million at December 31, 1996 and 1995, respectively. These amounts are included in Other liabilities.
     Operating and capital lease agreements frequently include renewal and/or purchase options and require Occidental to pay for utilities, taxes, insurance and maintenance expense.
     At December 31, 1996, future net minimum lease payments for capital and operating leases (excluding oil and gas and other mineral leases) were the following (in millions):

                                                                         CAPITAL    OPERATING
===================================================================    =========    =========
1997                                                                   $      42    $     109
1998                                                                          17           64
1999                                                                          17           53
2000                                                                         212           45
2001                                                                          49           46
Thereafter                                                                     1          258
                                                                       ---------    ---------
TOTAL MINIMUM LEASE PAYMENTS                                                 338    $     575
                                                                                    =========
Less:
   Executory costs                                                            (5)
   Imputed interest                                                          (74)
   Current portion                                                           (22)
                                                                       ---------
PRESENT VALUE OF NET MINIMUM LEASE PAYMENTS, NET OF CURRENT PORTION    $     237
===================================================================    =========

     Rental expense for operating leases, net of immaterial sublease rental, was $114 million in 1996, $127 million in 1995 and $149 million in 1994.
     Included in the 1996 and 1995 property, plant and equipment accounts were $429 million and $442 million, respectively, of property leased under capital leases and $144 million and $137 million, respectively, of related accumulated amortization.


NOTE 10 LAWSUITS, CLAIMS AND RELATED MATTERS
--------------------------------------------------------------------------------

     Occidental and certain of its subsidiaries have been named in a substantial number of governmental proceedings as defendants or potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and corresponding state acts. These proceedings seek funding, remediation and, in some cases, compensation for alleged property damage, punitive damages and civil penalties, aggregating substantial amounts. Occidental is usually one of many companies in these proceedings, and has to date been successful in sharing response costs with other financially sound companies. Occidental has accrued reserves at the most likely cost to be incurred in those proceedings where it is probable that Occidental will incur remediation costs which can be reasonably estimated. As to those proceedings for which Occidental does not have sufficient information to determine a range of liability, Occidental does have sufficient information on which to base the opinion below.
     It is impossible at this time to determine the ultimate legal liabilities that may arise from various lawsuits, claims and proceedings, including environmental proceedings described above, pending against Occidental and its subsidiaries, some of which may involve substantial amounts. However, in management's opinion, after taking into account reserves, none of such pending lawsuits, claims and proceedings should have a material adverse effect upon Occidental's consolidated financial position or results of operations in any given year.


NOTE 11 OTHER COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

     At December 31, 1996, commitments for major capital expenditures during 1997 and thereafter were approximately $358 million.
     Occidental has entered into agreements providing for future payments to secure terminal and pipeline capacity, drilling services, electrical power, steam and certain chemical raw materials. At December 31, 1996, the net present value of the fixed and determinable portion of the obligations under these agreements aggregated $112 million, which was payable as follows (in millions):
1997--$15, 1998--$15, 1999--$13, 2000--$10, 2001--$9 and 2002 through 2014--
$50. Payments under these agreements, including any variable component, were $194 million in 1996, $181 million in 1995 and $188 million in 1994.
     Occidental has certain other commitments under contracts, guarantees and joint ventures, and certain other contingent liabilities. Additionally, Occidental agreed to participate in the development of certain natural gas reserves and construction of a liquefied natural gas plant in Malaysia. In management's opinion, none of such commitments and contingencies discussed above should have a material adverse effect upon Occidental's consolidated financial position or results of operations in any given year.

NOTE 12 DOMESTIC AND FOREIGN INCOME AND OTHER TAXES
--------------------------------------------------------------------------------

     The domestic and foreign components of income(loss) before extraordinary items, discontinued operations and domestic and foreign income and other taxes were as follows (in millions):

For the years ended December 31,                Domestic      Foreign        Total
===========================================    =========    =========    =========
1996                                           $     254    $     602    $     856
                                               =========    =========    =========
1995                                           $     183    $     488    $     671
                                               =========    =========    =========
1994                                           $    (342)   $     153    $    (189)
===========================================    =========    =========    =========

     The provisions(credits) for domestic and foreign income and other taxes relating to continuing operations consisted of the following (in millions):

                                               U.S.        State
For the years ended December 31,            Federal    and Local      Foreign        Total
======================================    =========    =========    =========    =========
1996
   Current                                $      67    $      21    $     257    $     345
   Deferred                                      (6)           2            1           (3)
                                          ---------    ---------    ---------    ---------
                                          $      61    $      23    $     258    $     342
======================================    =========    =========    =========    =========
1995
   Current                                $      21    $      47    $     175    $     243
   Deferred                                      95          (17)          (8)          70
                                          ---------    ---------    ---------    ---------
                                          $     116    $      30    $     167    $     313
======================================    =========    =========    =========    =========
1994
   Current                                $     (79)    $     11    $      96    $      28
   Deferred                                      (3)           5            4            6
                                          ---------    ---------    ---------    ---------
                                          $     (82)    $     16    $     100    $      34
======================================    =========    =========    =========    =========

     The following is a reconciliation, stated as a percentage of pretax income, of the U.S. statutory federal income tax rate to Occidental's effective tax rate on income(loss) before extraordinary items and discontinued operations:

For the years ended December 31,                              1996         1995         1994
=====================================================    =========    =========    =========
U.S. federal statutory tax rate                                35%          35%          35%
Operations outside the United States(a)                        16           15          (37)
State taxes, net of federal benefit                             2            7           (8)
State tax benefit from operating loss carryforwards            --           (4)          --
Reserves not previously benefited                              --           (7)          --
Nondeductible depreciation and other expenses                   2            1           (7)
Reduction in deferred tax asset valuation allowance           (12)          --           --
Other                                                          (3)          --           (1)
                                                         ---------    ---------    ---------
Tax rate provided by Occidental                                40%          47%        (18)%
=====================================================    =========    =========    =========

(a)  Included in these figures is the impact of not providing U.S. taxes on the unremitted earnings of certain foreign subsidiaries. The effect of this is to reduce the U.S.
     federal tax rate by approximately 6 percent in 1996 and 5 percent in 1995.

     The tax effects of temporary differences and carryforwards resulting in deferred income taxes at December 31, 1996 and 1995 were as follows (in millions):

                                                                                     1996                          1995
                                                               --------------------------    --------------------------
                                                                  Deferred       Deferred       Deferred       Deferred
                                                                       Tax            Tax            Tax            Tax
Items resulting in temporary differences and carryforwards          Assets    Liabilities         Assets    Liabilities
===========================================================    ===========    ===========    ===========    ===========
Property, plant and equipment differences                      $       197    $     1,650    $       178    $     1,683
Discontinued operation loss accruals                                   160             --            167             --
Environmental reserves                                                 224             --            244             --
Postretirement benefit accruals                                        153             --            160             --
State income taxes                                                      84             --             82             --
Tax credit carryforwards                                               200             --            292             --
All other                                                              445            342            609            503
                                                               -----------    -----------    -----------    -----------
   Subtotal                                                          1,463          1,992          1,732          2,186
Valuation allowance                                                    (85)            --           (189)            --
                                                               -----------    -----------    -----------    -----------
Total deferred taxes                                           $     1,378    $     1,992    $     1,543    $     2,186
===========================================================    ===========    ===========    ===========    ===========

     Included in total deferred tax assets was a current portion aggregating $225 million and $245 million as of December 31, 1996 and 1995, respectively, that was reported in Prepaid expenses and other. The valuation allowance decreased primarily due to the realization of benefits from operating loss and credit carryforwards in the United States and Peru.
     A deferred tax liability of approximately $120 million at December 31, 1996 has not been recognized for temporary differences related to Occidental's investment in certain foreign subsidiaries primarily as a result of unremitted earnings of consolidated subsidiaries, as it is Occidental's intention, generally, to reinvest such earnings permanently.
     The pension liability adjustments recorded directly to retained earnings were net of an income tax charge of $6 million in 1996 and $9 million in 1995, and an income tax benefit of $6 million in 1994.
     The foreign currency translation adjustment credited directly to retained earnings was net of an income tax benefit of $2 million in 1996, and an income tax charge of $10 million in 1995.
     The extraordinary loss that resulted from the early extinguishment of high-coupon debt was reduced by an income tax benefit of $16 million in 1996.
     At December 31, 1996, Occidental had, for U.S. federal income tax return purposes, an alternative minimum tax credit carryforward of $200 million available to reduce future income taxes. The alternative minimum tax credit carryforward does not expire.
     Occidental is subject to audit by taxing authorities for varying periods in various tax jurisdictions. Management believes that any required adjustments to Occidental's tax liabilities will not have a material adverse impact on its financial position or results of operations.


NOTE 13 NONREDEEMABLE PREFERRED STOCK, ESOP PREFERRED STOCK AND COMMON STOCK
--------------------------------------------------------------------------------

   The following is an analysis of nonredeemable preferred stock and common stock (shares in thousands):

                                                  Nonredeemable       Common
                                                Preferred Stock        Stock
============================================    ===============    =========
BALANCE, DECEMBER 31, 1993                               11,500      305,603
   Issued                                                14,995       11,300
   Options exercised and other, net                          --          (50)
--------------------------------------------    ---------------    ---------
BALANCE, DECEMBER 31, 1994                               26,495      316,853
   Issued                                                    --        1,523
   Options exercised and other, net                          --          335
--------------------------------------------    ---------------    ---------
BALANCE, DECEMBER 31, 1995                               26,495      318,711
   Issued                                                    --       10,145
   Options exercised and other, net                          (2)         372
--------------------------------------------    ---------------    ---------
BALANCE, DECEMBER 31, 1996                               26,493      329,228
============================================    ===============    =========

NONREDEEMABLE PREFERRED STOCK    Occidental has authorized 50,000,000 shares of
preferred stock with a par value of $1.00 per share. In February 1994, Occidental issued 11,388,340 shares of $3.00 cumulative CXY-indexed convertible preferred stock in a public offering for net proceeds of approximately $557 million. The shares are convertible into Occidental common stock in accordance with a conversion formula that is indexed to the market price of the common shares of CanadianOxy. The shares of CXY-indexed convertible preferred stock are redeemable on or after January 1, 1999, in whole or in part, at the option of Occidental, at a redemption price of $51.50 per share declining ratably to $50.00 per share on or after January 1, 2004, in each case plus accumulated and unpaid dividends to the redemption date. As of December 31, 1996, the aggregate number of shares of Occidental common stock issuable upon conversion of all of the issued and outstanding shares of the CXY-indexed convertible preferred stock was 28,068,277, based on the Conversion Ratio then in effect of 2.465.
     In December 1994, Occidental issued 3,606,484 shares of $3.875 cumulative convertible voting preferred stock in connection with the Placid acquisition. In February 1993, Occidental issued 11,500,000 shares of $3.875 cumulative convertible preferred stock. The shares of both series are redeemable on or after February 18, 1998, in whole or in part, at the option of Occidental, at a redemption price of $51.9375 per share declining ratably to $50.00 per share on or after February 18, 2003, in each case plus accumulated and unpaid dividends to the redemption date. Each series of $3.875 preferred stock is convertible at the option of the holder into common stock of Occidental at a conversion price of $22.76 per share, subject to adjustment in certain events.
     All stock purchase rights (rights) issued pursuant to a 1986 stockholders' rights plan expired in 1996. The rights would have been exercisable only if a person or group either acquired a beneficial ownership of 20 percent or more of Occidental's common stock or commenced a tender or exchange offer that would have resulted in ownership of 30 percent or more.

ESOP PREFERRED STOCK    In November 1996, Occidental established the MidCon
Corp. Employee Stock Ownership Plan (MidCon ESOP) for the benefit of employees of MidCon. Pursuant to the MidCon ESOP, Occidental has issued 1,400,000 shares of its cumulative MidCon-indexed convertible preferred stock (CMIC Preferred Stock) to the MidCon Corp. ESOP Trust. The CMIC Preferred Stock is convertible into Occidental common stock based on the value of MidCon, which remains a wholly-owned subsidiary of Occidental. The MidCon ESOP paid for the CMIC Preferred Stock with a $1.4 billion 30-year promissory note (ESOP Note), with interest at 7.9 percent per annum, guaranteed by MidCon. Generally, the shares held by the MidCon ESOP are released and allocated to participant accounts based on the proportion of the payment on the note for the respective period compared to the total remaining payments due on the note. Dividends on the CMIC Preferred Stock are payable at an annual rate of $21 per share, when and as declared by Occidental's Board of Directors. It is anticipated that MidCon will make discretionary annual contributions to the MidCon ESOP which, together with the annual dividends, will be used to repay the ESOP Note.
     The MidCon ESOP is subject to the provisions of AICPA Statement of Position No. 93-6 (SOP 93-6) which requires that compensation expense be measured based on the fair value of the shares committed to be released. In addition, SOP 93-6 requires that dividends paid on allocated ESOP shares are reported as a charge to retained earnings, and only shares that are allocated and committed to be released are considered outstanding in the calculation of earnings per share.
     Dividends of $3.3 million on unearned shares and cash contributions of $9.2 million from MidCon were received by the MidCon ESOP and were used for debt service on the ESOP Note in 1996. Compensation expense related to the MidCon ESOP recognized during 1996 totaled $217,000. The MidCon ESOP has 6,151 allocated shares outstanding at December 31, 1996. The CMIC Preferred Stock is subject to mandatory redemption when the sale of MidCon closes.


STOCK INCENTIVE PLANS

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS    Options to purchase common stock
of Occidental have been granted to officers and employees under stock option plans adopted in 1978, 1987 and 1995. During 1996, options for 957,715 shares became exercisable, and options for 3,589,365 shares were exercisable at December 31, 1996 at a weighted-average exercise price of $21.631. These options vest over three years with a maximum term of ten years and one month. At December 31, 1996, options with stock appreciation rights (SAR) for 992,667 shares were outstanding, all of which options for shares were exercisable.
     The following is a summary of stock option transactions during 1996, 1995 and 1994 (shares in thousands, except per-share amounts):

                                                 1996                           1995                           1994
                          ---------------------------    ---------------------------    ---------------------------
                                             Weighted                       Weighted                       Weighted
                                              Average                        Average                        Average
                             Shares    Exercise Price       Shares    Exercise Price       Shares    Exercise Price
======================    =========    ==============    =========    ==============    =========    ==============
BEGINNING BALANCE             5,481    $       22.263        5,098    $       22.121        4,556    $       23.272
Granted or issued             1,335    $       24.375        1,127    $       23.125          905    $       17.827
Exercised                      (483)   $       21.276         (431)   $       19.230          (52)   $       18.905
Canceled or expired            (381)   $       24.958         (313)   $       27.222         (311)   $       27.021
                          ---------                      ---------                      ---------
ENDING BALANCE                5,952    $       22.637        5,481    $       22.263        5,098    $       22.121
                          =========                      =========                      =========
OPTIONS EXERCISABLE
   AT YEAR END                3,589                          3,517                          3,374
======================    =========                      =========                      =========

     For options outstanding at December 31, 1996 the exercise prices were between $17.75 and $29.625 and the weighted average remaining contractual life was 7 years.

RESTRICTED STOCK AWARDS    Occidental has a stock incentive plan whereby a
limited number of executives may be awarded Occidental restricted common stock at the par value of $.20 per share, with such shares vesting after four years (five years for awards issued prior to December 1995) or earlier under certain conditions. The related expense is amortized over the vesting period. In 1996, 171,649 shares were awarded at a weighted-average grant-date value of $21.431 per share; 21,339 shares were awarded in 1995, at a weighted-average grant-date value of $20.875 per share.

PERFORMANCE STOCK AWARDS    Certain performance stock awards were made to senior
executive officers in January 1996 pursuant to the 1995 Incentive Stock Plan. The number of shares of common stock to be received, under these awards, by such officers at the end of the performance period will depend on the attainment of performance objectives based on a peer company comparison of total stockholder return for such period. Dependent on the Company's ranking among its peers, the grantees will receive shares of common stock in an amount ranging from 0 percent to 175 percent of the Target Share Award (as such amount is defined in the grant). The shares vest over four years with a maximum term of four years. In 1996, 101,630 shares were awarded at a weighted-average grant-date value of $21.375 per share.
     Under the 1995 Stock Incentive Plan a total of approximately 10,000,000 shares may be awarded. At December 31, 1996, 8,370,382 shares were available for the granting of all future awards under these plans, of which a maximum of 4,705,382 shares were available to issue restricted and performance stock awards.

     Occidental accounts for these plans under Accounting Principles Board Opinion No. 25. Had the compensation expense for these plans been determined in accordance with Statement of Financial Accounting Standards No. 123--"Accounting for Stock Based Compensation" (SFAS No. 123), Occidental's pro forma net income would have been $666 million in 1996 and $510 million in 1995. Primary and fully diluted earnings per share would not have changed. The SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, therefore the resulting pro forma compensation expense may not be representative of that to be expected in future years. The fair value of each option grant, for pro forma calculation purposes, is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 4.20 percent and 4.32 percent; expected volatility of 23.92 percent and 24.19 percent; risk-free rate of return
6.79 percent and 6.93 percent; and expected lives of 5 and 7 years.

1996 RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS    Under the 1996
Restricted Stock Plan for Non-Employee Directors, each non-employee Director of the Company will receive awards of restricted common stock each year as additional compensation for his or her services as a member of the Board of Directors. A maximum of 50,000 shares of common stock may be awarded under the Directors Plan and 3,250 shares of common stock were awarded during 1996. At December 31, 1996, 46,750 shares of common stock were available for the granting of future awards.


NOTE 14 RETIREMENT PLANS AND POSTRETIREMENT BENEFITS
--------------------------------------------------------------------------------

     The following footnote excludes amounts related to MidCon except for certain liabilities that were retained by the Company.
     Occidental has various defined contribution retirement plans for its salaried, domestic union and nonunion hourly, and certain foreign national employees that provide for periodic contributions by Occidental based on plan-specific criteria, such as base pay, age level and/or employee contributions. Occidental contributed and expensed $53 million, $58 million and $58 million under the provisions of these plans for 1996, 1995 and 1994, respectively.
     Occidental's retirement and postretirement defined benefit plans are accrued based on various assumptions and discount rates, as described below. The actuarial assumptions used could change in the near term as a result of changes in expected future trends and other factors which, depending on the nature of the changes, could cause increases or decreases in the liabilities accrued.
     Pension costs for Occidental's defined benefit pension plans, determined by independent actuarial valuations, are funded by payments to trust funds, which are administered by independent trustees. The components of the net pension cost for 1996, 1995 and 1994 were as follows (in millions):

For the years ended December 31,                         1996         1995         1994
================================================    =========    =========    =========
Service cost--benefits earned during the period     $       9    $       9    $       8
Interest cost on projected benefit obligation              23           23           21
Actual return on plan assets                              (31)         (43)           1
Net amortization and deferral                              21           32          (10)
Curtailments and settlements                                1           12           --
                                                    ---------    ---------    ---------
Net pension cost                                    $      23    $      33    $      20
================================================    =========    =========    =========

     In 1996, 1995 and 1994, Occidental recorded adjustments to retained earnings of credits of $8 million and $16 million and a charge of $10 million, respectively, to reflect the net-of-tax difference between the additional liability required under pension accounting provisions and the corresponding intangible asset.

     The following table sets forth the defined benefit plans' funded status and amounts recognized in Occidental's consolidated balance sheets at December 31, 1996 and 1995 (in millions):

                                                                                   1996                              1995
                                                         ------------------------------    ------------------------------
                                                         Assets Exceed      Accumulated    Assets Exceed      Accumulated
                                                           Accumulated         Benefits      Accumulated         Benefits
Balance at December 31,                                       Benefits    Exceed Assets         Benefits    Exceed Assets
=====================================================    =============    =============    =============    =============
PRESENT VALUE OF THE ESTIMATED PENSION BENEFITS TO
   BE PAID IN THE FUTURE
      Vested benefits                                     $         75     $        208     $         35     $        230
      Nonvested benefits                                             4               11                4               11
                                                          ------------     ------------     ------------     ------------
         Accumulated benefit obligations                            79              219               39              241
      Effect of projected future salary increases(a)                12                9               15                6
                                                          ------------     ------------     ------------     ------------
Total projected benefit obligations                                 91              228               54              247
Plan assets at fair value                                           95              169               50              179
                                                          ------------     ------------     ------------     ------------
PROJECTED BENEFIT OBLIGATION IN EXCESS OF(LESS THAN)
   PLAN ASSETS                                            $         (4)    $         59     $          4     $         68
=====================================================     ============     ============     ============     ============
Projected benefit obligation in excess of(less than)
   plan assets                                            $         (4)    $         59     $          4     $         68
Unrecognized net asset(obligation)                                   1               (8)              (4)              (4)
Unrecognized prior service(cost) benefit                            --               (9)              --               (7)
Unrecognized net gain(loss)                                         (4)             (25)               2              (46)
Additional minimum liability(b)                                     --               39               --               55
                                                          ------------     ------------     ------------     ------------
PENSION LIABILITY(ASSET)                                  $         (7)    $         56     $          2     $         66
=====================================================     ============     ============     ============     ============

(a)   The effect of salary increases related primarily to international salary-based plans.
(b)   A related amount up to the limit allowable under SFAS No. 87--"Employers' Accounting for Pensions" has been included in other assets. Amounts exceeding such limits have been charged to retained earnings.

     The discount rate used in determining the actuarial present value of the projected benefit obligations was 7.5 percent in 1996 and 1995. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations was between 4.5 percent and 5.5 percent in 1996 and 1995. The expected long-term rate of return on assets was 8 percent in 1996 and 1995.
     Occidental provides medical, dental and life insurance for certain active, retired and disabled employees and their eligible dependents. Beginning in 1993, certain salaried participants pay for all medical cost increases in excess of increases in the Consumer Price Index (CPI). The benefits generally are funded by Occidental as the benefits are paid during the year. The cost of providing these benefits is based on claims filed and insurance premiums paid for the period. The total benefits costs were approximately $89 million in 1996, $78 million in 1995 and $108 million in 1994. The 1996, 1995 and 1994 costs included $37 million, $17 million and $46 million, respectively, for postretirement costs, as discussed below.
     Effective January 1, 1992, Occidental adopted SFAS No. 106--"Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement required that the cost of postretirement benefits other than pensions, which are primarily for health care, be accrued as a form of deferred compensation earned during the period that employees render service, rather than the previously permitted practice of accounting for such costs as claims were paid. Occidental elected immediate recognition of the net obligation at January 1, 1992.
     The postretirement benefit obligation as of December 31, 1996 and 1995 was determined by application of the terms of medical, dental and life insurance plans, including the effect of established maximums on covered costs, together with relevant actuarial assumptions and health care cost trend rates projected at a CPI increase of 3 percent and 4 percent in 1996 and 1995, respectively (except for union employees). For union employees, the health care cost trend rates were projected at annual rates ranging ratably from 9 percent in 1996 to 6 percent through the year 2002 and level thereafter. The effect of a 1 percent annual increase in these assumed cost trend rates would increase the accumulated postretirement benefit obligation by approximately $14 million in 1996; the annual service and interest costs would not be materially affected. The weighted average discount rate used in determining the accumulated postretirement benefit obligation as of December 31, 1996 and 1995 was 7.5 percent. Occidental's funding policy generally is to pay claims as they come due.
     The following table sets forth the postretirement plans' combined status, reconciled with the amounts included in the consolidated balance sheets at December 31, 1996 and 1995 (in millions):

Balance at December 31,                                     1996         1995
===================================================    =========    =========
Accumulated postretirement benefit obligation
   Retirees                                            $     255    $     303
   Fully eligible active plan participants                    49           51
   Other active plan participants                             73           84
                                                       ---------    ---------
Total accumulated postretirement benefit obligation          377          438
Plan assets at fair value                                     --           --
                                                       ---------    ---------
Unfunded status                                              377          438
Unrecognized prior service cost                               (5)          (5)
Unrecognized net gain(loss)                                   40          (27)
                                                       ---------    ---------
Accrued postretirement benefit cost                    $     412    $     406
===================================================    =========    =========

     Net periodic postretirement benefit cost for 1996, 1995 and 1994 included the following components (in millions):

For the years ended December 31,                                         1996          1995          1994
===============================================================     =========     =========     =========
Service cost--benefits attributed to service during the period      $       6     $       7     $       8
Interest cost on accumulated postretirement benefit obligation             29            34            34
Net amortization and deferral                                               2             2             4
Curtailments and settlements                                               --           (26)           --
                                                                    ---------     ---------     ---------
Net periodic postretirement benefit cost                            $      37     $      17     $      46
===============================================================     =========     =========     =========



NOTE 15 INVESTMENTS
--------------------------------------------------------------------------------

     Investments in companies, other than oil and gas exploration and production companies, in which Occidental has a voting stock interest of at least 20 percent, but not more than 50 percent, and certain partnerships are accounted for on the equity method. At December 31, 1996, Occidental's equity investments consisted primarily of a pipeline in the Dutch sector of the North Sea, an investment of approximately 30 percent in the common shares of CanadianOxy and various chemical partnerships and joint ventures. Equity investments paid dividends of $48 million, $34 million and $26 million to Occidental in 1996, 1995 and 1994, respectively. Cumulative undistributed earnings since acquisition, in the amount of $201 million, of 50-percent-or-less-owned companies have been accounted for by Occidental under the equity method. At December 31, 1996 and 1995, Occidental's investment in equity investees exceeded the historical underlying equity in net assets by approximately $258 million and $203 million, respectively, which is being amortized into income over periods not exceeding 40 years. The aggregate market value of the investment in CanadianOxy, based on the quoted market price for CanadianOxy common shares, was $644 million at December 31, 1996, compared with an aggregate book value of $251 million.
     Occidental and its subsidiaries' purchases from certain equity method pipeline ventures and chemical partnerships were $183 million, $192 million and $183 million in 1996, 1995 and 1994, respectively. Occidental and its subsidiaries' sales to certain equity method pipeline ventures and chemical partnerships were $245 million, $263 million and $224 million, in 1996, 1995 and 1994, respectively.
     The following table presents Occidental's proportional interest in the summarized financial information of its equity method investments (in millions):

For the years ended December 31,         1996         1995         1994
================================    =========    =========    =========
Revenues                            $     849    $     764    $     644
Costs and expenses                        779          670          584
                                    ---------    ---------    ---------
Net income                          $      70    $      94    $      60
================================    =========    =========    =========

Balance at December 31,                  1996         1995
================================    =========    =========
Current assets                      $     257    $     211
Noncurrent assets                   $   1,108    $     876
Current liabilities                 $     156    $     138
Noncurrent liabilities              $     657    $     465
Stockholders' equity                $     552    $     484
--------------------------------    ---------    ---------

     Investments also include certain cost method investments, in which Occidental owns less than 20 percent of the voting stock. At December 31, 1996, these investments consisted primarily of the shares in Clark (see Note 8).

NOTE 16 SUMMARIZED FINANCIAL INFORMATION OF WHOLLY-OWNED SUBSIDIARY
--------------------------------------------------------------------------------

     Occidental has guaranteed the payments of principal of, and interest on, certain publicly traded debt securities of its subsidiary, OXY USA.
     The following table presents summarized financial information for OXY USA (in millions):

For the years ended December 31,         1996         1995         1994
================================    =========    =========    =========
Revenues                            $     982    $     709    $     748
Costs and expenses                        882          778          749
                                    ---------    ---------    ---------
Net income(loss)                    $     100    $     (69)   $      (1)
================================    =========    =========    =========

Balance at December 31,                  1996         1995
================================    =========    =========
Current assets                      $     183    $     206
Intercompany receivable             $     428    $     323
Noncurrent assets                   $   2,028    $   2,057
Current liabilities                 $     277    $     244
Interest bearing note to parent     $     105    $     121
Noncurrent liabilities              $   1,221    $   1,283
Stockholders' equity                $   1,036    $     938
================================    =========    =========


NOTE 17 INDUSTRY SEGMENTS AND GEOGRAPHIC AREAS
--------------------------------------------------------------------------------

     Occidental conducts its continuing operations through two industry segments: oil and gas and chemical. The oil and gas segment explores for, develops, produces and markets crude oil and natural gas domestically and internationally. The chemical segment manufactures and markets, domestically and internationally, a variety of basic chemicals, petrochemicals, polymers and plastics and specialty chemicals.
     Earnings of industry segments and geographic areas exclude interest income, interest expense, unallocated corporate expenses, discontinued operations, extraordinary items and income from equity investments, but include gains from dispositions of segment and geographic area assets (see Note 4). Intersegment sales and transfers between geographic areas are made at prices approximating current market values and are not significant.
     Foreign income and other taxes and certain state taxes are included in segment earnings on the basis of operating results. U.S. federal income taxes are not allocated to segments except for amounts in lieu thereof that represent the tax effect of operating charges or credits resulting from purchase accounting adjustments which arise due to the implementation in 1992 of SFAS No. 109.
     Identifiable assets are those assets used in the operations of the segments. Corporate assets consist of cash, short-term investments, certain corporate receivables and other assets, including net assets of discontinued operations.

INDUSTRY SEGMENTS
In millions


                                                        Oil and Gas        Chemical       Corporate           Total
===================================================    ============    ============    ============    ============
YEAR ENDED DECEMBER 31, 1996
   TOTAL REVENUES                                      $      3,695    $      4,484    $        133    $      8,312
                                                       ============    ============    ============    ============
   Pretax operating profit(loss)(a,b)                  $        739    $        683    $       (566)   $        856
   Income taxes                                                (259)            (15)            (68)           (342)
   Discontinued operations, net                                  --              --             184             184
   Extraordinary gain(loss)                                      --              --             (30)            (30)
                                                       ------------    ------------    ------------    ------------
   NET INCOME(LOSS)                                    $        480(c) $        668(d) $       (480)(e)$        668
                                                       ============    ============    ============    ============
   Property, plant and equipment additions, net(f)     $        651    $        262    $         14    $        927
                                                       ============    ============    ============    ============
   Depreciation, depletion and amortization            $        493    $        236    $         32    $        761
                                                       ============    ============    ============    ============
   TOTAL ASSETS                                        $      4,496    $      5,429    $      5,056    $     14,981
===================================================    ============    ============    ============    ============
YEAR ENDED DECEMBER 31, 1995
   TOTAL REVENUES                                      $      3,043    $      5,410    $        180    $      8,633
                                                       ============    ============    ============    ============
   Pretax operating profit(loss)(a,b)                  $        211    $      1,107    $       (647)   $        671
   Income taxes                                                (166)            (27)           (120)           (313)
   Discontinued operations, net                                  --              --             153             153
                                                       ------------    ------------    ------------    ------------
   NET INCOME(LOSS)                                    $         45(g) $      1,080(h) $       (614)   $        511
                                                       ============    ============    ============    ============
   Property, plant and equipment additions, net(f)     $        480    $        243    $         11    $        734
                                                       ============    ============    ============    ============
   Depreciation, depletion and amortization            $        451    $        262    $         55    $        768
                                                       ============    ============    ============    ============
   TOTAL ASSETS                                        $      4,594    $      5,181    $      5,567    $     15,342
===================================================    ============    ============    ============    ============
YEAR ENDED DECEMBER 31, 1994
   TOTAL REVENUES                                      $      2,494    $      4,680    $         96    $      7,270
                                                       ============    ============    ============    ============
   Pretax operating profit(loss)(a,b)                  $        128    $        368    $       (685)   $       (189)
   Income taxes                                                (101)            (18)             85             (34)
   Discontinued operations, net                                  --              --             187             187
                                                       ------------    ------------    ------------    ------------
   NET INCOME(LOSS)                                    $         27(i) $        350(j) $       (413)(k)$        (36)
                                                       ============    ============    ============    ============
   Property, plant and equipment additions, net(f)     $      1,046    $        191    $          2    $      1,239
                                                       ============    ============    ============    ============
   Depreciation, depletion and amortization            $        396    $        278    $         54    $        728
                                                       ============    ============    ============    ============
   TOTAL ASSETS                                        $      4,488    $      5,935    $      4,953    $     15,376
===================================================    ============    ============    ============    ============

(a)   Research and development costs were $16 million in 1996, $21 million in 1995 and $22 million in 1994.
(b)   Divisional earnings include charges and credits in lieu of U.S. federal income taxes. In 1996, the amounts allocated to the divisions were credits of $15 million and $26 million at oil and gas and chemical, respectively. In 1995, the amounts allocated to the divisions were credits of $16 million and $27 million at oil and gas and chemical, respectively. In 1994, a credit of $18 million and a credit of $32 million were allocated to oil and gas and chemical, respectively.
(c)   Includes a charge of $105 million for the write-down of investment in the Republic of Komi.
(d)   Includes a pretax gain of $170 million related to favorable litigation settlements and a charge of $75 million for additional environmental reserves, and the related state tax effects.
(e)   Includes a $100 million reduction in the deferred tax asset valuation allowance.
(f)   Excludes acquisitions of other businesses of $58 million in chemical in 1996 and $11 million and $257 million in oil and gas in 1995 and 1994, respectively. Includes capitalized interest of $9 million in 1996, $10 million in 1995 and $5 million in
      1994.
(g)   Includes charges of $109 million for settlement of litigation and $95 million for reorganization costs.
(h)   Includes a pretax gain of $40 million from the sale of a PVC facility at Addis, Louisiana.
(i)   Includes a $45 million charge for environmental and litigation matters, a charge of $11 million for the impairment of oil and gas properties and a $12 million charge for a voluntary retirement program and severance and related costs, partially offset by a $16 million gain resulting from the sale of the remaining interest in its producing operations in Argentina and a $15 million benefit resulting from the reversal of reserves no longer needed for anticipated liabilities related to the sale of the U.K. North Sea interests.
(j)   Includes a $55 million charge for litigation matters, charges of $48 million for expenses related to the curtailment and closure of certain plant operations and an $11 million unfavorable impact related to an explosion at the Taft plant and charges for start-up costs related to the Swift Creek chemical plant.
(k)   Includes a net benefit of $7 million resulting from the reversal of reserves no longer required and the adoption of SFAS No.
      112--"Employers' Accounting for Postemployment Benefits."

GEOGRAPHIC AREAS(a,b)
In millions

                                                                Other       Eastern
                                                 United       Western    Hemisphere
                                                 States    Hemisphere     and Other    Corporate        Total
==========================================    =========    ==========    ==========    =========    =========
YEAR ENDED DECEMBER 31, 1996
   TOTAL REVENUES                             $   6,379(c) $      769    $    1,031    $     133    $   8,312
                                              =========    ==========    ==========    =========    =========
   Geographic earnings(loss) before taxes     $     922    $      260    $      240    $    (566)   $     856
   Income taxes                                     (15)          (90)         (169)         (68)        (342)
   Discontinued operations, net                      --            --            --          184          184
   Extraordinary gain(loss)                          --            --            --          (30)         (30)
                                              ---------    ----------    ----------    ---------    ---------
   NET INCOME(LOSS)                           $     907    $      170    $       71    $    (480)   $     668
                                              =========    ==========    ==========    =========    =========
   TOTAL ASSETS                               $   7,659    $      897    $    1,369    $   5,056    $  14,981
==========================================    =========    ==========    ==========    =========    =========
YEAR ENDED DECEMBER 31, 1995
   TOTAL REVENUES                             $   6,985(c) $      672    $      796    $     180    $   8,633
                                              =========    ==========    ==========    =========    =========
   Geographic earnings(loss) before taxes     $     913    $      182    $      223    $    (647)   $     671
   Income taxes                                     (24)          (56)         (113)        (120)        (313)
   Discontinued operations, net                      --            --            --          153          153
                                              ---------    ----------    ----------    ---------    ---------
   NET INCOME(LOSS)                           $     889    $      126    $      110    $    (614)   $     511
                                              =========    ==========    ==========    =========    =========
   TOTAL ASSETS                               $   7,446    $      783    $    1,546    $   5,567    $  15,342
==========================================    =========    ==========    ==========    =========    =========
YEAR ENDED DECEMBER 31, 1994
   TOTAL REVENUES                             $   6,127(c) $      626    $      421    $      96    $   7,270
                                              =========    ==========    ==========    =========    =========
   Geographic earnings(loss) before taxes     $     384    $      167    $      (55)   $    (685)   $    (189)
   Income taxes                                     (15)          (65)          (39)          85          (34)
   Discontinued operations, net                      --            --            --          187          187
                                              ---------    ----------    ----------    ---------    ---------
   NET INCOME(LOSS)                           $     369    $      102    $      (94)   $    (413)   $     (36)
                                              =========    ==========    ==========    =========    =========
   TOTAL ASSETS                               $   8,216    $      708    $    1,499    $   4,953    $  15,376
==========================================    =========    ==========    ==========    =========    =========

(a)   Included in the consolidated balance sheets were liabilities of approximately $254 million, $285 million and $249 million at December 31, 1996, 1995 and 1994, respectively, which pertained to operations based outside the United States and Canada.
(b)   Investments in foreign countries are subject to the actions of those countries, which could significantly affect Occidental's operations and investments in those countries.
(c)   Includes export sales, consisting of chemical products, of approximately $673 million, $1.039 billion and
      $756 million in 1996, 1995 and 1994, respectively.

NOTE 18 COSTS AND RESULTS OF OIL AND GAS PRODUCING ACTIVITIES
--------------------------------------------------------------------------------

     Capitalized costs relating to oil and gas producing activities and related accumulated depreciation, depletion and amortization, which include impairments, were as follows (in millions):

                                                                               Other       Eastern
                                                                United       Western    Hemisphere        Total
                                                                States    Hemisphere     and Other    Worldwide
========================================================     =========    ==========    ==========    =========
DECEMBER 31, 1996
   Proved properties                                         $   4,695    $    1,891    $    1,274    $   7,860
   Unproved properties                                              64            33            97          194
                                                             ---------    ----------    ----------    ---------
   TOTAL PROPERTY COSTS(a)                                       4,759         1,924         1,371        8,054
   Support facilities                                               11           125            54          190
                                                             ---------    ----------    ----------    ---------
   TOTAL CAPITALIZED COSTS                                       4,770         2,049         1,425        8,244
   Accumulated depreciation, depletion and amortization
      and valuation provisions                                  (2,760)       (1,554)         (522)      (4,836)
                                                             ---------    ----------    ----------    ---------
NET CAPITALIZED COSTS                                        $   2,010    $      495    $      903    $   3,408
                                                             =========    ==========    ==========    =========
Share of equity investees' net capitalized costs(b)          $      76    $       80    $      152    $     308
========================================================     =========    ==========    ==========    =========
DECEMBER 31, 1995
   Proved properties                                         $   4,614    $    1,754    $    1,224    $   7,592
   Unproved properties                                              78            36           184          298
                                                             ---------    ----------    ----------    ---------
   TOTAL PROPERTY COSTS(a)                                       4,692         1,790         1,408        7,890
   Support facilities                                               21           119            50          190
                                                             ---------    ----------    ----------    ---------
   TOTAL CAPITALIZED COSTS                                       4,713         1,909         1,458        8,080
   Accumulated depreciation, depletion and amortization
      and valuation provisions                                  (2,680)       (1,474)         (381)      (4,535)
                                                             ---------    ----------    ----------    ---------
NET CAPITALIZED COSTS                                        $   2,033    $      435    $    1,077    $   3,545
                                                             =========    ==========    ==========    =========
Share of equity investees' net capitalized costs(b)          $      68    $       66    $      164    $     298
========================================================     =========    ==========    ==========    =========
DECEMBER 31, 1994
   Proved properties                                         $   4,566    $    1,645    $    1,239    $   7,450
   Unproved properties                                              96            19            99          214
                                                             ---------    ----------    ----------    ---------
   TOTAL PROPERTY COSTS(a)                                       4,662         1,664         1,338        7,664
   Support facilities                                               22           127            51          200
                                                             ---------    ----------    ----------    ---------
   TOTAL CAPITALIZED COSTS                                       4,684         1,791         1,389        7,864
   Accumulated depreciation, depletion and amortization
      and valuation provisions                                  (2,559)       (1,410)         (339)      (4,308)
                                                             ---------    ----------    ----------    ---------
NET CAPITALIZED COSTS                                        $   2,125    $      381    $    1,050    $   3,556
                                                             =========    ==========    ==========    =========
Share of equity investees' net capitalized costs(b)          $      56    $       61    $      206    $     323
========================================================     =========    ==========    ==========    =========

(a)   Includes costs related to leases, exploration costs, lease and well equipment, pipelines and terminals, gas plants and other equipment.
(b)   Excludes amounts applicable to synthetic fuels.

     Costs incurred relating to oil and gas producing activities, whether capitalized or expensed, were as follows (in millions):

                                                      Other       Eastern
                                       United       Western    Hemisphere        Total
                                       States    Hemisphere     and Other    Worldwide
================================    =========    ==========    ==========    =========
DECEMBER 31, 1996
   Acquisition of properties
      Proved                        $       8    $       --    $       28    $      36
      Unproved                              9            --            --            9
   Exploration costs                       30            55            80          165
   Development costs                      212           118           244          574
                                    ---------    ----------    ----------    ---------
                                    $     259    $      173    $      352    $     784
                                    =========    ==========    ==========    =========
Share of equity investees' costs    $      35    $       36    $       54    $     125
================================    =========    ==========    ==========    =========
DECEMBER 31, 1995
   Acquisition of properties
      Proved                        $       4    $       --    $       55    $      59
      Unproved                              7            --             4           11
   Exploration costs                       29            34            70          133
   Development costs                      173           110           118          401
                                    ---------    ----------    ----------    ---------
                                    $     213    $      144    $      247    $     604
                                    =========    ==========    ==========    =========
Share of equity investees' costs    $      28    $       23    $       25    $      76
================================    =========    ==========    ==========    =========
DECEMBER 31, 1994
   Acquisition of properties
      Proved                        $     268    $       --    $      252    $     520
      Unproved                             24            --            47           71
   Exploration costs                       31            20           102          153
   Development costs                      167            85            99          351
                                    ---------    ----------    ----------    ---------
                                    $     490(a) $      105    $      500(a) $   1,095
                                    =========    ==========    ==========    =========
Share of equity investees' costs    $      14    $       14    $       27    $      55
================================    =========    ==========    ==========    =========

(a)   Amounts exclude the deferred tax effects of $22 million and $21 million in the
      United States and Eastern Hemisphere and Other, respectively, related to the
      Placid acquisition.

     The results of operations of Occidental's oil and gas producing activities, which exclude oil trading activities and items such as asset dispositions, corporate overhead and interest, were as follows (in millions):

                                                                                              Other       Eastern
                                                                               United       Western    Hemisphere        Total
                                                                               States    Hemisphere(a)  and Other    Worldwide
========================================================================    =========    ==========    ==========    =========
FOR THE YEAR ENDED DECEMBER 31, 1996
   Revenues                                                                 $     906    $      571    $      912(b) $   2,389
   Production costs                                                               241           157           184          582
   Exploration expenses                                                            25            28            67          120
   Other operating expenses                                                        49            51           124          224
   Other expense--write-down of investment in Komi                                 --            --           105          105
   Depreciation, depletion and amortization and valuation provisions              234(c)         83           164          481
                                                                            ---------    ----------    ----------    ---------
   PRETAX INCOME(LOSS)                                                            357           252           268          877
   Income tax expense(benefit)(d)                                                  81            89           169(b)       339
                                                                            ---------    ----------    ----------    ---------
   RESULTS OF OPERATIONS                                                    $     276    $      163    $       99    $     538
                                                                            =========    ==========    ==========    =========
   Share of equity investees' results of operations                         $       8    $        3    $       25    $      36
=======================================================================     =========    ==========    ==========    =========
FOR THE YEAR ENDED DECEMBER 31, 1995
   Revenues                                                                 $     702    $      467    $      679(b) $   1,848
   Production costs                                                               238           157           141          536
   Exploration expenses                                                            22            30            54          106
   Other operating expenses                                                        51            67           118          236
   Depreciation, depletion and amortization and valuation provisions              249(c)         69           128          446
                                                                            ---------    ----------    ----------    ---------
   PRETAX INCOME(LOSS)                                                            142           144           238          524
   Income tax expense(benefit)(d)                                                  16            52           113(b)       181
                                                                            ---------    ----------    ----------    ---------
   RESULTS OF OPERATIONS(e)                                                 $     126    $       92    $      125    $     343
                                                                            =========    ==========    ==========    =========
   Share of equity investees' results of operations                         $       6    $        1    $       25    $      32
=======================================================================     =========    ==========    ==========    =========
FOR THE YEAR ENDED DECEMBER 31, 1994
   Revenues                                                                 $     724    $      422    $      326(b) $   1,472
   Production costs                                                               249           165            86          500
   Exploration expenses                                                            20            17            90          127
   Other operating expenses                                                        60            78            83          221
   Depreciation, depletion and amortization and valuation provisions              220(c)         61           102          383
                                                                            ---------    ----------    ----------    ---------
   PRETAX INCOME(LOSS)                                                            175           101           (35)         241
   Income tax expense(benefit)(d)                                                  --            62            39(b)       101
                                                                            ---------    ----------    ----------    ---------
   RESULTS OF OPERATIONS(e)                                                 $     175    $       39    $      (74)   $     140
                                                                            =========    ==========    ==========    =========
   Share of equity investees' results of operations                         $       4    $        7    $       17    $      28
=======================================================================     =========    ==========    ==========    =========

(a)   Includes amounts applicable to operating interests in which Occidental receives an agreed-upon fee per barrel of crude oil produced.
(b)   Revenues and income tax expense include taxes owed by Occidental but paid by governmental entities on its behalf.
(c)   Includes a credit of $15 million, $16 million and $18 million in 1996, 1995 and 1994, respectively, under the method of allocating amounts in lieu of taxes.
(d)   U.S. federal income taxes reflect expense allocations related to oil and gas activities, including allocated interest and corporate overhead. Foreign income taxes were included in geographic areas on the basis of operating results.
(e)   The 1995 and 1994 amounts have been restated as a result of cost reclassifications to be on a consistent basis with 1996.
      The new presentation reflects the current cost structure of the oil and gas producing activities of the Company.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------


To the Stockholders and Board of Directors, Occidental Petroleum Corporation:

     We have audited the accompanying consolidated balance sheets of OCCIDENTAL PETROLEUM CORPORATION (a Delaware corporation) and consolidated subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 (included on pages 14 through 37). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Occidental Petroleum Corporation and consolidated subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                             ARTHUR ANDERSEN LLP
                                                         Los Angeles, California
                                                                January 20, 1998

1996 QUARTERLY FINANCIAL DATA (Unaudited)                                             Occidental Petroleum Corporation
In millions, except per-share amounts                                                                 and Subsidiaries

Three months ended                            MARCH 31         JUNE 30    SEPTEMBER 30     DECEMBER 31      TOTAL YEAR
======================================    ============    ============    ============    ============    ============
Divisional net sales
   Oil and gas                            $        753    $        879    $      1,149    $        899    $      3,680
   Chemical                                      1,068           1,058           1,084           1,097           4,307
                                          ------------    ------------    ------------    ------------    ------------
Net sales                                 $      1,821    $      1,937    $      2,233    $      1,996    $      7,987
                                          ============    ============    ============    ============    ============
Gross profit                              $        481    $        544    $        550    $        616    $      2,191
                                          ============    ============    ============    ============    ============
Divisional earnings
   Oil and gas                            $        161    $        144    $         20    $        155    $        480
   Chemical                                        118             212             228             110             668
                                          ------------    ------------    ------------    ------------    ------------
                                                   279             356             248             265           1,148
Unallocated corporate items
   Interest expense, net                          (132)           (113)           (107)           (102)           (454)
   Income taxes                                    (44)            (83)             36             (18)           (109)
   Other                                           (17)            (11)            (13)            (30)            (71)
                                          ------------    ------------    ------------    ------------    ------------
Income from continuing operations                   86             149             164             115             514
Discontinued operations, net                        78              32              30              44             184
Extraordinary gain(loss), net                      (30)             --              --              --             (30)
                                          ------------    ------------    ------------    ------------    ------------
Net income(loss)                          $        134    $        181(a) $        194(b) $        159    $        668
                                          ============    ============    ============    ============    ============
Primary earnings per common share
   Income from continuing operations      $        .20    $        .39    $        .43    $        .28    $       1.30
   Discontinued operations, net                    .24             .10             .10             .13             .56
   Extraordinary gain(loss), net                  (.09)             --              --              --            (.09)
                                          ------------    ------------    ------------    ------------    ------------
Primary earnings(loss) per common share   $        .35    $        .49    $        .53    $        .41    $       1.77
                                          ============    ============    ============    ============    ============
Fully diluted earnings per common share
   Income from continuing operations      $        .20    $        .39    $        .42    $        .28    $       1.33
   Discontinued operations, net                    .23             .08             .08             .12             .48
   Extraordinary gain(loss), net                  (.09)             --              --              --            (.08)
                                          ------------    ------------    ------------    ------------    ------------
Fully diluted earnings(loss) per
   common share                           $        .34    $        .47    $        .50    $        .40    $       1.73
                                          ============    ============    ============    ============    ============
Dividends per common share                $        .25    $        .25    $        .25    $        .25    $       1.00
                                          ============    ============    ============    ============    ============
Market price per common share
   High                                   $     27        $     27 1/4    $     25 7/8    $     25 5/8
   Low                                    $     20 1/8    $     24 1/4    $     21 1/2    $     20 1/2
======================================    ============    ============    ============    ============

(a)  Includes a $130 million benefit related to a favorable litigation settlement, and a charge of $75 million for additional environmental reserves relating to various existing sites, and the related state tax effects in the chemical division.
(b)  Includes a charge of $105 million for the write-down of an investment in an oil and gas project in the Republic of
     Komi, a $40 million benefit related to a favorable litigation settlement in the chemical division and a $100 million benefit for a reduction in the deferred tax asset valuation allowance.

1995 QUARTERLY FINANCIAL DATA (Unaudited)                                             Occidental Petroleum Corporation
In millions, except per-share amounts                                                                 and Subsidiaries

Three months ended                            March 31         June 30    September 30     December 31      Total Year
======================================    ============    ============    ============    ============    ============
Divisional net sales
   Oil and gas                            $        705    $        756    $        779    $        779    $      3,019
   Chemical                                      1,472           1,456           1,325           1,117           5,370
                                          ------------    ------------    ------------    ------------    ------------
Net sales                                 $      2,177    $      2,212    $      2,104    $      1,896    $      8,389
                                          ============    ============    ============    ============    ============
Gross profit                              $        569    $        618    $        504    $        458    $      2,149
                                          ============    ============    ============    ============    ============
Divisional earnings
   Oil and gas                            $         60    $        (30)   $         46    $        (31)   $         45
   Chemical                                        307             354             252             167           1,080
                                          ------------    ------------    ------------    ------------    ------------
                                                   367             324             298             136           1,125
Unallocated corporate items
   Interest expense, net                          (144)           (137)           (134)           (133)           (548)
   Income taxes                                    (85)            (36)            (49)              8            (162)
   Other                                           (11)             (9)            (13)            (24)            (57)
                                          ------------    ------------    ------------    ------------    ------------
Income from continuing operations                  127             142             102             (13)            358
Discontinued operations, net                        51              45              39              18             153
Extraordinary gain(loss), net                       --              --              --              --              --
                                          ------------    ------------    ------------    ------------    ------------
Net income(loss)                          $        178    $        187(a) $        141    $          5(b) $        511
                                          ============    ============    ============    ============    ============

Primary earnings per common share
   Income from continuing operations      $        .33    $        .37    $        .24    $       (.11)   $        .83
   Discontinued operations, net                    .16             .14             .12             .06             .48
   Extraordinary gain(loss), net                    --              --              --              --              --
                                          ------------    ------------    ------------    ------------    ------------
Primary earnings(loss) per common share   $        .49    $        .51    $        .36    $       (.05)   $       1.31
                                          ============    ============    ============    ============    ============

Fully diluted earnings per common share
   Income from continuing operations      $        .34    $        .37    $        .25    $       (.11)   $        .86
   Discontinued operations, net                    .13             .12             .11             .06             .44
   Extraordinary gain(loss), net                    --              --              --              --              --
                                          ------------    ------------    ------------    ------------    ------------
Fully diluted earnings(loss) per
   common share                           $        .47    $        .49    $        .36    $       (.05)   $       1.30
                                          ============    ============    ============    ============    ============

Dividends per common share                $        .25    $        .25    $        .25    $        .25    $       1.00
                                          ============    ============    ============    ============    ============
Market price per common share
   High                                   $         22    $     24 3/8    $     23 7/8    $     23 1/2
   Low                                    $         18    $     21 1/4    $     21 1/8    $     20 1/8
======================================    ============    ============    ============    ============

(a)  Includes charges of $109 million for settlement of litigation in the oil and gas division, partially offset by a pretax gain of $40 million from the sale of Occidental's PVC facility at Addis, Louisiana.
(b)  Includes reorganization charges of $95 million recorded in the oil and gas division.

SUPPLEMENTAL OIL AND GAS INFORMATION (Unaudited)

     The following tables set forth Occidental's net interests in quantities of proved developed and undeveloped reserves of crude oil, condensate and natural gas and changes in such quantities. Crude oil reserves (in millions of barrels) include condensate. The reserves are stated after applicable royalties. Estimates of reserves have been made by Occidental engineers. These estimates include reserves in which Occidental holds an economic interest under service contracts and other arrangements.

RESERVES
Oil in millions of barrels, natural gas in billions of cubic feet

                                                                                      Other             Eastern
                                                                 United             Western          Hemisphere               Total
                                                                 States          Hemisphere           and Other           Worldwide
                                                       ----------------    ----------------    ----------------    ----------------
                                                          Oil       Gas       Oil(a)    Gas       Oil       Gas       Oil       Gas
===================================================    ======    ======    ======    ======    ======    ======    ======    ======
PROVED DEVELOPED AND UNDEVELOPED RESERVES

BALANCE AT DECEMBER 31, 1993                              195     1,980       395         3       203       153       793     2,136
   Revisions of previous estimates                          3        (5)       68        --        21        --        92        (5)
   Improved recovery                                       10         2        --        --         5        --        15         2
   Extensions and discoveries                              10        78        22        --        18        27        50       105
   Purchases of proved reserves                            22       154        --        --        56       193        78       347
   Sales of proved reserves                                --        (3)      (23)       (3)       --        --       (23)       (6)
   Production                                             (22)     (227)      (44)       --       (21)      (19)      (87)     (246)
---------------------------------------------------    ------    ------    ------    ------    ------    ------    ------    ------
BALANCE AT DECEMBER 31, 1994                              218     1,979       418        --       282       354       918     2,333
   Revisions of previous estimates                          6        25        14        --        51       (14)       71        11
   Improved recovery                                        6         6        24        --        12        --        42         6
   Extensions and discoveries                               5        35         8        --        12       373        25       408
   Purchases of proved reserves                            --         4        --        --        --         9        --        13
   Sales of proved reserves                               (16)(b)    (5)       --        --        (9)(b)   (37)      (25)      (42)
   Production                                             (23)     (223)      (47)       --       (31)      (46)     (101)     (269)
---------------------------------------------------    ------    ------    ------    ------    ------    ------    ------    ------
BALANCE AT DECEMBER 31, 1995                              196     1,821       417        --       317       639       930     2,460
   Revisions of previous estimates                         11        26       (19)       --        77       200        69       226
   Improved recovery                                        1        --        --        --        18        --        19        --
   Extensions and discoveries                              16       105         3        --        11        40        30       145
   Purchases of proved reserves                             1        18        --        --        --         3         1        21
   Sales of proved reserves                                (1)       (6)       --        --       (46)       --       (47)       (6)
   Production                                             (21)     (220)      (47)       --       (37)      (42)     (105)     (262)
---------------------------------------------------    ------    ------    ------    ------    ------    ------    ------    ------
BALANCE AT DECEMBER 31, 1996                              203     1,744       354        --       340       840       897     2,584
===================================================    ======    ======    ======    ======    ======    ======    ======    ======
PROPORTIONAL INTEREST IN EQUITY INVESTEES' RESERVES

   December 31, 1993                                        4        35        11        90        29        58        44       183
                                                       ======    ======    ======    ======    ======    ======    ======    ======
   December 31, 1994                                        5        32        11        84        25        46        41       162
                                                       ======    ======    ======    ======    ======    ======    ======    ======
   December 31, 1995                                        5        36        12        81        21        39        38       156
                                                       ======    ======    ======    ======    ======    ======    ======    ======
   DECEMBER 31, 1996                                        5        47        14        77        20        30        39       154
===================================================    ======    ======    ======    ======    ======    ======    ======    ======

See footnotes on following page.

RESERVES continued
Oil in millions of barrels, natural gas in billions of cubic feet

                                                                                      Other             Eastern
                                                                 United             Western          Hemisphere               Total
                                                                 States          Hemisphere           and Other           Worldwide
                                                       ----------------    ----------------    ----------------    ----------------
                                                          Oil       Gas       Oil(a)    Gas       Oil       Gas       Oil       Gas
===================================================    ======    ======    ======    ======    ======    ======    ======    ======
PROVED DEVELOPED RESERVES

   December 31, 1993                                      155     1,792       300         3       103        56       558     1,851
                                                       ======    ======    ======    ======    ======    ======    ======    ======
   December 31, 1994                                      169     1,851       258        --       173       264       600     2,115
                                                       ======    ======    ======    ======    ======    ======    ======    ======
   December 31, 1995                                      149     1,747       283        --       195       235       627     1,982
                                                       ======    ======    ======    ======    ======    ======    ======    ======
   DECEMBER 31, 1996                                      153     1,677       260        --       213       205       626     1,882
===================================================    ======    ======    ======    ======    ======    ======    ======    ======
PROPORTIONAL INTEREST IN EQUITY INVESTEES' RESERVES

   December 31, 1993                                        4        27         6        83        27        54        37       164
                                                       ======    ======    ======    ======    ======    ======    ======    ======
   December 31, 1994                                        4        27         7        77        24        38        35       142
                                                       ======    ======    ======    ======    ======    ======    ======    ======
   December 31, 1995                                        5        30        10        75        16        31        31       136
                                                       ======    ======    ======    ======    ======    ======    ======    ======
   DECEMBER 31, 1996                                        4        41        13        69        15        25        32       135
===================================================    ======    ======    ======    ======    ======    ======    ======    ======

(a)  Portions of these reserves are being produced pursuant to exclusive service contracts.
(b)  Includes approximately 14 million and 6 million barrels of oil (which approximate 17.7 million barrels of WTI-equivalent oil)
     in the United States and Eastern Hemisphere and Other, respectively, associated with the advance sale of crude oil (see
     Note 8).

STANDARDIZED MEASURE, INCLUDING YEAR-TO-YEAR CHANGES THEREIN, OF DISCOUNTED
FUTURE NET CASH FLOWS    For purposes of the following disclosures, estimates
were made of quantities of proved reserves and the periods during which they are expected to be produced. Future cash flows were computed by applying year-end prices to Occidental's share of estimated annual future production from proved oil and gas reserves, net of royalties. Future development and production costs were computed by applying year-end costs to be incurred in producing and further developing the proved reserves. Future income tax expenses were computed by applying, generally, year-end statutory tax rates (adjusted for permanent differences, tax credits and allowances) to the estimated net future pretax cash flows. The discount was computed by application of a 10 percent discount factor. The calculations assumed the continuation of existing economic, operating and contractual conditions at each of December 31, 1996, 1995 and 1994. However, such arbitrary assumptions have not necessarily proven to be the case in the past. Other assumptions of equal validity would give rise to substantially different results.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
In millions

                                                                          Other       Eastern
                                                           United       Western    Hemisphere         Total
                                                           States    Hemisphere(a)  and Other     Worldwide
===================================================    ==========    ==========    ==========    ==========
AT DECEMBER 31, 1996
   Future cash flows                                   $    8,887    $    4,642    $    8,399    $   21,928
   Future costs
      Production costs and other operating expenses        (3,296)       (1,853)       (3,139)       (8,288)
      Development costs(b)                                   (514)         (289)       (1,184)       (1,987)
                                                       ----------    ----------    ----------    ----------
   FUTURE NET CASH FLOWS BEFORE INCOME TAXES                5,077         2,500         4,076        11,653
   Future income tax expense                               (1,646)         (875)         (457)       (2,978)
                                                       ----------    ----------    ----------    ----------
   FUTURE NET CASH FLOWS                                    3,431         1,625         3,619         8,675
   Ten percent discount factor                             (1,462)         (555)       (1,418)       (3,435)
                                                       ----------    ----------    ----------    ----------
   STANDARDIZED MEASURE                                     1,969         1,070         2,201         5,240
   Share of equity investees' standardized measure            117           104           234           455
                                                       ----------    ----------    ----------    ----------
                                                       $    2,086    $    1,174    $    2,435    $    5,695
===================================================    ==========    ==========    ==========    ==========
AT DECEMBER 31, 1995
   Future cash flows                                   $    6,110    $    4,206    $    5,639    $   15,955
   Future costs
      Production costs and other operating expenses        (2,479)       (1,824)       (2,303)       (6,606)
      Development costs(b)                                   (496)         (269)         (689)       (1,454)
                                                       ----------    ----------    ----------    ----------
   FUTURE NET CASH FLOWS BEFORE INCOME TAXES                3,135         2,113         2,647         7,895
   Future income tax expense                                 (916)         (655)         (234)       (1,805)
                                                       ----------    ----------    ----------    ----------
   FUTURE NET CASH FLOWS                                    2,219         1,458         2,413         6,090
   Ten percent discount factor                               (979)         (564)         (957)       (2,500)
                                                       ----------    ----------    ----------    ----------
   STANDARDIZED MEASURE                                     1,240           894         1,456         3,590
   Share of equity investees' standardized measure             76            53           239           368
                                                       ----------    ----------    ----------    ----------
                                                       $    1,316    $      947    $    1,695    $    3,958
===================================================    ==========    ==========    ==========    ==========
AT DECEMBER 31, 1994
   Future cash flows                                   $    6,333    $    3,769    $    4,253    $   14,355
   Future costs
      Production costs and other operating expenses        (2,557)       (1,830)       (1,748)       (6,135)
      Development costs(b)                                   (560)         (321)         (169)       (1,050)
                                                       ----------    ----------    ----------    ----------
   FUTURE NET CASH FLOWS BEFORE INCOME TAXES                3,216         1,618         2,336         7,170
   Future income tax expense                                 (928)         (517)         (138)       (1,583)
                                                       ----------    ----------    ----------    ----------
   FUTURE NET CASH FLOWS                                    2,288         1,101         2,198         5,587
   Ten percent discount factor                             (1,004)         (448)         (833)       (2,285)
                                                       ----------    ----------    ----------    ----------
   STANDARDIZED MEASURE                                     1,284           653         1,365         3,302
   Share of equity investees' standardized measure             49            47           258           354
                                                       ----------    ----------    ----------    ----------
                                                       $    1,333    $      700    $    1,623    $    3,656
===================================================    ==========    ==========    ==========    ==========

(a)  Includes amounts applicable to operating interests in which Occidental receives an agreed-upon fee per barrel of crude oil produced.
(b)  Includes dismantlement and abandonment costs.

CHANGES IN THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE
NET CASH FLOWS FROM PROVED RESERVE QUANTITIES
In millions

For the years ended December 31,                                                          1996         1995         1994
=================================================================================    =========    =========    =========
BEGINNING OF YEAR                                                                    $   3,590    $   3,302    $   2,216
                                                                                     ---------    ---------    ---------
   Sales and transfers of oil and gas produced, net of production costs and other
      operating expenses                                                                (1,640)      (1,169)        (764)
   Net change in prices received per barrel, net of production costs and other
      operating expenses                                                                 2,604          672          477
   Extensions, discoveries and improved recovery, net of future production and
      development costs                                                                    576          170          215
   Change in estimated future development costs                                           (620)        (110)        (163)
   Revisions of quantity estimates                                                         863          394          246
   Development costs incurred during the period                                            573          401          328
   Accretion of discount                                                                   305          369          260
   Net change in income taxes                                                             (655)        (195)        (108)
   Purchases and sales of reserves in place, net                                          (403)        (247)         599
   Changes in production rates and other                                                    47            3           (4)
                                                                                     ---------    ---------    ---------
NET CHANGE                                                                               1,650          288        1,086
                                                                                     ---------    ---------    ---------
END OF YEAR                                                                          $   5,240    $   3,590    $   3,302
=================================================================================    =========    =========    =========

     The information set forth below does not include information with respect to operations of equity investees.
     The following table sets forth, for each of the three years in the period ended December 31, 1996, Occidental's approximate average sales prices and average production costs of oil and gas. Production costs are the costs incurred in lifting the oil and gas to the surface and include gathering, treating, primary processing, field storage, property taxes and insurance on proved properties, but do not include depreciation, depletion and amortization, royalties, income taxes, interest, general and administrative and other expenses.

AVERAGE SALES PRICES AND AVERAGE PRODUCTION COSTS OF OIL AND GAS

                                                                         Other         Eastern
                                                          United       Western      Hemisphere
For the years ended December 31,                          States    Hemisphere(a,b)  and Other(a)
==================================================    ==========    ==========      ==========
1996
   Oil
      Average sales price ($/bbl.)                    $    18.98    $    12.65      $    17.66
   Gas
      Average sales price ($/Mcf)                     $     2.11    $       --      $     2.23

   Average oil and gas production cost ($/bbl.)(c)    $     4.04    $     3.34      $     4.09
--------------------------------------------------    ----------    ----------      ----------
1995
   Oil
      Average sales price ($/bbl.)                    $    15.61    $    10.62      $    14.47
   Gas
      Average sales price ($/Mcf)                     $     1.51    $       --      $     2.07

   Average oil and gas production cost ($/bbl.)(c)    $     3.96    $     3.34      $     3.65
--------------------------------------------------    ----------    ----------      ----------
1994
   Oil
      Average sales price ($/bbl.)                    $    14.21    $    10.19      $    12.08
   Gas
      Average sales price ($/Mcf)                     $     1.85    $     1.72      $     1.15

   Average oil and gas production cost ($/bbl.)(c)    $     4.16    $     3.75      $     3.56
--------------------------------------------------    ----------    ----------      ----------

(a)  Sales prices are calculated before royalties with respect to certain of Occidental's interests.
(b)  Sales prices include fees received under service contracts.
(c)  Natural gas volumes have been converted to equivalent barrels based on energy content of six Mcf of gas to one barrel of oil.

     The following table sets forth, for each of the three years in the period ended December 31, 1996, Occidental's net productive and dry exploratory and development wells drilled.

NET PRODUCTIVE AND DRY EXPLORATORY AND DEVELOPMENT WELLS DRILLED

                                                          Other       Eastern
                                           United       Western    Hemisphere        Total
For the years ended December 31,           States    Hemisphere     and Other    Worldwide
====================================    =========    ==========    ==========    =========
1996
   Oil--  Exploratory                          --           2.8           3.6          6.4
          Development                        61.6          23.2          18.4        103.2
   Gas--  Exploratory                         2.6            --           2.0          4.6
          Development                       103.2            --           1.7        104.9
   Dry--  Exploratory                         5.5           2.5           6.2         14.2
          Development                        15.6           0.5           2.1         18.2
------------------------------------    ---------    ----------    ----------    ---------
1995
   Oil--  Exploratory                         1.4           0.7           2.0          4.1
          Development                        79.3          20.6          26.8        126.7
   Gas--  Exploratory                         9.0            --           1.7         10.7
          Development                        90.1            --           4.7         94.8
   Dry--  Exploratory                         5.5           2.7           7.9         16.1
          Development                        14.5           0.4            --         14.9
------------------------------------    ---------    ----------    ----------    ---------
1994
   Oil--  Exploratory                         1.5            --           3.0          4.5
          Development                       139.6          10.8          58.6        209.0
   Gas--  Exploratory                         0.6            --           1.0          1.6
          Development                       104.7            --           1.0        105.7
   Dry--  Exploratory                         3.2            --          12.5         15.7
          Development                        19.5           0.9           0.6         21.0
------------------------------------    ---------    ----------    ----------    ---------

     The following table sets forth, as of December 31, 1996, Occidental's productive oil and gas wells (both producing wells and wells capable of production). The numbers in parentheses indicate the number of wells with multiple completions.

PRODUCTIVE OIL AND GAS WELLS

                                                            Other       Eastern
                                             United       Western    Hemisphere           Total
Wells at December 31, 1996                   States    Hemisphere     and Other       Worldwide
====================================    ===========    ==========    ==========    ============
Oil--  Gross(a)                         9,592  (268)     382   (-)     778  (21)   10,752  (289)
       Net(b)                           5,280   (61)     265   (-)     402  (21)    5,947   (82)
Gas--  Gross(a)                         3,970  (184)      --   (-)     113   (-)    4,083  (184)
       Net(b)                           2,551   (43)      --   (-)      36   (-)    2,587   (43)
------------------------------------    -----------    ----------    ----------    ------------

(a) The total number of wells in which interests are owned or which are operated under service contracts.
(b)  The sum of fractional interests.

     The following table sets forth, as of December 31, 1996, Occidental's participation in exploratory and development wells being drilled.

PARTICIPATION IN EXPLORATORY AND DEVELOPMENT WELLS BEING DRILLED

                                                                Other       Eastern
                                                 United       Western    Hemisphere        Total
Wells at December 31, 1996                       States    Hemisphere     and Other    Worldwide
==========================================    =========    ==========    ==========    =========
Exploratory and development wells--  Gross           59             3            18           80
                                     Net             43             3             7           53
------------------------------------------    ---------    ----------    ----------    ---------

     At December 31, 1996, Occidental was participating in 102 pressure maintenance and waterflood projects in the United States, 1 in Latin America, 27 in the Middle East and 6 in Russia.

     The following table sets forth, as of December 31, 1996, Occidental's holdings of developed and undeveloped oil and gas acreage.

OIL AND GAS ACREAGE

                                                          Other       Eastern
                                           United       Western    Hemisphere        Total
Thousands of acres                         States    Hemisphere     and Other    Worldwide
====================================    =========    ==========    ==========    =========
Developed(a)--    Gross(b)                  2,288           135        11,379       13,802
                  Net(c)                    1,535           126         5,457        7,118
------------------------------------    ---------    ----------    ----------    ---------
Undeveloped(d)--  Gross(b)                  1,521         9,162        35,587       46,270
                  Net(c)                      806         7,084        21,110       29,000
------------------------------------    ---------    ----------    ----------    ---------

(a)  Acres spaced or assigned to productive wells.
(b)  Total acres in which interests are held.
(c)  Sum of the fractional interests owned, based on working interests or shares of production, if under production-sharing agreements.
(d)  Acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether the acreage contains proved reserves.

     The following table sets forth, for each of the three years in the period ended December 31, 1996, Occidental's domestic oil and gas production.

OIL AND NATURAL GAS PRODUCTION--DOMESTIC

                                           Oil Production                 Natural Gas Production
                             Thousands of barrels per day         Millions of cubic feet per day
                      -----------------------------------    -----------------------------------
                           1996         1995         1994         1996         1995         1994
==================    =========    =========    =========    =========    =========    =========
California                    2            5            5           --           --           --
Gulf of Mexico               10           11           11          154          157          180
Kansas                        6            6            7          186          193          194
Louisiana                     6            7            3           43           39           23
Mississippi                   1            1           --            3            4            5
New Mexico                    3            3            3           24           22           20
Oklahoma                      4            5            5           52           57           60
Texas                        21           21           22          126          128          131
Wyoming                      --           --           --            9            8            5
Other States                  4            5            3            4            4            2
                      ---------    ---------    ---------    ---------    ---------    ---------
TOTAL                        57           64           59          601          612          620
==================    =========    =========    =========    =========    =========    =========

     The following table sets forth, for each of the three years in the period ended December 31, 1996, Occidental's international oil and gas production.

OIL AND NATURAL GAS PRODUCTION--INTERNATIONAL

                                           Oil Production                 Natural Gas Production
                             Thousands of barrels per day         Millions of cubic feet per day
                      -----------------------------------    -----------------------------------
                           1996         1995         1994         1996         1995         1994
==================    =========    =========    =========    =========    =========    =========
Argentina                    --           --            4           --           --            1
Colombia                     29           30           28           --           --           --
Congo                         4            9            2           --           --           --
Ecuador                      18           20           18           --           --           --
Netherlands                  --           --           --           72           78           --
Oman                         13           12           12           --           --           --
Pakistan                      6            6            7           43           49           52
Peru                         54           58           61           --           --           --
Qatar                        38           20            3           --           --           --
Russia                       25           23           21           --           --           --
Venezuela                    27           21            8           --           --           --
Yemen                        15           15           14           --           --           --
                      ---------    ---------    ---------    ---------    ---------    ---------
TOTAL                       229          214          178          115          127           53
==================    =========    =========    =========    =========    =========    =========

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors, Occidental Petroleum Corporation:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Occidental Petroleum Corporation for the year ended December 31, 1996 included in this Form 8-K, and have issued our report thereon dated January 20, 1998. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The Valuation and Qualifying Accounts schedule is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and regulations under the Securities Exchange Act of 1934 and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                         ARTHUR ANDERSEN LLP
Los Angeles, California
January 20, 1998

               OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS(a)

                                 (In millions)

                                          ADDITIONS
                                    ---------------------
                         BALANCE AT CHARGED TO CHARGED TO              BALANCE AT
                         BEGINNING  COSTS AND    OTHER                   END OF
                         OF PERIOD   EXPENSES   ACCOUNTS  DEDUCTIONS     PERIOD
-----------------------  ---------- ---------- ---------- ----------   ----------
1996
  Allowance for doubtful
   accounts                $   19     $   12     $   --     $   (7)      $   24
                           ======     ======     ======     ======       ======
  Environmental            $  578     $  100     $   11     $ (127)(b)   $  562
  Foreign and other
   taxes, litigation and
   other reserves             931         65         24        (85)(b)      935
                           ------     ------     ------     ------       ------
                           $1,509     $  165     $   35     $ (212)      $1,497(c)
-----------------------    ======     ======     ======     ======       ======
1995
  Allowance for doubtful
   accounts                $   17     $    8     $    1     $   (7)     $    19
                           ======     ======     ======     ======       ======
  Environmental            $  632     $   21     $   18     $  (93)(b)   $  578
  Foreign and other
   taxes, litigation and
   other reserves             953        140         50       (212)(b)      931
                           ------     ------     ------     ------       ------
                           $1,585     $  161     $   68     $ (305)      $1,509(c)
-----------------------    ======     ======     ======     ======       ======
1994
  Allowance for doubtful
   accounts                $   13     $    6     $    1     $   (3)      $   17
                           ======     ======     ======     ======       ======
  Environmental            $  737     $    4     $   51     $ (160)(b)   $  632
  Foreign and other
   taxes, litigation and
   other reserves             758        190         84        (79)(b)      953
                           ------     ------     ------     ------       ------
                           $1,495     $  194     $  135     $ (239)      $1,585(c)
-----------------------    ======     ======     ======     ======       ======

(a) All amounts exclude MidCon.
(b) Primarily represents payments.
(c) Of these amounts, $204 million, $207 million and $193 million in 1996, 1995 and 1994, respectively, is classified as current.

                                       48

               OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                (Amounts in thousands, except per-share amounts)

                                                       1996          1995          1994
                                                     ---------     ---------     ---------
EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
---------------------------------------------------
Applicable to common shares:
  Income(loss) from continuing operations            $ 421,387     $ 265,268     $(298,274)
  Discontinued operations, net                         183,733       152,992       187,018
  Extraordinary gain(loss), net                        (29,836)           --          (176)
                                                     ---------     ---------     ---------
Earnings(loss) applicable to common stock            $ 575,284     $ 418,260     $(111,432)
                                                     =========     =========     =========
Common shares outstanding at beginning of period       318,711       316,853       305,603
Issuance of common shares, weighted average              4,814         1,025         5,258
Conversions, weighted average options exercised and
 other                                                     351           260            13
Repurchase/cancellation of common shares                   (94)          (65)          (68)
Effect of assumed exercises
  Dilutive effect of exercise of options
   outstanding and other                                   363           158            30
                                                     ---------     ---------     ---------
Weighted average common stock and common stock
 equivalents                                           324,145       318,231       310,836
                                                     =========     =========     =========
Primary earnings per share:
  Income(loss) from continuing operations            $    1.30     $     .83     $    (.96)
  Discontinued operations, net                             .56           .48           .60
  Extraordinary gain(loss), net                           (.09)           --            --
                                                     ---------     ---------     ---------
    Earnings(loss) per common and common equivalent
     share                                           $    1.77     $    1.31     $    (.36)
                                                     =========     =========     =========
FULLY DILUTED EARNINGS PER SHARE
---------------------------------------------------
Earnings(loss) applicable to common stock            $ 575,284     $ 418,260     $(111,432)
Dividends applicable to dilutive preferred stock:
  $3.875 preferred stock(a)                             58,538            --            --
  $3.00 preferred stock(a)                              34,164        34,165            --
                                                     ---------     ---------     ---------
                                                     $ 667,986     $ 452,425     $(111,432)
                                                     =========     =========     =========
Common shares outstanding at beginning of period       318,711       316,853       305,603
Issuance of common shares, weighted average              4,814         1,025         5,258
Conversions, weighted average options exercised and
 other                                                     351           260            13
Repurchase/cancellation of common shares                   (94)          (65)          (68)
Effect of assumed conversions
  Dilutive effect of assumed conversion of
   preferred stock:
    $3.875 preferred stock(a)                           33,186            --            --
    $3.00 preferred stock(a)                            28,068        30,566            --
  Dilutive effect of exercise of options
   outstanding and other                                   431           212            40
                                                     ---------     ---------     ---------
Total for computation of fully diluted earnings per
 share                                                 385,467       348,851       310,846
                                                     =========     =========     =========
Fully diluted earnings per share:
  Income(loss) from continuing operations            $    1.33     $     .86     $    (.96)
  Discontinued operations, net                             .48           .44           .60
  Extraordinary gain(loss), net                           (.08)           --            --
                                                     ---------     ---------     ---------
    Fully diluted earnings(loss) per common share    $    1.73     $    1.30     $    (.36)
                                                     =========     =========     =========
---------------------------------------------------
(a) Convertible securities are not considered in the calculations if the effect of the conversion is anti-dilutive.

               OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

      COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                  FOR THE FIVE YEARS ENDED DECEMBER 31, 1996
                     (Amounts in millions, except ratios)

                                           1996       1995       1994      1993       1992
---------------------------------------   ------     ------     ------    ------     ------
Income(loss) from continuing
 operations(a)                            $  486     $  325     $ (236)   $ (190)    $ (242)
                                          ------     ------     ------    ------     ------
  Add:
    Provision(credit) for taxes on income
     (other than foreign oil and gas
     taxes)                                   99        155        (59)      (23)       (89)
    Interest and debt expense(b)             492        591        586       598        669
    Portion of lease rentals
     representative of the interest
     factor                                   38         43         50        49         51
    Preferred dividends to minority
     stockholders of subsidiaries(c)          --         --         --        --          6
                                          ------     ------     ------    ------     ------
                                             629        789        577       624        637
                                          ------     ------     ------    ------     ------
Earnings(loss) before fixed charges       $1,115     $1,114     $  341    $  434     $  395
                                          ======     ======     ======    ======     ======
Fixed charges
    Interest and debt expense including
     capitalized interest(b)              $  499     $  595     $  589    $  609     $  682
    Portion of lease rentals
     representative of the interest
     factor                                   38         43         50        49         51
    Preferred dividends to minority
     stockholders of subsidiaries(c)          --         --         --        --          6
                                          ------     ------     ------    ------     ------
    Total fixed charges                   $  537     $  638     $  639    $  658     $  739
                                          ======     ======     ======    ======     ======
Ratio of earnings to fixed charges          2.08       1.75        n/a(d)    n/a(d)     n/a(d)
----------------------------------------  ======     ======     ======    ======     ======

(a) Includes (1) minority interest in net income of majority-owned subsidiaries having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.
(c) Adjusted to a pretax basis.
(d) Not computed due to less than one-to-one coverage. Earnings were inadequate to cover fixed charges by $298 million in 1994, $224 million in 1993 and $344 million in 1992.

                     OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED CONDENSED BALANCE SHEETS
                           MARCH 31, 1997 AND DECEMBER 31, 1996
                                   (Amounts in millions)
                                                                               1997         1996
======================================================================    =========    =========

ASSETS

CURRENT ASSETS

  Cash and cash equivalents (Note 4)                                      $     303    $     258

  Receivables, net                                                              722          757

  Inventories (Note 5)                                                          537          582

  Prepaid expenses and other                                                    294          313
                                                                          ---------    ---------

    Total current assets                                                      1,856        1,910

LONG-TERM RECEIVABLES, net                                                      151          153

EQUITY INVESTMENTS (Note 11)                                                    980          985

PROPERTY, PLANT AND EQUIPMENT, at cost, net of
  accumulated depreciation, depletion and amortization of $7,870
  at March 31, 1997 and $7,690 at December 31, 1996 (Note 6)                  8,224        8,196

OTHER ASSETS                                                                    459          416

NET ASSETS OF DISCONTINUED OPERATIONS                                         3,460        3,321
                                                                          ---------    ---------
                                                                          $  15,130    $  14,981
=====================================================================     =========    =========
The accompanying notes are an integral part of these financial statements.

                       OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
                             CONSOLIDATED CONDENSED BALANCE SHEETS
                              MARCH 31, 1997 AND DECEMBER 31, 1996
                                     (Amounts in millions)

                                                                               1997         1996
======================================================================    =========    =========
LIABILITIES AND EQUITY

CURRENT LIABILITIES

  Current maturities of long-term debt and capital lease liabilities      $       7    $      27

  Notes payable                                                                  48           20

  Accounts payable                                                              629          617

  Accrued liabilities                                                           937        1,077

  Domestic and foreign income taxes                                             172           96
                                                                          ---------    ---------
    Total current liabilities                                                 1,793        1,837
                                                                          ---------    ---------
LONG-TERM DEBT, net of current maturities and unamortized discount            4,639        4,511
                                                                          ---------    ---------
DEFERRED CREDITS AND OTHER LIABILITIES

  Deferred and other domestic and foreign income taxes                          856          839

  Other                                                                       2,625        2,654
                                                                          ---------    ---------
                                                                              3,481        3,493
                                                                          ---------    ---------
STOCKHOLDERS' EQUITY

  Nonredeemable preferred stock, stated at liquidation value                  1,325        1,325

  ESOP preferred stock, at par value                                          1,400        1,400

  Unearned ESOP shares                                                       (1,394)      (1,394)

  Common stock, at par value                                                     66           66

  Additional paid-in capital                                                  4,369        4,463

  Retained earnings(deficit)                                                   (546)        (726)

  Cumulative foreign currency translation adjustments                            (3)           6
                                                                          ---------    ---------
                                                                              5,217        5,140
                                                                          ---------    ---------
                                                                          $  15,130    $  14,981
======================================================================    =========    =========
The accompanying notes are an integral part of these financial statements.

                      OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                       (Amounts in millions, except per-share amounts)

                                                                             Three Months Ended
                                                                                       March 31
                                                                         ----------------------
                                                                              1997         1996
=====================================================================    =========    =========
REVENUES
  Net sales and operating revenues
    Oil and gas operations                                               $     842    $     753
    Chemical operations                                                      1,075        1,068
                                                                         ---------    ---------
                                                                             1,917        1,821
  Interest, dividends and other income                                          15           23
  Gains on disposition of assets, net                                           --            4
  Income from equity investments (Note 11)                                      18           17
                                                                         ---------    ---------
                                                                             1,950        1,865
                                                                         ---------    ---------
COSTS AND OTHER DEDUCTIONS
  Cost of sales                                                              1,327        1,340
  Selling, general and administrative and other operating expenses             196          177
  Environmental remediation                                                      6            6
  Exploration expense                                                           25           16
  Interest and debt expense, net                                               108          140
                                                                         ---------    ---------
                                                                             1,662        1,679
                                                                         ---------    ---------
Income(loss) from continuing operations before taxes                           288          186

Provision for domestic and foreign income and other taxes (Note 10)            161          100
                                                                         ---------    ---------
Income(loss) from continuing operations                                        127           86

Discontinued operations, net                                                    52           78
Extraordinary gain(loss), net (Note 2)                                          --          (30)
                                                                         ---------    ---------
NET INCOME(LOSS)                                                               179          134

Preferred dividends                                                            (23)         (23)
                                                                         ---------    ---------
EARNINGS(LOSS) APPLICABLE TO COMMON STOCK                                $     156    $     111
                                                                         =========    =========
PRIMARY EARNINGS PER COMMON SHARE
  Income(loss) from continuing operations                                $     .31    $     .20
  Discontinued operations, net                                                 .16          .24
  Extraordinary gain(loss), net                                                 --         (.09)
                                                                         ---------    ---------
Primary earnings(loss) per common share                                  $     .47    $     .35
                                                                         =========    =========
FULLY DILUTED EARNINGS PER COMMON SHARE
  Income(loss) from continuing operations                                $     .32    $     .20
  Discontinued operations, net                                                 .14          .23
  Extraordinary gain(loss), net                                                 --         (.09)
                                                                         ---------    ---------
Fully diluted earnings(loss) per common share                            $     .46    $     .34
                                                                         =========    =========

DIVIDENDS PER COMMON SHARE                                               $     .25    $     .25
                                                                         =========    =========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                                                         330.1        319.4
=====================================================================    =========    =========
The accompanying notes are an integral part of these financial statements.

                              OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
                               CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                              FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                            (Amounts in millions)

                                                                                          1997         1996
=================================================================================    =========    =========

CASH FLOW FROM OPERATING ACTIVITIES
  Income(loss) from continuing operations, after extraordinary gain(loss),net        $     127    $      56
  Adjustments to reconcile income to net cash provided by operating activities:
    Extraordinary (gain)loss, net                                                           --           30
    Depreciation, depletion and amortization of assets                                     204          185
    Deferred income tax provision                                                           42           37
    Other noncash charges to income                                                         18           19
    Gains on disposition of assets, net                                                     --           (5)
    Income from equity investments                                                         (18)         (17)
    Exploration expense                                                                     25           16
  Changes in operating assets and liabilities                                             (226)        (187)
  Other operating, net                                                                     (47)         (40)
                                                                                     ---------    ---------
                                                                                           125           94
  Operating cash flow from discontinued operations                                         149          198
                                                                                     ---------     --------
      Net cash provided by operating activities                                            274          292
                                                                                     ---------    ---------
CASH FLOW FROM INVESTING ACTIVITIES
  Capital expenditures                                                                    (262)        (200)
  Proceeds from disposal of property, plant and equipment, net                              --            8
  Other investing, net                                                                       8           11
                                                                                     ---------    ---------
                                                                                          (254)        (181)
  Investing cash flow from discontinued operations                                          (8)         (42)
                                                                                     ---------    ---------
      Net cash used by investing activities                                               (262)        (223)
                                                                                     ---------    ---------
CASH FLOW FROM FINANCING ACTIVITIES
  Proceeds from long-term debt                                                               4           --
  Net proceeds from commercial paper and revolving credit agreements                       153          632
  Payments on long-term debt and capital lease liabilities                                 (26)      (1,012)
  Proceeds from issuance of common stock                                                     7            6
  Proceeds of notes payable                                                                 30            3
  Cash dividends paid                                                                     (105)        (103)
  Other financing, net                                                                     (13)           4
                                                                                     ---------    ---------
                                                                                            50         (470)
  Financing cash flow from discontinued operations                                         (17)         (30)
                                                                                     ---------    ---------
      Net cash provided(used) by financing activities                                       33         (500)
                                                                                     ---------    ---------
Increase(decrease) in cash and cash equivalents                                             45         (431)

Cash and cash equivalents--beginning of period                                             258          579
                                                                                     ---------    ---------
Cash and cash equivalents--end of period                                             $     303    $     148
=================================================================================    =========    =========
The accompanying notes are an integral part of these financial statements.

               OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                 March 31, 1997


1.  General

    The accompanying unaudited consolidated condensed financial statements have been prepared by Occidental Petroleum Corporation (Occidental) pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in notes to consolidated financial statements have been condensed or omitted pursuant to such rules and regulations, but resultant disclosures are in accordance with generally accepted accounting principles as they apply to interim reporting. The consolidated condensed financial statements should be read in conjunction with the restated consolidated financial statements and the notes thereto for the year ended December 31, 1996 included in this Form 8-K (Form 8-K).

    In the opinion of Occidental's management, the accompanying consolidated condensed financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly Occidental's consolidated financial position as of March 31, 1997 and the consolidated results of operations and cash flows for the three months then ended. The results of operations and cash flows for the period ended March 31, 1997 are not necessarily indicative of the results of operations or cash flows to be expected for the full year.

    Certain financial statements and notes for the prior year have been changed to conform to the 1997 presentation.

    Reference is made to Note 1 to the restated consolidated financial statements for a summary of significant accounting policies.

    In December 1997, Occidental signed a definitive agreement to sell its MidCon natural gas transmission and marketing subsidiary. The transaction is expected to close in the first quarter of 1998. The consolidated financial statements have been restated to reflect MidCon as a discontinued operation. As a result of this transaction Occidental will record a charge of approximately $750 million in the fourth quarter of 1997. Income from discontinued operations included tax charges of $31 million and $44 million for the three months ended March 31, 1997 and March 31, 1996, respectively. The following footnotes to the consolidated condensed financial statements also have been restated to exclude the operations of MidCon.

2.  Extraordinary Gain(Loss)

    The 1996 first quarter results included a net extraordinary loss of $30 million, which resulted from the early retirement of high-coupon debt.


3.  Supplemental Cash Flow Information

    Cash payments during the three months ended March 31, 1997 and 1996 included federal, foreign and state income taxes of approximately $15 million and $2 million, respectively. Interest paid (net of interest capitalized) totaled approximately $101 million and $163 million for the three months ended March 31, 1997 and 1996, respectively.


4.  Cash and Cash Equivalents

    Cash equivalents consist of highly liquid money-market mutual funds and bank deposits with maturities of three months or less when purchased. Cash equivalents totaled $211 million and $205 million at March 31, 1997 and December 31, 1996, respectively.

5.  Inventories

    A portion of inventories is valued under the LIFO method. The valuation of LIFO inventory for interim periods is based on management's estimates of year-end inventory levels and costs. Inventories consist of the following (in millions):

         Balance at                March 31, 1997    December 31, 1996
         ======================    ==============    =================

         Raw materials                $      95          $     135
         Materials and supplies             175                173
         Work in progress                    18                 17
         Finished goods                     304                304
                                      ---------          ---------
                                            592                629
         LIFO reserve                       (55)               (47)
                                      ---------          ---------
         Total                        $     537          $     582
                                      =========          =========

6.  Property, Plant and Equipment

    Reference is made to the consolidated balance sheets and Note 1 thereto incorporated by reference in the 1996 Form 10-K for a description of investments in property, plant and equipment.


7.  Retirement Plans and Postretirement Benefits

    Reference is made to Note 14 to the restated consolidated financial statements for a description of the retirement plans and postretirement benefits of Occidental and its subsidiaries.


8.  Lawsuits, Claims and Related Matters

    Occidental and certain of its subsidiaries have been named in a substantial number of governmental proceedings as defendants or potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and corresponding state acts. These proceedings seek funding, remediation and, in some cases, compensation for alleged property damage, punitive damages and civil penalties, aggregating substantial amounts. Occidental is usually one of many companies in these proceedings, and has to date been successful in sharing response costs with other financially sound companies. Occidental has accrued reserves at the most likely cost to be incurred in those proceedings where it is probable that Occidental will incur remediation costs which can be reasonably estimated. As to those proceedings for which Occidental does not have sufficient information to determine a range of liability, Occidental does have sufficient information on which to base the opinion below.

    It is impossible at this time to determine the ultimate legal liabilities that may arise from various lawsuits, claims and proceedings, including environmental proceedings described above, pending against Occidental and its subsidiaries, some of which may involve substantial amounts. However, in management's opinion, after taking into account reserves, none of such pending lawsuits, claims and proceedings should have a material adverse effect upon Occidental's consolidated financial position or results of operations in any given year.

9.  Other Commitments and Contingencies

    Occidental has certain other commitments under contracts, guarantees and joint ventures and certain other contingent liabilities. Additionally, Occidental has agreed to participate in the development of certain natural gas reserves and construction of a liquefied natural gas plant in Malaysia; however, Occidental has not yet entered into any material development or construction contracts.

    Reference is made to Note 11 to the restated consolidated financial statements for information concerning Occidental's long-term purchase obligations for certain products and services.

    In management's opinion, none of such commitments and contingencies discussed above should have a material adverse effect upon Occidental's consolidated financial position or results of operations in any given year.


10. Income Taxes

    The provision for taxes based on income for the 1997 and 1996 interim periods was computed in accordance with Interpretation No. 18 of APB Opinion No. 28 on reporting taxes for interim periods and was based on projections of total year pretax income.

    At December 31, 1996, Occidental had, for U.S. federal income tax return purposes, an alternative minimum tax credit carryforward of $200 million available to reduce future income taxes. The alternative minimum tax credit carryforward does not expire.

    Occidental is subject to audit by taxing authorities for varying periods in various tax jurisdictions. Management believes that any required adjustments to Occidental's tax liabilities will not have a material adverse impact on its financial position or results of operations in any given year.

11. Investments

    Investments in companies, other than oil and gas exploration, in which Occidental has a voting stock interest of at least 20 percent, but not more than 50 percent, and certain partnerships are accounted for on the equity method. At March 31, 1997, Occidental's equity investments consisted primarily of joint-interest pipelines, including a pipeline in the Dutch sector of the North Sea, an investment of approximately 30 percent in the common shares of Canadian Occidental Petroleum Ltd. and various chemical partnerships and joint ventures. The following table presents Occidental's proportionate interest in the summarized financial information of its equity method investments (in millions):

         Three Months Ended March 31,                         1997         1996
         ============================                    =========    =========
         Revenues                                        $     226    $     183
         Costs and expenses                                    208          166
                                                         ---------    ---------
         Net income                                      $      18    $      17
                                                         =========    =========

12. Summarized Financial Information of Wholly-Owned Subsidiary

    Occidental has guaranteed the payments of principal of, and interest on, certain publicly traded debt securities of its subsidiary, OXY USA Inc. (OXY
    USA). The following tables present summarized financial information for OXY USA (in millions):

         Three Months Ended March 31,                         1997         1996
         ============================                    =========    =========
         Revenues                                        $     310    $     234
         Costs and expenses                                    242          211
                                                         ---------    ---------
         Net income                                      $      68    $      23
                                                         =========    =========

         Balance at                         March 31, 1997    December 31, 1996
         ===============================    ==============    =================
         Current assets                        $     163          $     183
         Intercompany receivable               $     484          $     428
         Noncurrent assets                     $   2,040          $   2,028
         Current liabilities                   $     273          $     277
         Interest bearing note to parent       $      97          $     105
         Noncurrent liabilities                $   1,213          $   1,221
         Stockholders' equity                  $   1,104          $   1,036
         -------------------------------       ---------          ---------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

Occidental's net income for the first quarter of 1997 was $179 million, on net sales and operating revenues of $1.9 billion, compared with $134 million, on net sales and operating revenues of $1.8 billion, for the same period of 1996. Primary earnings per common share were $.47 for the first quarter of 1997, compared with $.35 for the same period of 1996.

In December 1997, Occidental signed a definitive agreement to sell its MidCon natural gas transmission and marketing subsidiary to K N Energy for $3.49 billion. K N Energy will also pay Occidental an average of $30 million a year for a twenty-nine year lease of the MidCon Texas Pipeline. The transaction is expected to close in the first quarter of 1998.

As a result of this transaction Occidental will record a charge of approximately $750 million in the fourth quarter of 1997. The financial statements have been restated to present MidCon as a discontinued operation.

The increase in net sales and operating revenues and net income for the first quarter of 1997, compared with the same period of 1996, primarily reflected the impact of higher worldwide crude oil and natural gas prices. The 1996 first quarter earnings were negatively impacted by a net extraordinary loss of $30 million ($.09 per share), which resulted from the early retirement of high-coupon debt.

The following table sets forth the sales and earnings of each operating division and corporate items (in millions):

                                                             First Quarter
                                                    ----------------------
                                                         1997         1996
                                                    =========    =========
    DIVISIONAL NET SALES
      Oil and gas                                   $     842    $     753
      Chemical                                          1,075        1,068
                                                    ---------    ---------
    NET SALES                                       $   1,917    $   1,821
                                                    =========    =========
    DIVISIONAL EARNINGS
      Oil and gas                                   $     228    $     161
      Chemical                                             92          118
                                                    ---------    ---------
                                                          320          279
    UNALLOCATED CORPORATE ITEMS
      Interest expense, net                              (101)        (132)
      Income taxes, administration and other              (92)         (61)
                                                    ---------    ---------
    INCOME FROM CONTINUING OPERATIONS                     127           86
      Discontinued operations, net                         52           78
      Extraordinary gain(loss), net                        --          (30)
                                                    ---------    ---------
    NET INCOME                                      $     179    $     134
                                                    =========    =========

Oil and gas earnings for the first quarter of 1997 were $228 million, compared with $161 million for the same period of 1996. The increase in earnings in 1997, compared with 1996, reflected higher worldwide crude oil and natural gas prices and cost benefits from the reorganization, partially offset by higher taxes, depreciation and exploration expense. Approximately 19 percent and 24 percent of oil and gas revenues were attributed to oil trading activity in 1997 and 1996, respectively. The results of oil trading were not significant. Oil and gas prices are sensitive to complex factors, which are outside the control of Occidental. Accordingly, Occidental is unable to predict with certainty the direction, magnitude or impact of future trends in sales prices for oil and gas.


Chemical earnings for the first quarter of 1997 were $92 million, compared with $118 million for the same period of 1996. The decrease in 1997 earnings reflected the impact of lower margins primarily resulting from higher feedstock and raw material costs and the unfavorable impact of a temporary outage at the Bayport, Texas ethylene glycol and ethylene oxide facility. Revenues reflected higher prices for chlorine, ethylene dichloride, polyvinyl chloride (PVC) and petrochemicals, mostly offset by lower caustic soda prices and the absence of revenues from divested assets. Most of Occidental's chemical products are commodity in nature, the prices of which are sensitive to a number of complex factors. Although Occidental is unable to accurately forecast the trend of sales prices for its commodity chemical products, price increases have been announced subsequent to March 31, 1997, for chlorine, caustic soda and PVC. At this time it is not known if any portion of the increases will be accepted by the market.

Divisional earnings include credits in lieu of U.S. federal income taxes. In the first quarter of 1997 and 1996, divisional earnings benefited by $10 million from credits allocated. This included credits of $4 million and $6 million at oil and gas and chemical, respectively, in both quarters.

Occidental and certain of its subsidiaries are parties to various lawsuits, environmental and other proceedings and claims, some of which may involve substantial amounts. See Note 8 to the consolidated condensed financial statements. Occidental also has commitments under contracts, guarantees and joint ventures and certain other contingent liabilities. See Note 9 to the consolidated condensed financial statements. In management's opinion, after taking into account reserves, none of these matters should have a material adverse effect upon Occidental's consolidated financial position or results of operations in any given year.


FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Occidental's net cash provided by operating activities was $274 million for the first quarter of 1997, compared with $292 million for the same period of 1996. The 1997 and 1996 noncash charges included employee benefit plans expense and various other charges.

Occidental's net cash used by investing activities was $262 million for the first quarter of 1997, compared with $223 million for the same period of 1996. Capital expenditures were $262 million in 1997, including $206 million in oil and gas and $56 million in chemical. Capital expenditures were $200 million in 1996, including $160 million in oil and gas and $34 million in chemical.

Financing activities provided net cash of $33 million in the first quarter of 1997, compared with net cash used of $500 million for the same period of 1996. The 1997 amount reflected net cash provided of $161 million, primarily from proceeds from borrowings, and the payment of dividends of $105 million. The 1996 amount reflected net cash used of $377 million to reduce short-term and long-term debt, net of proceeds from borrowings, primarily for the redemption of the 11.75% Senior Debentures, and the payment of dividends of $103 million.

For 1997, Occidental expects that cash generated from operations and asset sales, if any, will be adequate to meet its operating requirements, capital spending and dividend payments. Occidental also has substantial borrowing capacity to meet unanticipated cash requirements. Available but unused lines of committed bank credit totaled approximately $1.8 billion at March 31, 1997, compared with $2.0 billion at December 31, 1996.

In October 1996, the American Institute of Certified Public Accountants issued Statement of Position No. 96-1--"Environmental Remediation Liabilities" (SOP 96-
1), which provides authoritative guidance on specific accounting issues that are present in the recognition, measurement, display and disclosure of environmental remediation liabilities. Occidental's implementation of SOP 96-1, effective January 1, 1997, did not have an impact on Occidental's financial position or results of operations.

In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125--"Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The statement provides consistent standards for distinguishing transfers of financial assets that are sales, such as the ongoing accounts receivable sales program, from transfers that are secured borrowings. Occidental's implementation of SFAS No. 125, effective January 1, 1997, did not have an impact on Occidental's financial position or results of operations.

In February 1997, the FASB issued SFAS No. 128--"Earnings per Share." The statement revises and simplifies the computation for earnings per share previously calculated under Accounting Principles Board No. 15--"Earnings per Share." Occidental will adopt this standard, which also includes certain additional disclosures, in the fourth quarter of 1997. The adoption of the standard is not expected to have a material effect on Occidental's earnings per share.


ENVIRONMENTAL MATTERS

Occidental's operations in the United States are subject to stringent federal, state and local laws and regulations relating to improving or maintaining the quality of the environment. Foreign operations also are subject to varied environmental protection laws. Costs associated with environmental compliance have increased over time and are generally expected to continue to rise in the future.

The laws which require or address environmental remediation apply retroactively to previous waste disposal practices. And, in many cases, the laws apply regardless of fault, legality of the original activities or ownership or control of sites. Occidental is currently participating in environmental assessments and cleanups under these laws at federal Superfund sites, comparable state sites and other remediation sites, including Occidental facilities and previously owned sites.

Occidental does not consider the number of Superfund and comparable state sites at which it has been notified that it has been identified as being involved to be a relevant measure of exposure. Although the liability of a potentially responsible party (PRP), and in many cases its equivalent under state law, is joint and several, Occidental is usually one of many companies cited as a PRP at these sites and has, to date, been successful in sharing cleanup costs with other financially sound companies.

As of March 31, 1997, Occidental had been notified by the Environmental Protection Agency (EPA) or equivalent state agencies or otherwise had become aware that it had been identified as being involved at 226 Superfund or comparable state sites. (This number does not include 72 sites where Occidental has been successful in resolving its involvement.) The 226 sites include 80 former Diamond Shamrock Chemical sites as to which Maxus Energy Corporation has retained all liability, and 2 sites at which the extent of such retained liability is disputed. Of the remaining 144 sites, Occidental has had no recent or significant communication or activity with government agencies or other PRPs at 1 site, has denied involvement at 30 sites and has yet to determine involvement in 16 sites. With respect to the remaining 97 of these sites, Occidental is in various stages of evaluation. For 89 of these sites, where environmental remediation efforts are probable and the costs can be reasonably estimated, Occidental has accrued reserves at the most likely cost to be incurred. The 89 sites include 26 sites as to which present information indicates that it is probable that Occidental's aggregate exposure is immaterial. In determining the reserves, Occidental uses the most current information available, including similar past experiences, available technology, regulations in effect, the timing of remediation and cost-sharing arrangements. For the remaining 8 of the 97 sites being evaluated, Occidental does not have sufficient information to determine a range of liability, but Occidental does have sufficient information on which to base the opinion expressed above under the caption "Results of Operations."



                  OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

                          COMPUTATION OF EARNINGS PER SHARE
                  FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                   (Amounts in thousands, except per-share amounts)

                                                                          Three Months Ended
                                                                                    March 31
                                                                      ----------------------
  EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE                          1997         1996
  ----------------------------------------------------------------    ---------    ---------
  Applicable to common shares:

    Income(loss) from continuing operations                           $ 103,959    $  62,170
    Discontinued operations, net                                         52,341       78,120
    Extraordinary gain(loss), net                                            --      (29,836)
                                                                      ---------    ---------
  Earnings(loss) applicable to common stock                           $ 156,300    $ 110,454
                                                                      =========    =========

  Common shares outstanding at beginning of period                      329,228      318,711
  Issuance of common shares, weighted average                               408          401
  Conversions, weighted average options exercised and other                  99           62
  Repurchase/cancellation of common shares                                  (81)         (69)
  Effect of assumed exercises
    Dilutive effect of exercise of options outstanding and other            449          249
                                                                      ---------    ---------
  Weighted average common stock and common stock equivalents            330,103      319,354
                                                                      =========    =========
  Primary earnings per share:
    Income(loss) from continuing operations                           $     .31    $     .20
    Discontinued operations, net                                            .16          .24
    Extraordinary gain(loss), net                                            --         (.09)
                                                                      ---------    ---------
      Earnings(loss) per common and common equivalent share           $     .47    $     .35
                                                                      =========    =========
  FULLY DILUTED EARNINGS PER SHARE
  ----------------------------------------------------------------
  Earnings(loss) applicable to common stock                           $ 156,300    $ 110,454
  Dividends applicable to dilutive preferred stock:
    $3.875 preferred stock(a)                                            14,634           --
    $3.00 preferred stock(a)                                              8,540        8,541
                                                                      ---------    ---------
                                                                      $ 179,474    $ 118,995
                                                                      =========    =========

  Common shares outstanding at beginning of period                      329,228      318,711
  Issuance of common shares, weighted average                               408          401
  Conversions, weighted average options exercised and other                  99           62
  Repurchase/cancellation of common shares                                  (81)         (69)
  Effect of assumed conversions and exercises
    Dilutive effect of assumed conversion of preferred stock:
      $3.875 preferred stock(a)                                          33,186           --
      $3.00 preferred stock(a)                                           31,006       25,806
    Dilutive effect of exercise of options outstanding and other            449          483
                                                                      ---------    ---------
  Total for computation of fully diluted earnings per share             394,295      345,394
                                                                      =========    =========
  Fully diluted earnings per share:
    Income from continuing operations                                 $     .32    $     .20
    Discontinued operations, net                                            .14          .23
    Extraordinary gain(loss), net                                            --         (.09)
                                                                      ---------    ---------
      Fully diluted earnings(loss) per common share                   $     .46    $     .34
                                                                      =========    =========
-------------------------------------------------------------------
(a) Convertible securities are not considered in the calculations if the effect of the conversion is anti-dilutive.




                                         OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

                                COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                                               (Amounts in millions, except ratios)

                                               Three Months Ended
                                                         March 31                                          Year Ended December 31
                                          -----------------------    ------------------------------------------------------------
                                               1997          1996         1996        1995         1994         1993         1992
---------------------------------------   ---------     ---------    ---------   ---------    ---------    ---------    ---------
Income(loss) from continuing
  operations(a)                           $     121     $      81    $     486   $     325    $    (236)   $    (190)   $    (242)
                                          ---------     ---------    ---------   ---------    ---------    ---------    ---------
Add:
  Provision (credit) for taxes on
    income (other than foreign oil
    and gas taxes)                               68            39           99         155          (59)         (23)         (89)
  Interest and debt expense(b)                  110           143          492         591          586          598          669
  Portion of lease rentals
    representative of the interest
    factor                                        9             9           38          43           50           49           51
  Preferred dividends to minority
    stockholders of subsidiaries(c)              --            --           --          --           --           --            6
                                          ---------     ---------    ---------   ---------    ---------    ---------    ---------
                                                187           191          629         789          577          624          637
                                          ---------     ---------    ---------   ---------    ---------    ---------    ---------
Earnings(loss) before fixed charges       $     308     $     272    $   1,115   $   1,114    $     341    $     434    $     395
                                          =========     =========    =========   =========    =========    =========    =========
Fixed charges
  Interest and debt expense
    including capitalized interest(b)     $     113     $     143    $     499   $     595    $     589    $     609    $     682
  Portion of lease rentals
    representative of the interest
    factor                                        9             9           38          43           50           49           51
  Preferred dividends to minority
    stockholders of subsidiaries(c)              --            --           --          --           --           --            6
                                          ---------     ---------    ---------   ---------    ---------    ---------    ---------
  Total fixed charges                     $     122     $     152    $     537   $     638    $     639    $     658    $     739
                                          =========     =========    =========   =========    =========    =========    =========
Ratio of earnings to fixed charges             2.52          1.79         2.08        1.75          n/a(d)       n/a(d)       n/a(d)
---------------------------------------   =========     =========    =========   =========    =========    =========    =========

(a)  Includes (1) minority interest in net income of majority-owned subsidiaries having fixed charges and (2) income from less-
     than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b)  Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.
(c)  Adjusted to a pretax basis.
(d)  Not computed due to less than one-to-one coverage. Earnings were inadequate to cover fixed charges by $298 million in 1994,
     $224 million in 1993 and $344 million in 1992.

                     OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED CONDENSED BALANCE SHEETS
                            JUNE 30, 1997 AND DECEMBER 31, 1996
                                   (Amounts in millions)

                                                                               1997         1996
======================================================================    =========    =========

ASSETS

CURRENT ASSETS

  Cash and cash equivalents (Note 5)                                      $     315    $     258

  Receivables, net                                                              765          757

  Inventories (Note 6)                                                          574          582

  Prepaid expenses and other                                                    263          313
                                                                          ---------    ---------

    Total current assets                                                      1,917        1,910

LONG-TERM RECEIVABLES, net                                                      137          153

EQUITY INVESTMENTS (Note 12)                                                    978          985

PROPERTY, PLANT AND EQUIPMENT, at cost, net of
  accumulated depreciation, depletion and amortization of $7,974
  at June 30, 1997 and $7,690 at December 31, 1996 (Note 7)                   8,340        8,196

OTHER ASSETS                                                                    474          416

NET ASSETS OF DISCONTINUED OPERATIONS                                         3,437        3,321
                                                                          ---------    ---------
                                                                          $  15,283    $  14,981
======================================================================    =========    =========
The accompanying notes are an integral part of these financial statements.

                       OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
                             CONSOLIDATED CONDENSED BALANCE SHEETS
                              JUNE 30, 1997 AND DECEMBER 31, 1996
                                     (Amounts in millions)

                                                                               1997         1996
======================================================================    =========    =========
LIABILITIES AND EQUITY

CURRENT LIABILITIES

  Current maturities of long-term debt and capital lease liabilities      $       5    $      27

  Notes payable                                                                  77           20

  Accounts payable                                                              725          617

  Accrued liabilities                                                           939        1,077

  Domestic and foreign income taxes                                             105           96
                                                                          ---------    ---------
    Total current liabilities                                                 1,851        1,837
                                                                          ---------    ---------
LONG-TERM DEBT, net of current maturities and unamortized discount            4,743        4,511
                                                                          ---------    ---------

DEFERRED CREDITS AND OTHER LIABILITIES

  Deferred and other domestic and foreign income taxes                          853          839

  Other                                                                       2,550        2,654
                                                                          ---------    ---------
                                                                              3,403        3,493
                                                                          ---------    ---------
STOCKHOLDERS' EQUITY

  Nonredeemable preferred stock, stated at liquidation value                  1,307        1,325

  ESOP preferred stock, at par value                                          1,400        1,400

  Unearned ESOP shares                                                       (1,370)      (1,394)

  Common stock, at par value                                                     66           66

  Additional paid-in capital                                                  4,275        4,463

  Retained earnings(deficit)                                                   (388)        (726)

  Cumulative foreign currency translation adjustments                            (4)           6
                                                                          ---------    ---------
                                                                              5,286        5,140
                                                                          ---------    ---------
                                                                          $  15,283    $  14,981
======================================================================    =========    =========
The accompanying notes are an integral part of these financial statements.

                      OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                  FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                       (Amounts in millions, except per-share amounts)

                                                         Three Months Ended          Six Months Ended
                                                                    June 30                   June 30
                                                     ----------------------    ----------------------
                                                          1997         1996         1997         1996
=================================================    =========    =========    =========    =========
REVENUES
  Net sales and operating revenues
    Oil and gas operations                           $   1,055    $     879    $   1,897    $   1,632
    Chemical operations                                  1,103        1,058        2,178        2,126
                                                     ---------    ---------    ---------    ---------
                                                         2,158        1,937        4,075        3,758
  Interest, dividends and other income                      19          143           34          166
  Gains on asset dispositions, net                          (1)          --           (1)           4
  Income from equity investments (Note 12)                  12           20           30           37
                                                     ---------    ---------    ---------    ---------
                                                         2,188        2,100        4,138        3,965
                                                     ---------    ---------    ---------    ---------
COSTS AND OTHER DEDUCTIONS
  Cost of sales                                          1,604        1,392        2,931        2,732
  Selling, general and administrative and other
    operating expenses                                     181          197          377          374
  Environmental remediation                                 12           82           18           88
  Exploration expense                                       17           31           42           47
  Interest and debt expense, net                           108          120          216          260
                                                     ---------    ---------    ---------    ---------
                                                         1,922        1,822        3,584        3,501
                                                     ---------    ---------    ---------    ---------
Income(loss) from continuing operations before taxes       266          278          554          464
Provision for domestic and foreign income and
  other taxes (Note 11)                                    128          129          289          229
                                                     ---------    ---------    ---------    ---------
Income(loss) from continuing operations                    138          149          265          235
Discontinued operations, net                                20           32           72          110
Extraordinary gain(loss), net (Note 3)                      --           --           --          (30)
                                                     ---------    ---------    ---------    ---------
NET INCOME(LOSS)                                           158          181          337          315

Preferred dividends                                        (23)         (23)         (46)         (46)
                                                     ---------    ---------    ---------    ---------
EARNINGS(LOSS) APPLICABLE TO
  COMMON STOCK                                       $     135    $     158    $     291    $     269
                                                     =========    =========    =========    =========
PRIMARY EARNINGS PER COMMON SHARE
  Income(loss) from continuing operations            $     .35    $     .39    $     .66    $     .59
  Discontinued operations, net                             .06          .10          .22          .34
  Extraordinary gain(loss), net                             --           --           --         (.09)
                                                     ---------    ---------    ---------    ---------
Primary earnings(loss) per common share              $     .41    $     .49    $     .88    $     .84
                                                     =========    =========    =========    =========
FULLY DILUTED EARNINGS PER COMMON SHARE
  Income(loss) from continuing operations            $     .34    $     .39    $     .64    $     .59
  Discontinued operations, net                             .05          .08          .20          .32
  Extraordinary gain(loss), net                             --           --           --         (.09)
                                                     ---------    ---------    ---------    ---------
Fully diluted earnings(loss) per common share        $     .39    $     .47    $     .84    $     .82
                                                     =========    =========    =========    =========
DIVIDENDS PER COMMON SHARE                           $     .25    $     .25    $     .50    $     .50
                                                     =========    =========    =========    =========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                                     330.6        322.4        330.3        320.9
=================================================    =========    =========    =========    =========
The accompanying notes are an integral part of these financial statements.

                              OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
                               CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                               FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                            (Amounts in millions)

                                                                                          1997         1996
=================================================================================    =========    =========

CASH FLOW FROM OPERATING ACTIVITIES
  Income(loss) from continuing operations, after extraordinary gain(loss), net       $     265    $     205
  Adjustments to reconcile income to net cash provided by operating activities
    Extraordinary (gain)loss, net                                                           --           30
    Depreciation, depletion and amortization of assets                                     411          373
    Deferred income tax provision                                                           73           97
    Other noncash charges to income                                                         43           (2)
    Gains on asset dispositions, net                                                         1           (4)
    Income from equity investments                                                         (30)         (37)
    Exploration expense                                                                     42           47
  Changes in operating assets and liabilities                                             (293)        (231)
  Other operating, net                                                                    (138)        (120)
                                                                                     ---------    ---------
                                                                                           374          358
  Operating cash flow from discontinued operations                                         194          388
                                                                                     ---------    ---------
    Net cash provided by operating activities                                              568          746
                                                                                     ---------    ---------
CASH FLOW FROM INVESTING ACTIVITIES
  Capital expenditures                                                                    (655)        (438)
  Proceeds from disposal of property, plant and equipment, net                              --           10
  Buyout of operating leases                                                               (20)          --
  Purchase of businesses, net                                                               (4)          --
  Sale of businesses, net                                                                   95           24
  Other investing, net                                                                       8           17
                                                                                     ---------    ---------
                                                                                          (576)        (387)
  Investing cash flow from discontinued operations                                         (21)        (113)
                                                                                     ---------    ---------
    Net cash used by investing activities                                                 (597)        (500)
                                                                                     ---------    ---------

CASH FLOW FROM FINANCING ACTIVITIES
  Proceeds from long-term debt                                                              57            8
  Net proceeds from commercial paper and revolving credit agreements                       355          475
  Payments on long-term debt and capital lease liabilities                                (194)      (1,025)
  Proceeds from issuance of common stock                                                    13            9
  Proceeds(payments) of notes payable                                                       58           77
  Cash dividends paid                                                                     (211)        (206)
  Other financing, net                                                                       2            9
                                                                                     ---------    ---------
                                                                                            80         (653)
  Financing cash flow from discontinued operations                                           6         ( 27)
                                                                                     ---------    ---------
    Net cash provided (used) by financing activities                                        86         (680)
                                                                                     ---------    ---------
Increase(decrease) in cash and cash equivalents                                             57         (434)

Cash and cash equivalents--beginning of period                                             258          579
                                                                                     ---------    ---------
Cash and cash equivalents--end of period                                             $     315    $     145
=================================================================================    =========    =========
The accompanying notes are an integral part of these financial statements.

               OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                 June 30, 1997


1.  General

    The accompanying unaudited consolidated condensed financial statements have been prepared by Occidental Petroleum Corporation (Occidental) pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in notes to consolidated financial statements have been condensed or omitted pursuant to such rules and regulations, but resultant disclosures are in accordance with generally accepted accounting principles as they apply to interim reporting. The consolidated condensed financial statements should be read in conjunction with the restated consolidated financial statements and the notes thereto for the year ended December 31, 1996 included in this Form 8-K (Form 8-K).

    In the opinion of Occidental's management, the accompanying consolidated condensed financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly Occidental's consolidated financial position as of June 30, 1997 and the consolidated results of operations for the three and six months then ended and the consolidated cash flows for the six months then ended. The results of operations and cash flows for the periods ended June 30, 1997 are not necessarily indicative of the results of operations or cash flows to be expected for the full year.

    Certain financial statements and notes for the prior year have been changed to conform to the 1997 presentation.

    Reference is made to Note 1 to the restated consolidated financial statements for a summary of significant accounting policies.


2.  Asset Acquisitions and Dispositions

    In December 1997, Occidental signed a definitive agreement to sell its MidCon natural gas transmission and marketing subsidiary. The transaction is expected to close in the first quarter of 1998. The consolidated financial statements have been restated to reflect MidCon as a discontinued operation. As a result of this transaction Occidental will record a charge of approximately $750 million in the fourth quarter of 1997. Income from discontinued operations included tax charges of $40 million and $63 million for the six months ended June 30, 1997 and June 30, 1996, respectively. The following footnotes to the consolidated condensed financial statements also have been restated to exclude the operations of MidCon.

    In June 1997, Occidental sold its chlor-alkali chemical plant located in Tacoma, Washington for approximately $102 million which included $97 million in cash and the balance in preferred stock. The sale did not have a material effect on the results of operations. Also in June 1997, Occidental purchased 28,000 shares of preferred stock of Leslie's Poolmart, Inc. (Leslie's) for total consideration of $28 million, which consisted of cash and the exchange of $10 million of Leslie's subordinated debentures held by Occidental.

    In April 1996, Occidental completed the acquisition of a 64 percent equity interest in INDSPEC Holding Corporation (INDSPEC) for approximately $87 million in common stock. Under the terms of the transaction, INDSPEC's management and employees retained voting control of INDSPEC. Also in April, Occidental completed the sale of its subsidiary which engages in on-shore drilling and servicing of oil and gas wells for approximately $32 million. In addition, certain assets of its international phosphate fertilizer trading operations were sold for approximately $20 million. None of these transactions resulted in a material gain or loss.


3.  Extraordinary Gain(Loss)

    The 1996 six month results included a net extraordinary loss of $30 million, which resulted from the early retirement of high-coupon debt in the first quarter.

4.  Supplemental Cash Flow Information

    Cash payments during the six months ended June 30, 1997 and 1996 included federal, foreign and state income taxes of approximately $135 million and $63 million, respectively. Interest paid (net of interest capitalized) totaled approximately $203 million and $268 million for the six month periods ended June 30, 1997 and 1996, respectively.


5.  Cash and Cash Equivalents

    Cash equivalents consist of highly liquid money-market mutual funds and bank deposits with initial maturities of three months or less when purchased. Cash equivalents totaled approximately $214 million and $205 million at June 30, 1997 and December 31, 1996, respectively.

6.  Inventories

    A portion of inventories is valued under the LIFO method. The valuation of LIFO inventory for interim periods is based on management's estimates of year-end inventory levels and costs. Inventories consist of the following (in millions):

         Balance at                June 30, 1997    December 31, 1996
         ======================    =============    =================

         Raw materials               $     108          $     135
         Materials and supplies            180                173
         Work in progress                   24                 17
         Finished goods                    316                304
                                     ---------          ---------
                                           628                629
         LIFO reserve                      (54)               (47)
                                     ---------          ---------
         Total                       $     574          $     582
                                     =========          =========


7.  Property, Plant and Equipment

    Reference is made to the restated consolidated financial statements and
    Note 1 thereto for a description of investments in property, plant and equipment.


8.  Retirement Plans and Postretirement Benefits

    Reference is made to Note 14 to the restated consolidated financial statements for a description of the retirement plans and postretirement benefits of Occidental and its subsidiaries.

9.  Lawsuits, Claims and Related Matters

    Occidental and certain of its subsidiaries have been named in a substantial number of governmental proceedings as defendants or potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and corresponding state acts. These proceedings seek funding, remediation and, in some cases, compensation for alleged property damage, punitive damages and civil penalties, aggregating substantial amounts. Occidental is usually one of many companies in these proceedings, and has to date been successful in sharing response costs with other financially sound companies. Occidental has accrued reserves at the most likely cost to be incurred in those proceedings where it is probable that Occidental will incur remediation costs which can be reasonably estimated. As to those proceedings for which Occidental does not have sufficient information to determine a range of liability, Occidental does have sufficient information on which to base the opinion below.

    It is impossible at this time to determine the ultimate legal liabilities that may arise from various lawsuits, claims and proceedings, including environmental proceedings described above, pending against Occidental and its subsidiaries, some of which may involve substantial amounts. However, in management's opinion, after taking into account reserves, none of such pending lawsuits, claims and proceedings should have a material adverse effect upon Occidental's consolidated financial position or results of operations in any given year.


10. Other Commitments and Contingencies

    Occidental has certain other commitments under contracts, guarantees and joint ventures and certain other contingent liabilities. Additionally, Occidental has agreed to participate in the development of certain natural gas reserves and construction of a liquefied natural gas plant in Malaysia; however, Occidental has not yet entered into any material development or construction contracts.

    Reference is made to Note 11 to the restated consolidated financial statements for information concerning Occidental's long-term purchase obligations for certain products and services.

    In management's opinion, none of such commitments and contingencies discussed above should have a material adverse effect upon Occidental's consolidated financial position or results of operations in any given year.

11. Income Taxes

    The provision for taxes based on income for the 1997 and 1996 interim periods was computed in accordance with Interpretation No. 18 of APB Opinion No. 28 on reporting taxes for interim periods and was based on projections of total year pretax income.

    At December 31, 1996, Occidental had, for U.S. federal income tax return purposes, an alternative minimum tax credit carryforward of $200 million available to reduce future income taxes. The alternative minimum tax credit carryforward does not expire.

    Occidental is subject to audit by taxing authorities for varying periods in various tax jurisdictions. Management believes that any required adjustments to Occidental's tax liabilities will not have a material adverse impact on its financial position or results of operations in any given year.

12. Investments

    Investments in companies, other than oil and gas exploration and production companies, in which Occidental has a voting stock interest of at least 20 percent, but not more than 50 percent, and certain partnerships are accounted for on the equity method. At June 30, 1997, Occidental's equity investments consisted primarily of joint-interest pipelines, including a pipeline in the Dutch sector of the North Sea, an investment of approximately 30 percent in the common shares of Canadian Occidental Petroleum Ltd. and various chemical partnerships and joint ventures. The following table presents Occidental's proportional interest in the summarized financial information of its equity method investments (in millions):

                                                           Periods Ended June 30
                                ------------------------------------------------
                                          Three Months                Six Months
                                ----------------------    ----------------------
                                     1997         1996         1997         1996
                                =========    =========    =========    =========
         Revenues               $     236    $     219    $     462    $     402
         Costs and expenses           224          199          432          365
                                ---------    ---------    ---------    ---------
         Net income             $      12    $      20    $      30    $      37
                                =========    =========    =========    =========


13. Summarized Financial Information of Wholly-Owned Subsidiary

    Occidental has guaranteed the payments of principal of, and interest on, certain publicly traded debt securities of its subsidiary, OXY USA Inc. (OXY
    USA). The following tables present summarized financial information for OXY USA (in millions):

                                                           Periods Ended June 30
                                ------------------------------------------------
                                          Three Months                Six Months
                                ----------------------    ----------------------
                                     1997         1996         1997         1996
                                =========    =========    =========    =========
         Revenues               $     214    $     244    $     524    $     478
         Costs and expenses           196          217          438          428
                                ---------    ---------    ---------    ---------
         Net income             $      18    $      27    $      86    $      50
                                =========    =========    =========    =========

         Balance at                         June 30, 1997    December 31, 1996
         ===============================    =============    =================
         Current assets                       $     130          $     183
         Intercompany receivable              $     417          $     428
         Noncurrent assets                    $   2,131          $   2,028
         Current liabilities                  $     256          $     277
         Interest bearing note to parent      $      97          $     105
         Noncurrent liabilities               $   1,204          $   1,221
         Stockholders' equity                 $   1,121          $   1,036
         -------------------------------      ---------          ---------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

Occidental's net income for the first six months of 1997 totaled $337 million, on net sales and operating revenues of $4.1 billion, compared with net income of $315 million, on net sales and operating revenues of $3.8 billion, for the same period of 1996. Occidental's net income for the second quarter of 1997 was $158 million, on net sales and operating revenues of $2.7 billion, compared with $181 million, on net sales and operating revenues of $2.5 billion, for the same period of 1996. Primary earnings per common share were $.88 for the first six months of 1997, compared with $.84 for the same period of 1996. Primary earnings per common share were $.41 for the second quarter of 1997, compared with $.49 for the same period of 1996.

In December 1997, Occidental signed a definitive agreement to sell its MidCon natural gas transmission and marketing subsidiary to K N Energy for $3.49 billion. K N Energy will also pay Occidental an average of $30 million a year for a twenty-nine year lease of the MidCon Texas Pipeline. The transaction is expected to close in the first quarter of 1998.

As a result of this transaction Occidental will record a charge of approximately $750 million in the fourth quarter of 1997. The financial statements have been restated to present MidCon as a discontinued operation.

The increase in net sales and operating revenues for the three and six months ended June 30, 1997, compared with the same periods in 1996, reflected higher revenues in both operating divisions. The decrease in net income for the second quarter of 1997, compared with the same period in 1996, primarily reflected the impact of lower domestic natural gas and worldwide crude oil prices in the oil and gas division and the inclusion in 1996 of a favorable litigation settlement, partially offset by charges in 1996 for additional environmental reserves and the related tax effects at the Chemical division. Excluding the impact of the favorable litigation settlement and charges for additional environmental reserves and the related tax effects, Chemical division earnings were higher in the second quarter of 1997 compared with the second quarter of 1996.

Interest, dividends and other income for the three and six months ended June 30, 1996 includes $130 million received for a litigation settlement related to Love Canal.

Income from equity investments decreased for the three and six months ended June 30, 1997, compared with the similar periods of 1996. The decrease primarily reflected lower equity earnings from oil and gas investments.

The following table sets forth the sales and earnings of each operating division and corporate items (in millions):

                                                                                      Periods Ended June 30
                                                          -------------------------------------------------
                                                                    Three Months                 Six Months
                                                          ----------------------    -----------------------
                                                               1997         1996         1997          1996
                                                          =========    =========    =========     =========
    DIVISIONAL NET SALES
      Oil and gas                                         $   1,055    $     879    $   1,897     $   1,632
      Chemical                                                1,103        1,058        2,178         2,126
                                                          ---------    ---------    ---------     ---------
    NET SALES                                             $   2,158    $   1,937    $   4,075     $   3,758
                                                          =========    =========    =========     =========
    DIVISIONAL EARNINGS
      Oil and gas                                         $     133    $     144    $     361     $     305
      Chemical                                                  184          212          276           330
                                                          ---------    ---------    ---------     ---------
                                                                317          356          637           635
    UNALLOCATED CORPORATE ITEMS
      Interest expense, net                                    (101)        (113)        (202)         (245)
      Income taxes, administration and other                    (78)         (94)        (170)         (155)
                                                          ---------    ---------    ---------     ---------
    INCOME FROM CONTINUING OPERATIONS                           138          149          265           235

      Discontinued operations, net                               20           32           72           110
      Extraordinary gain(loss), net                              --           --           --           (30)
                                                          ---------    ---------    ---------     ---------
    NET INCOME                                            $     158    $     181    $     337     $     315
                                                          =========    =========    =========     =========

Environmental remediation expense was $17 million for the first six months of 1997, compared with $88 million for the same period of 1996. The 1996 amount included a second quarter charge of $75 million for additional environmental reserves.

Oil and gas earnings for the first six months of 1997 were $361 million, compared with $305 million for the same period of 1996. The increase in earnings primarily reflected higher worldwide oil and natural gas prices, mainly in the first quarter, and increased domestic natural gas production in both quarters. Oil and gas earnings for the second quarter of 1997 were $133 million, compared with $144 million for the second quarter of 1996. The decrease in second quarter earnings in 1997, compared with the same period in 1996, reflected lower domestic natural gas and worldwide crude oil prices, partially offset by increased gas production and lower exploration expense. The increase in revenues in the second quarter of 1997, compared with the same period in 1996, primarily reflected higher oil trading activity. The increase in revenues for the six months ended June 30, 1997, compared to the same period in 1996, reflected higher oil trading activity in the second quarter, as well as higher domestic natural gas and worldwide crude oil prices in the first quarter. Approximately 30 percent and 26 percent of oil and gas revenues were attributed to oil trading activity in the first six months of 1997 and 1996, respectively. The results of oil trading were not significant. Oil and gas prices are sensitive to complex factors, which are outside the control of Occidental. Accordingly, Occidental is unable to predict with certainty the direction, magnitude or impact of future trends in sales prices for oil and gas.


Chemical earnings for the first six months of 1997 were $276 million, compared with earnings before special items of $278 million for the same period of 1996. The 1996 results, after inclusion of $130 million related to a favorable litigation settlement and a charge of $75 million for additional environmental reserves relating to various existing sites, and the related state tax effects, were $330 million. Chemical earnings for the second quarter of 1997 were $184 million, compared with earnings before special items of $160 million for the second quarter of 1996. The improvement in 1997 second quarter earnings, compared with the same period in 1996, reflected improved profit margins in petrochemicals and chlorine partially offset by lower margins in caustic soda. The 1996 second quarter results were $212 million after the previously mentioned items. Most of Occidental's chemical products are commodity in nature, the prices of which are sensitive to a number of complex factors. Occidental is unable to accurately forecast the trend of sales prices for its commodity chemical products.

Divisional earnings include credits in lieu of U.S. federal income taxes. In the first six months of 1997, divisional earnings benefited by $20 million which included $7 million and $13 million at oil and gas and chemical, respectively. In the first six months of 1996, divisional earnings benefited by $21 million which included $8 million and $13 million at oil and gas and chemical, respectively.

Net interest expense for the first six months of 1997 was $202 million, compared with $245 million for the same period of 1996. Net interest expense for the second quarter of 1997 was $101 million, compared with $113 million for the second quarter of 1996. The lower expense primarily reflected lower average debt levels and lower average interest rates.

Occidental and certain of its subsidiaries are parties to various lawsuits, environmental and other proceedings and claims, some of which involve substantial amounts. See Note 9 to the consolidated condensed financial statements. Occidental also has commitments under contracts, guarantees and joint ventures and certain other contingent liabilities. See Note 10 to the consolidated condensed financial statements. In management's opinion, after taking into account reserves, none of these matters should have a material adverse effect upon Occidental's consolidated financial position or results of operations in any given year.


FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Occidental's net cash provided by operating activities was $568 million for the first six months of 1997, compared with $746 million for the same period of 1996. The variance resulted mainly from changes in operating assets and liabilities. This primarily reflects overall lower accounts payable and other liabilities. The 1996 noncash charges included the previously mentioned $130 million favorable litigation settlement, partially offset by the $75 million charge for additional environmental reserves. The 1997 and 1996 noncash charges also included employee benefit plans expense and various other charges.

Occidental's net cash used by investing activities was $597 million for the first six months of 1997, compared with cash used of $500 million for the same period of 1996. Capital expenditures were $655 million in 1997, including $527 million in oil and gas and $127 million in chemical. Capital expenditures were $438 million in 1996, including $339 million in oil and gas and $90 million in chemical. The increase in 1997 from 1996 reflected higher spending in oil and gas, primarily in Qatar and in the United States. Net proceeds from the sale of businesses and disposal of property, plant and equipment for the first six months of 1997 totaled $95 million which included the proceeds from the sale of a chemical plant. Net proceeds from the sale of businesses and disposals of property, plant and equipment for the first six months of 1996 totaled $34 million, which primarily reflected the proceeds from the sale of an on-shore drilling and well servicing subsidiary.

Financing activities provided net cash of $86 million in the first six months of 1997, compared with a use of $680 million for the same period of 1996. The 1997 amount reflected cash proceeds of $276 million from borrowings, net of repayments. The 1996 amount reflected net cash used of $465 million to reduce debt, net of proceeds from borrowings, primarily for the redemption of the 11.75% Senior Debentures. The payment of dividends totaled $211 million and $206 million in 1997 and 1996, respectively.

For 1997, Occidental expects that cash generated from operations and any asset sales generally will be adequate to meet its operating requirements, capital spending and dividend payments. Additionally, Occidental has substantial borrowing capacity which may also be used to meet cash requirements.

Available but unused lines of committed bank credit totaled approximately $1.6 billion at June 30, 1997, compared with $2.0 billion at December 31, 1996.

In June 1997, Occidental sold its chlor-alkali chemical plant located in Tacoma, Washington for approximately $102 million which included $97 million in cash and the balance in preferred stock. The sale did not have a material effect on the results of operations.

In April 1996, Occidental completed the sale of its subsidiary which engages in on-shore drilling and servicing of oil and gas wells for approximately $32 million. In addition, certain assets of its international phosphate fertilizer trading operation were sold for approximately $20 million. Also in April, Occidental completed the acquisition of a 64 percent equity interest in INDSPEC for approximately $87 million in common stock. Under the terms of the transaction, INDSPEC's management and employees retained voting control of INDSPEC. None of these transactions resulted in a material gain or loss.


ENVIRONMENTAL MATTERS

Occidental's operations in the United States are subject to stringent federal, state and local laws and regulations relating to improving or maintaining the quality of the environment. Foreign operations also are subject to varied environmental protection laws. Costs associated with environmental compliance have increased over time and are generally expected to continue to rise in the future.

A number of the laws which require or address environmental remediation apply retroactively to previous waste disposal practices. And, in many cases, the laws apply regardless of fault, legality of the original activities or ownership or control of sites. Occidental is currently participating in environmental assessments and cleanups under these laws at federal Superfund sites, comparable state sites and other remediation sites, including Occidental facilities and previously owned sites.

Occidental does not consider the number of Superfund and comparable state sites at which it has been notified that it has been identified as being involved to be a relevant measure of exposure. Although the liability of a potentially responsible party (PRP), and in many cases its equivalent under state law, may be joint and several, Occidental is usually one of many companies cited as a PRP at these sites and has, to date, been successful in sharing cleanup costs with other financially sound companies.

As of June 30, 1997, Occidental had been notified by the Environmental Protection Agency (EPA) or equivalent state agencies or otherwise had become aware that it had been identified as being involved at 223 Superfund or comparable state sites. (This number does not include 75 sites where Occidental has been successful in resolving its involvement.) The 223 sites include 81 former Diamond Shamrock Chemical sites as to which Maxus Energy Corporation has retained all liability, and 2 sites at which the extent of such retained liability is disputed. Of the remaining 140 sites, Occidental has had no recent or significant communication or activity with government agencies or other PRPs at 2 sites, has denied involvement at 28 sites and has yet to determine involvement in 16 sites. With respect to the remaining 94 of these sites, Occidental is in various stages of evaluation. For 86 of these sites, where environmental remediation efforts are probable and the costs can be reasonably estimated, Occidental has accrued reserves at the most likely cost to be incurred. The 86 sites include 24 sites as to which present information indicates that it is probable that Occidental's aggregate exposure is immaterial. In determining the reserves, Occidental uses the most current information available, including similar past experiences, available technology, regulations in effect, the timing of remediation and cost-sharing arrangements. For the remaining 8 of the 94 sites being evaluated, Occidental does not have sufficient information to determine a range of liability, but Occidental does have sufficient information on which to base the opinion expressed above under the caption "Results of Operations."




                                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

                                        COMPUTATION OF EARNINGS PER SHARE
                            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                 (Amounts in thousands, except per-share amounts)

                                                                      Three Months Ended          Six Months Ended
                                                                                 June 30                   June 30
                                                                  ----------------------    ----------------------
EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE                        1997         1996         1997         1996
---------------------------------------------------------------   ---------    ---------    ---------    ---------
Applicable to common shares:
  Income(loss) from continuing operations                         $ 115,247    $ 126,349    $ 219,206    $ 188,519
  Discontinued operations, net                                       19,853       31,936       72,194      110,056
  Extraordinary gain(loss), net                                          --           --           --      (29,836)
                                                                  ---------    ---------    ---------    ---------
Earnings(loss) applicable to common stock                         $ 135,100    $ 158,285    $ 291,400    $ 268,739
                                                                  =========    =========    =========    =========
Common shares outstanding at beginning of period                    329,806      319,354      329,228      318,711
Issuance of common shares, weighted average                             224        2,320          583        1,589
Conversions, weighted average options exercised and other               205          143          215          230
Repurchase/cancellation of common shares                                 --           (5)         (81)         (71)
Effect of assumed exercises
  Dilutive effect of exercise of options outstanding and other          358          542          403          395
                                                                  ---------    ---------    ---------    ---------
Weighted average common stock and common stock equivalents          330,593      322,354      330,348      320,854
                                                                  =========    =========    =========    =========

Primary earnings per share:
  Income from continuing operations                               $     .35    $     .39    $     .66    $     .59
  Discontinued operations, net                                          .06          .10          .22          .34
  Extraordinary gain(loss), net                                          --           --           --         (.09)
                                                                  ---------    ---------    ---------    ---------
    Earnings(loss) per common and common equivalent share         $     .41    $     .49    $     .88    $     .84
                                                                  =========    =========    =========    =========
FULLY DILUTED EARNINGS PER SHARE
---------------------------------------------------------------
Earnings(loss) applicable to common stock                         $ 135,100    $ 158,285    $ 291,400    $ 268,739
Dividends applicable to dilutive preferred stock:
  $3.875 preferred stock(a)                                              --       14,634           --           --
  $3.00 preferred stock(a)                                            8,279        8,541       16,819       17,082
                                                                  ---------    ---------    ---------    ---------
                                                                  $ 143,379    $ 181,460    $ 308,219    $ 285,821
                                                                  =========    =========    =========    =========
Common shares outstanding at beginning of period                    329,806      319,354      329,228      318,711
Issuance of common shares, weighted average                             224        2,320          583        1,589
Conversions, weighted average options exercised and other               205          143          215          230
Repurchase/cancellation of common shares                                 --           (5)         (81)         (71)
Effect of assumed conversions and exercises
  Dilutive effect of assumed conversion of preferred stock:
    $3.875 preferred stock(a)                                            --       33,186           --           --
    $3.00 preferred stock(a)                                         34,582       27,070       34,582       27,070
  Dilutive effect of exercise of options outstanding and other          549          543          501          523
                                                                  ---------    ---------    ---------    ---------
Total for computation of fully diluted earnings per share           365,366      382,611      365,028      348,052
                                                                  =========    =========    =========    =========
Fully diluted earnings per share:
  Income from continuing operations                               $     .34    $     .39    $     .65    $     .59
  Discontinued operations, net                                          .05          .08          .19          .32
  Extraordinary gain(loss), net                                          --           --           --         (.09)
                                                                  ---------    ---------    ---------    ---------
    Fully diluted earnings(loss) per common share                 $     .39    $     .47    $     .84    $     .82
                                                                  =========    =========    =========    =========
---------------------------------------------------------------
(a)  Convertible securities are not considered in the calculations if the effect of the conversion is anti-dilutive.




                                         OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

                                COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                                          FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                            AND THE FIVE YEARS ENDED DECEMBER 31, 1996
                                               (Amounts in millions, except ratios)

                                                Six Months Ended
                                                         June 30                                           Year Ended December 31
                                          ----------------------    -------------------------------------------------------------
                                               1997         1996         1996         1995         1994         1993         1992
---------------------------------------   ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income(loss) from continuing
  operations(a)                           $     260    $     222    $     486    $     325    $    (236)   $    (190)   $    (242)
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
Add:
  Provision (credit) for taxes on
    income (other than foreign oil
    and gas taxes)                              133          118           99          155          (59)         (23)         (89)
  Interest and debt expense(b)                  220          265          492          591          586          598          669
  Portion of lease rentals
    representative of the interest
    factor                                       20           19           38           43           50           49           51
  Preferred dividends to minority
    stockholders of subsidiaries(c)              --           --           --           --           --           --            6
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                373          402          629          789          577          624          637
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
Earnings(loss) before fixed charges       $     633    $     624    $   1,115    $   1,114    $     341    $     434    $     395
                                          =========    =========    =========    =========    =========    =========    =========
Fixed charges
  Interest and debt expense
    including capitalized interest(b)     $     227    $     266    $     499    $     595    $     589    $     609    $     682
  Portion of lease rentals
    representative of the interest
    factor                                       20           19           38           43           50           49           51
  Preferred dividends to minority
    stockholders of subsidiaries(c)              --           --           --           --           --           --            6
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Total fixed charges                     $     247    $     285    $     537    $     638    $     639    $     658    $     739
                                          =========    =========    =========    =========    =========    =========    =========
Ratio of earnings to fixed charges             2.56         2.19         2.08         1.75          n/a(d)       n/a(d)       n/a(d)
---------------------------------------   =========    =========    =========    =========    =========    =========    =========

(a)  Includes (1) minority interest in net income of majority-owned subsidiaries having fixed charges and (2) income from less-
     than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b)  Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.
(c)  Adjusted to a pretax basis.
(d)  Not computed due to less than one-to-one coverage. Earnings were inadequate to cover fixed charges by $298 million in 1994,
     $224 million in 1993 and $344 million in 1992.

                     OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED CONDENSED BALANCE SHEETS
                         SEPTEMBER 30, 1997 AND DECEMBER 31, 1996
                                   (Amounts in millions)

                                                                               1997         1996
======================================================================    =========    =========

ASSETS

CURRENT ASSETS

  Cash and cash equivalents (Note 5)                                      $     164    $     258

  Receivables, net                                                              714          757

  Inventories (Note 6)                                                          563          582

  Prepaid expenses and other                                                    245          313
                                                                          ---------    ---------

    Total current assets                                                      1,686        1,910

LONG-TERM RECEIVABLES, net                                                      133          153

EQUITY INVESTMENTS (Note 12)                                                    950          985

PROPERTY, PLANT AND EQUIPMENT, at cost, net of
  accumulated depreciation, depletion and amortization of $7,812
  at September 30, 1997 and $7,690 at December 31, 1996 (Note 7)              8,474        8,196

OTHER ASSETS                                                                    471          416

NET ASSETS OF DISCONTINUED OPERATIONS                                         3,418        3,321
                                                                          ---------    ---------
                                                                          $  15,132    $  14,981
======================================================================    =========    =========
The accompanying notes are an integral part of these financial statements.

                       OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
                             CONSOLIDATED CONDENSED BALANCE SHEETS
                           SEPTEMBER 30, 1997 AND DECEMBER 31, 1996
                                     (Amounts in millions)

                                                                               1997         1996
======================================================================    =========    =========

LIABILITIES AND EQUITY

CURRENT LIABILITIES

  Current maturities of long-term debt and capital lease liabilities      $       5    $      27

  Notes payable                                                                  21           20

  Accounts payable                                                              632          617

  Accrued liabilities                                                           893        1,077

  Domestic and foreign income taxes                                             122           96
                                                                          ---------    ---------
    Total current liabilities                                                 1,673        1,837
                                                                          ---------    ---------
LONG-TERM DEBT, net of current maturities and unamortized discount            4,785        4,511
                                                                          ---------    ---------
DEFERRED CREDITS AND OTHER LIABILITIES

  Deferred and other domestic and foreign income taxes                          849          839

  Other                                                                       2,468        2,654
                                                                          ---------    ---------
                                                                              3,317        3,493
                                                                          ---------    ---------
STOCKHOLDERS' EQUITY

  Nonredeemable preferred stock, stated at liquidation value                  1,211        1,325

  ESOP preferred stock, at par value                                          1,400        1,400

  Unearned ESOP shares                                                       (1,359)      (1,394)

  Common stock, at par value                                                     68           66

  Additional paid-in capital                                                  4,274        4,463

  Retained earnings(deficit)                                                   (231)        (726)

  Cumulative foreign currency translation adjustments                            (6)           6
                                                                          ---------    ---------
                                                                              5,357        5,140
                                                                          ---------    ---------
                                                                          $  15,132    $  14,981
======================================================================    =========    =========
The accompanying notes are an integral part of these financial statements.

                              OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
                               CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                               (Amounts in millions, except per-share amounts)

                                                                  Three Months Ended         Nine Months Ended
                                                                        September 30              September 30
                                                              ----------------------    ----------------------
                                                                   1997         1996         1997         1996
==========================================================    =========    =========    =========    =========
REVENUES
  Net sales and operating revenues
    Oil and gas operations                                    $     883    $   1,149    $   2,780    $   2,781
    Chemical operations                                           1,124        1,084        3,302        3,210
                                                              ---------    ---------    ---------    ---------
                                                                  2,007        2,233        6,082        5,991
  Interest, dividends and other income                               30           57           64          223
  Gains on asset dispositions, net                                   --            1           (1)           5
  Income from equity investments (Note 12)                           (5)          17           25           54
                                                              ---------    ---------    ---------    ---------
                                                                  2,032        2,308        6,170        6,273
                                                              ---------    ---------    ---------    ---------
COSTS AND OTHER DEDUCTIONS
  Cost of sales                                                   1,448        1,684        4,379        4,416
  Selling, general and administrative and other
    operating expenses                                              248          289          625          663
  Environmental remediation                                           6            6           24           94
  Exploration expense                                                18           30           60           77
  Interest and debt expense, net                                    107          113          323          373
                                                              ---------    ---------    ---------    ---------
                                                                  1,827        2,122        5,411        5,623
                                                              ---------    ---------    ---------    ---------
Income(loss) from continuing operations before taxes                205          186          759          650
Provision for domestic and foreign income and
  other taxes (Note 11)                                              75           22          364          251
                                                              ---------    ---------    ---------    ---------
Income(loss) from continuing operations                             130          164          395          399

Discontinued operations, net                                         27           30           99          140
Extraordinary gain(loss), net (Note 3)                               --           --           --          (30)
                                                              ---------    ---------    ---------    ---------
NET INCOME(LOSS)                                                    157          194          494          509

Preferred dividends                                                 (21)         (23)         (67)         (69)
                                                              ---------    ---------    ---------    ---------
EARNINGS(LOSS) APPLICABLE TO COMMON STOCK                     $     136    $     171    $     427    $     440
                                                              =========    =========    =========    =========
PRIMARY EARNINGS PER COMMON SHARE
  Income(loss) from continuing operations                     $     .32    $     .43    $     .98    $    1.02
  Discontinued operations, net                                      .08          .10          .30          .44
  Extraordinary gain(loss), net                                      --           --           --         (.09)
                                                              ---------    ---------    ---------    ---------
Primary earnings(loss) per common share                       $     .40    $     .53    $    1.28    $    1.37
                                                              =========    =========    =========    =========
FULLY DILUTED EARNINGS PER COMMON SHARE
  Income(loss) from continuing operations                     $     .31    $     .42    $     .96    $    1.04
  Discontinued operations, net                                      .07          .08          .27          .37
  Extraordinary gain(loss), net                                      --           --           --         (.08)
                                                              ---------    ---------    ---------    ---------
Fully diluted earnings(loss) per common share                 $     .38    $     .50    $    1.23    $    1.33
                                                              =========    =========    =========    =========
DIVIDENDS PER COMMON SHARE                                    $     .25    $     .25    $     .75    $     .75
                                                              =========    =========    =========    =========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                                              336.2        325.3        332.3        322.4
==========================================================    =========    =========    =========    =========
The accompanying notes are an integral part of these financial statements.

                              OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
                               CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                            (Amounts in millions)

                                                                                          1997         1996
=================================================================================    =========    =========
CASH FLOW FROM OPERATING ACTIVITIES
  Net income(loss) from continuing operations, after extraordinary gain(loss), net   $     395    $     369
  Adjustments to reconcile income to net cash provided by operating activities
    Extraordinary (gain)loss, net                                                           --           30
    Depreciation, depletion and amortization of assets                                     598          568
    Deferred income tax provision                                                           96           --
    Other noncash charges to income                                                         63          228
    Gains on asset dispositions, net                                                         1           (4)
    Income from equity investments                                                         (24)         (54)
    Exploration expense                                                                     60           77
    Changes in operating assets and liabilities                                           (318)        (263)
    Other operating, net                                                                  (226)        (150)
                                                                                     ---------    ---------
                                                                                           645          801
    Operating cash flow from discontinued operations                                       218          449
                                                                                     ---------    ---------
    Net cash provided by operating activities                                              863        1,250
                                                                                     ---------    ---------
CASH FLOW FROM INVESTING ACTIVITIES
    Capital expenditures                                                                (1,008)        (677)
    Proceeds from disposal of property, plant and equipment, net                             6          219
    Buyout of operating leases                                                             (20)          --
    Purchase of businesses, net                                                             (4)         (18)
    Sale of businesses, net                                                                 95           24
    Other investing, net                                                                    35           35
                                                                                     ---------    ---------
                                                                                          (896)        (417)
    Investing cash flow from discontinued operations                                       (46)        (190)
                                                                                     ---------    ---------
    Net cash used by investing activities                                                 (942)        (607)
                                                                                     ---------    ---------
CASH FLOW FROM FINANCING ACTIVITIES
    Proceeds from long-term debt                                                            77           11
    Net proceeds from commercial paper and revolving credit agreements                     508          531
    Payments on long-term debt and capital lease liabilities                              (320)      (1,333)
    Proceeds from issuance of common stock                                                  16           18
    Proceeds(payments) of notes payable                                                      3           51
    Cash dividends paid                                                                   (316)        (309)
    Other financing, net                                                                     2           10
                                                                                     ---------    ---------
                                                                                           (30)      (1,021)
    Financing cash flow from discontinued operations                                        15          (29)
                                                                                     ---------    ---------
    Net cash used by financing activities                                                  (15)      (1,050)
                                                                                     ---------    ---------
Increase(decrease) in cash and cash equivalents                                            (94)        (407)

Cash and cash equivalents--beginning of period                                             258          579
                                                                                     ---------    ---------
Cash and cash equivalents--end of period                                             $     164    $     172
=================================================================================    =========    =========
The accompanying notes are an integral part of these financial statements.

               OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                               September 30, 1997


1.  General

    The accompanying unaudited consolidated condensed financial statements have been prepared by Occidental Petroleum Corporation (Occidental) pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in notes to consolidated financial statements have been condensed or omitted pursuant to such rules and regulations, but resultant disclosures are in accordance with generally accepted accounting principles as they apply to interim reporting. The consolidated condensed financial statements should be read in conjunction with the restated consolidated financial statements and the notes thereto for the year ended December 31, 1996 included in this Form 8-K (Form 8-K).

    In the opinion of Occidental's management, the accompanying consolidated condensed financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly Occidental's consolidated financial position as of September 30, 1997 and the consolidated results of operations for the three and nine months then ended and the consolidated cash flows for the nine months then ended. The results of operations and cash flows for the periods ended September 30, 1997 are not necessarily indicative of the results of operations or cash flows to be expected for the full year.

    Certain financial statements and notes for the prior year have been changed to conform to the 1997 presentation.

    Reference is made to Note 1 to the restated consolidated financial statements for a summary of significant accounting policies.

2.  Asset Acquisitions and Dispositions

    In December 1997, Occidental signed a definitive agreement to sell its MidCon natural gas transmission and marketing subsidiary. The transaction is expected to close in the first quarter of 1998. The consolidated financial statements have been restated to reflect MidCon as a discontinued operation. As a result of this transaction Occidental will record a charge of approximately $750 million in the fourth quarter of 1997. Income from discontinued operations included tax charges of $57 million and $81 million for the nine months ended September 30, 1997 and September 30, 1996, respectively. The following footnotes to the consolidated condensed financial statements also have been restated to exclude the operations of MidCon.

    In June 1997, Occidental sold its chlor-alkali chemical plant located in Tacoma, Washington for approximately $102 million which included $97 million in cash and the balance in preferred stock. The sale did not have a material effect on the results of operations. Also in June 1997, Occidental purchased 28,000 shares of preferred stock of Leslie's Poolmart, Inc. (Leslie's) for total consideration of $28 million, which consisted of cash and the exchange of $10 million of Leslie's subordinated debentures held by Occidental.

    In August 1996, Occidental acquired three specialty chemical operations-- Laurel Industries, Inc., Natural Gas Odorizing, Inc. and a plant from Power Silicates Manufacturing, Inc.--in three separate transactions for approximately $146 million, of which approximately $127 million was in Occidental common stock.

    In April 1996, Occidental completed the acquisition of a 64 percent equity interest in INDSPEC Holding Corporation (INDSPEC) for approximately $87 million in common stock. Under the terms of the transaction, INDSPEC's management and employees retained voting control of INDSPEC. Also in April, Occidental completed the sale of its subsidiary which engages in on-shore drilling and servicing of oil and gas wells for approximately $32 million. In addition, certain assets of its international phosphate fertilizer trading operations were sold for approximately $20 million. In July, Occidental sold its royalty interest in the Congo for $215 million. None of these transactions resulted in a material gain or loss.

3.  Extraordinary Gain(Loss)

    The 1996 nine month results included a net extraordinary loss of $30 million, which resulted from the early retirement of high-coupon debt in the first quarter.

4.  Supplemental Cash Flow Information

    Cash payments during the nine months ended September 30, 1997 and 1996 included federal, foreign and state income taxes of approximately $129 million and $143 million, respectively. Interest paid (net of interest capitalized) totaled approximately $309 million and $382 million for the nine month periods ended September 30, 1997 and 1996, respectively.

5.  Cash and Cash Equivalents

    Cash equivalents consist of highly liquid money-market mutual funds and bank deposits with initial maturities of three months or less when purchased. Cash equivalents totaled approximately $96 million and $205 million at September 30, 1997 and December 31, 1996, respectively.

6.  Inventories

    A portion of inventories is valued under the LIFO method. The valuation of LIFO inventory for interim periods is based on management's estimates of year-end inventory levels and costs. Inventories consist of the following (in millions):

         Balance at                September 30, 1997    December 31, 1996
         ======================    ==================    =================

         Raw materials                  $     119            $     135
         Materials and supplies               180                  173
         Work in progress                      21                   17
         Finished goods                       294                  304
                                        ---------            ---------
                                              614                  629
         LIFO reserve                         (51)                 (47)
                                        ---------            ---------
         Total                          $     563            $     582
                                        =========            =========

7.  Property, Plant and Equipment

    Reference is made to the restated consolidated financial statements and
    Note 1 thereto for a description of investments in property, plant and equipment.

8.  Retirement Plans and Postretirement Benefits

    Reference is made to Note 14 to the restated consolidated financial statements for a description of the retirement plans and postretirement benefits of Occidental and its subsidiaries.

9.  Lawsuits, Claims and Related Matters

    Occidental and certain of its subsidiaries have been named in a substantial number of governmental proceedings as defendants or potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and corresponding state acts. These proceedings seek funding, remediation and, in some cases, compensation for alleged property damage, punitive damages and civil penalties, aggregating substantial amounts. Occidental is usually one of many companies in these proceedings, and has to date been successful in sharing response costs with other financially sound companies. Occidental has accrued reserves at the most likely cost to be incurred in those proceedings where it is probable that Occidental will incur remediation costs which can be reasonably estimated. As to those proceedings for which Occidental does not have sufficient information to determine a range of liability, Occidental does have sufficient information on which to base the opinion below.

    It is impossible at this time to determine the ultimate legal liabilities that may arise from various lawsuits, claims and proceedings, including environmental proceedings described above, pending against Occidental and its subsidiaries, some of which may involve substantial amounts. However, in management's opinion, after taking into account reserves, none of such pending lawsuits, claims and proceedings should have a material adverse effect upon Occidental's consolidated financial position or results of operations in any given year.

10. Other Commitments and Contingencies

    Occidental has certain other commitments under contracts, guarantees and joint ventures and certain other contingent liabilities. Additionally, Occidental has agreed to participate in the development of certain natural gas reserves and construction of a liquefied natural gas plant in Malaysia; however, Occidental has not yet entered into any material development or construction contracts.

    Reference is made to Note 11 to the restated consolidated financial statements for information concerning Occidental's long-term purchase obligations for certain products and services.

    In management's opinion, none of such commitments and contingencies discussed above should have a material adverse effect upon Occidental's consolidated financial position or results of operations in any given year.

11. Income Taxes

    The provision for taxes based on income for the 1997 and 1996 interim periods was computed in accordance with Interpretation No. 18 of APB Opinion No. 28 on reporting taxes for interim periods and was based on projections of total year pretax income.

    At December 31, 1996, Occidental had, for U.S. federal income tax return purposes, an alternative minimum tax credit carryforward of $200 million available to reduce future income taxes. The alternative minimum tax credit carryforward does not expire.

    Occidental is subject to audit by taxing authorities for varying periods in various tax jurisdictions. Management believes that any required adjustments to Occidental's tax liabilities will not have a material adverse impact on its financial position or results of operations in any given year.

12. Investments

    Investments in companies, other than oil and gas exploration and production companies, in which Occidental has a voting stock interest of at least 20 percent, but not more than 50 percent, and certain partnerships are accounted for on the equity method. At September 30, 1997, Occidental's equity investments consisted primarily of joint-interest pipelines, including a pipeline in the Dutch sector of the North Sea, an investment of approximately 30 percent in the common shares of Canadian Occidental Petroleum Ltd. and various chemical partnerships and joint ventures. The following table presents Occidental's proportional interest in the summarized financial information of its equity method investments (in millions):

                                                     Periods Ended September 30
                                -----------------------------------------------
                                          Three Months              Nine Months
                                ----------------------    ---------------------
                                     1997         1996         1997        1996
                                =========    =========    =========   =========

         Revenues               $     245    $     205    $     707   $     607
         Costs and expenses           250          188          682         553
                                ---------    ---------    ---------   ---------
         Net income(loss)       $      (5)   $      17    $      25   $      54
                                =========    =========    =========   =========

13. Summarized Financial Information of Wholly-Owned Subsidiary

    Occidental has guaranteed the payments of principal of, and interest on, certain publicly traded debt securities of its subsidiary, OXY USA Inc. (OXY
    USA). The following tables present summarized financial information for OXY USA (in millions):

                                                     Periods Ended September 30
                                -----------------------------------------------
                                          Three Months              Nine Months
                                ----------------------    ---------------------
                                     1997         1996         1997        1996
                                =========    =========    =========   =========

         Revenues               $     216    $     254    $     740   $     732
         Costs and expenses           188          230          626         658
                                ---------    ---------    ---------   ---------
         Net income             $      28    $      24    $     114   $      74
                                =========    =========    =========   =========

         Balance at                         September 30, 1997    December 31, 1996
         ===============================    ==================    =================
         Current assets                          $     133            $     183
         Intercompany receivable                 $     367            $     428
         Noncurrent assets                       $   2,107            $   2,028
         Current liabilities                     $     246            $     277
         Interest bearing note to parent         $      89            $     105
         Noncurrent liabilities                  $   1,124            $   1,221
         Stockholders' equity                    $   1,148            $   1,036
         -------------------------------         ---------            ---------

                                       81

14.  Subsequent Events

     On October 6, 1997, Occidental announced that it signed an agreement with the Department of Energy to acquire the U.S. Government's 78 percent interest in the Elk Hills Field for $3.65 billion. The acquisition will be funded using anticipated proceeds from the divestiture of MidCon Corp., and an additional amount that Occidental expects to raise from the sale of other non-strategic assets. In the interim, the acquisition will be funded with temporary financing. The acquisition is effective October 1, 1997, with closing, subject to congressional review, expected in February 1998. The Elk Hills Field is located near Bakersfield, California.

     In addition to the above, the Occidental board of directors has authorized the repurchase of up to 40 million shares of Occidental's common stock. The repurchases will be made in the open market or in privately negotiated transactions at the discretion of Occidental's management, depending upon financial and market conditions or as otherwise provided by the Securities and Exchange Commission and New York Stock Exchange rules and regulations. The repurchase program has commenced and will be initially funded with temporary financing.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Occidental's net income for the first nine months of 1997 totaled $494 million, on net sales and operating revenues of $6.1 billion, compared with net income of $509 million, on net sales and operating revenues of $6.0 billion, for the same period of 1996. Occidental's net income for the third quarter of 1997 was $157 million, on net sales and operating revenues of $2.1 billion, compared with net income of $194 million, on net sales and operating revenues of $2.2 billion, for the same period of 1996. Primary earnings per common share were $1.28 for the first nine months of 1997, compared with $1.37 for the same period of 1996. Primary earnings per common share were $.40 for the third quarter of 1997, compared with $.53 for the same period of 1996. In December 1997, Occidental signed a definitive agreement to sell its MidCon natural gas transmission and marketing subsidiary to K N Energy for $3.49 billion. K N Energy will also pay Occidental an average of $30 million a year for a twenty-nine year lease of the MidCon Texas Pipeline. The transaction is expected to close in the first quarter of 1998.

As a result of this transaction Occidental will record a charge of approximately $750 million in the fourth quarter of 1997. The financial statements have been restated to present MidCon as a discontinued operation.

The 1997 earnings included a third quarter charge, net of taxes, of $54 million to extinguish existing liabilities and open-ended financial commitments under employment agreements with two senior executives. The 1996 third quarter earnings included a $40 million favorable litigation settlement, a $100 million benefit from a reduction in federal income tax liabilities no longer required, a $105 million charge for the write-down of an oil and gas project and related tax effects. In addition to these items, the 1996 year-to-date earnings included a second quarter favorable litigation settlement of $130 million, a $75 million charge in the second quarter for additional environmental reserves and related state tax effects and a first quarter extraordinary loss of $30 million which resulted from the early extinguishment of debt. Earnings before special items for the third quarter of 1997 were $211 million, compared with earnings before special items of $168 million for the third quarter of 1996. The increase primarily reflected improved margins in petrochemicals and chlorine, partially offset by lower margins in caustic soda. Earnings before special items for the nine months ended September 30, 1997 were $548 million, compared with $485 million for same period in 1996. The change primarily reflected increased domestic natural gas production in the oil and gas division, improved margins in petrochemicals and chlorine offset, in part, by lower caustic soda margins in the chemical division.

Interest, dividends and other income for the nine months ended September 30, 1996 included $170 million, of which $40 million was recorded in the third quarter for a litigation settlement related to Love Canal.

Income from equity investments decreased for the three and nine months ended September 30, 1997, compared with the similar periods of 1996. The decrease, in both periods, primarily reflected lower equity earnings from chemical investments which included currency devaluations in certain chemical joint ventures in Thailand.

The following table sets forth the sales and earnings of each operating division and corporate items (in millions):

                                                                      Periods Ended September 30
                                                ------------------------------------------------
                                                          Three Months               Nine Months
                                                ----------------------    ----------------------
                                                     1997         1996         1997         1996
                                                =========    =========    =========    =========
DIVISIONAL NET SALES
  Oil and gas                                   $     883    $   1,149    $   2,780    $   2,781
  Chemical                                          1,124        1,084        3,302        3,210
                                                ---------    ---------    ---------    ---------
NET SALES                                       $   2,007    $   2,233    $   6,082    $   5,991
                                                =========    =========    =========    =========
DIVISIONAL EARNINGS
  Oil and gas                                   $     136    $      20    $     497    $     325
  Chemical                                            223          228          499          558
                                                ---------    ---------    ---------    ---------
                                                      359          248          996          883
UNALLOCATED CORPORATE ITEMS
  Interest expense, net                              (100)        (107)        (302)        (352)
  Income taxes, administration and other             (129)          23         (299)        (132)
                                                ---------    ---------    ---------    ---------
INCOME FROM CONTINUING OPERATIONS                     130          164          395          399

  Discontinued operations, net                         27           30           99          140
  Extraordinary gain(loss), net                        --           --           --          (30)
                                                ---------    ---------    ---------    ---------
NET INCOME                                      $     157    $     194    $     494    $     509
                                                =========    =========    =========    =========

Environmental remediation expense was $24 million for the first nine months of 1997, compared with $94 million for the same period of 1996. The 1996 amount included a second quarter charge of $75 million for additional environmental reserves.

Oil and gas earnings for the first nine months of 1997 were $497 million, compared with earnings before special items of $430 million for the same period of 1996. The increase in earnings before special items, primarily reflected increased domestic natural gas prices and lower exploration and other costs, partially offset by lower worldwide crude oil prices. Oil and gas earnings for the third quarter of 1997 were $136 million compared with earnings before special items of $125 million for the same period in 1996. The increase in earnings before special items, reflected lower exploration and other costs, partially offset mainly by lower prices for worldwide crude oil and domestic natural gas. The 1996 year-to-date and third quarter results, after inclusion of a $105 million charge for the write-down in an oil and gas project in the Republic of Komi, were $325 million and $20 million, respectively. The decrease in revenues in the third quarter of 1997, compared with the same period in 1996, primarily reflected significantly lower oil trading activity. Approximately 31 percent and 32 percent of oil and gas revenues were attributed to oil trading activity in the first nine months of 1997 and 1996, respectively. The results of oil trading were not significant. Oil and gas prices are sensitive to complex factors, which are outside the control of Occidental. Accordingly, Occidental is unable to predict with certainty the direction, magnitude or impact of future trends in sales prices for oil and gas.

Chemical earnings for the first nine months of 1997 were $499 million, compared with earnings before special items of $468 million for the same period of 1996. The 1996 results, after inclusion of $170 million related to a favorable litigation settlement and a charge of $75 million for additional environmental reserves relating to various existing sites, and the related state tax effects, were $558 million. Chemical earnings for the third quarter of 1997 were $223 million, compared with earnings before special items of $190 million for the third quarter of 1996. The improvement in 1997 third quarter and year-to-date earnings, compared with earnings before special items for the same periods in 1996, reflected improved profit margins in petrochemicals and chlorine, partially offset by lower margins in caustic soda. Additionally, the 1997 year-to-date earnings, compared with the same period in 1996, reflected higher feedstock and raw material costs. The 1996 third quarter results were $228 million after the inclusion of $40 million related to a favorable litigation settlement and the related state tax effects. Most of Occidental's chemical products are commodity in nature, the prices of which are sensitive to a number of complex factors. Occidental is unable to accurately forecast the trend of sales prices for its commodity chemical products.

Divisional earnings included credits in lieu of U.S. federal income taxes. In the first nine months of 1997, divisional earnings benefited by $30 million which included $10 million and $20 million at oil and gas and chemical, respectively. In the first nine months of 1996, divisional earnings benefited by $31 million which included $11 million and $20 million at oil and gas and chemical, respectively.

Net interest expense for the first nine months of 1997 was $302 million, compared with $352 million for the same period of 1996. Net interest expense for the third quarter of 1997 was $100 million, compared with $107 million for the third quarter of 1996. The lower expense on a year-to-date basis primarily reflected lower average debt levels and lower average interest rates.

Occidental and certain of its subsidiaries are parties to various lawsuits, environmental and other proceedings and claims, some of which involve substantial amounts. See Note 9 to the consolidated condensed financial statements. Occidental also has commitments under contracts, guarantees and joint ventures and certain other contingent liabilities. See Note 10 to the consolidated condensed financial statements. In management's opinion, after taking into account reserves, none of these matters should have a material adverse effect upon Occidental's consolidated financial position or results of operations in any given year.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Occidental's net cash provided by operating activities was $863 million for the first nine months of 1997, compared with $1.25 billion for the same period of 1996. Net cash flow was lower in 1997 resulting from lower operating cash and from changes in operating assets and liabilities, primarily reflecting increases in other receivables and overall lower payables. Additionally, cash flow in 1997 reflected cash payments of $112 million to extinguish existing liabilities and open-ended financial commitments under employment agreements with two senior executives. The 1996 noncash charges included $105 million for the write-down in an oil and gas project and $75 million for additional environmental reserves, partially offset by a $39 million favorable litigation settlement. The 1997 and 1996 noncash charges also included employee benefit plans expense and various other charges.

Occidental's net cash used by investing activities was $942 million for the first nine months of 1997, compared with cash used of $607 million for the same period of 1996. Capital expenditures were $1.0 billion in 1997, including $799 million in oil and gas and $207 million in chemical. Capital expenditures were $677 million in 1996, including $510 million in oil and gas and $154 million in chemical. Net proceeds from the sale of businesses and disposal of property, plant and equipment for the first nine months of 1997 totaled $101 million which included the proceeds from the sale of a chemical plant in the second quarter. Net proceeds from the sale of businesses and disposal of property, plant and equipment for the first nine months of 1996 totaled $243 million, which primarily reflected the proceeds from the sale of Occidental's royalty interest in the Congo and an on-shore drilling and well servicing subsidiary.

Financing activities used net cash of $15 million in the first nine months of 1997, compared with $1.1 billion for the same period of 1996. The 1997 amount reflected cash proceeds of $268 million from borrowings, net of repayments. The 1996 amount reflected net cash used of $740 million to reduce debt, net of proceeds from borrowings, primarily for the redemption of 11.75% Senior Debentures and 9.625% Senior Notes. The payment of dividends totaled $316 million and $309 million in 1997 and 1996, respectively.

Available but unused lines of committed bank credit totaled approximately $1.5 billion at September 30, 1997, compared with $2.0 billion at December 31, 1996.

In June 1997, Occidental sold its chlor-alkali chemical plant located in Tacoma, Washington for approximately $102 million which included $97 million in cash and the balance in preferred stock. The sale did not have a material effect on the results of operations.

In August 1996, Occidental acquired three specialty chemical operations--Laurel Industries, Inc., Natural Gas Odorizing, Inc. and a plant from Power Silicates Manufacturing, Inc.--in three separate transactions for approximately $146 million, of which approximately $127 million was in Occidental common stock.

In April 1996, Occidental completed the sale of its subsidiary which engages in on-shore drilling and servicing of oil and gas wells for approximately $32 million. In addition, certain assets of its international phosphate fertilizer trading operation were sold for approximately $20 million. Also in April, Occidental completed the acquisition of a 64 percent equity interest in INDSPEC Holding Corporation (INDSPEC) for approximately $87 million in common stock. Under the terms of the transaction, INDSPEC's management and employees retained voting control of INDSPEC. None of these transactions resulted in a material gain or loss.

On October 6, 1997, Occidental announced that it signed an agreement with the Department of Energy to acquire the U.S. Government's 78 percent interest in the Elk Hills Field for $3.65 billion. The acquisition will be funded using anticipated proceeds from the divestiture of MidCon Corp., as described below, and an additional amount that Occidental expects to raise from the sale of other non-strategic assets. In the interim, the acquisition will be funded with temporary financing. The acquisition is effective October 1, 1997, with closing, subject to congressional review, expected in February 1998. The Elk Hills Field is located near Bakersfield, California.

In addition to the above, the Occidental board of directors has authorized the repurchase of up to 40 million shares of Occidental's common stock. The repurchases will be made in the open market or in privately negotiated transactions at the discretion of Occidental's management, depending upon financial and market conditions or as otherwise provided by the Securities and Exchange Commission (SEC) and New York Stock Exchange rules and regulations.
The repurchase program has commenced and will be initially funded with temporary financing.

For 1997, Occidental expects that cash generated from operations and any asset sales, generally will be adequate to meet its operating requirements, capital spending and dividend payments. Additionally, Occidental has substantial borrowing capacity which may also be used to meet cash requirements.

ENVIRONMENTAL MATTERS

Occidental's operations in the United States are subject to stringent federal, state and local laws and regulations relating to improving or maintaining the quality of the environment. Foreign operations also are subject to varied environmental protection laws. Costs associated with environmental compliance have increased over time and are generally expected to continue to rise in the future.

A number of the laws which require or address environmental remediation apply retroactively to previous waste disposal practices. And, in many cases, the laws apply regardless of fault, legality of the original activities or ownership or control of sites. Occidental is currently participating in environmental assessments and cleanups under these laws at federal Superfund sites, comparable state sites and other remediation sites, including Occidental facilities and previously owned sites.

Occidental does not consider the number of Superfund and comparable state sites at which it has been notified that it has been identified as being involved to be a relevant measure of exposure. Although the liability of a potentially responsible party (PRP), and in many cases its equivalent under state law, may be joint and several, Occidental is usually one of many companies cited as a PRP at these sites and has, to date, been successful in sharing cleanup costs with other financially sound companies.

As of September 30, 1997, Occidental had been notified by the Environmental Protection Agency (EPA) or equivalent state agencies or otherwise had become aware that it had been identified as being involved at 220 Superfund or comparable state sites. (This number does not include 76 sites where Occidental has been successful in resolving its involvement.) The 220 sites include 82 former Diamond Shamrock Chemical sites as to which Maxus Energy Corporation has retained all liability, and 2 sites at which the extent of such retained liability is disputed. Of the remaining 136 sites, Occidental has had no recent or significant communication or activity with government agencies or other PRPs at 1 site, has denied involvement at 26 sites and has yet to determine involvement in 15 sites. With respect to the remaining 94 of these sites,

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

Occidental is in various stages of evaluation. For 85 of these sites, where environmental remediation efforts are probable and the costs can be reasonably estimated, Occidental has accrued reserves at the most likely cost to be incurred. The 85 sites include 23 sites as to which present information indicates that it is probable that Occidental's aggregate exposure is immaterial. In determining the reserves, Occidental uses the most current information available, including similar past experiences, available technology, regulations in effect, the timing of remediation and cost-sharing arrangements. For the remaining 9 of the 94 sites being evaluated, Occidental does not have sufficient information to determine a range of liability, but Occidental does have sufficient information on which to base the opinion expressed above under the caption "Results of Operations."


                                    OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

                                            COMPUTATION OF EARNINGS PER SHARE
                             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                     (Amounts in thousands, except per-share amounts)

                                                                          Three Months Ended          Nine Months Ended
                                                                                September 30               September 30
                                                                      ----------------------     ----------------------
EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE                            1997         1996          1997         1996
-------------------------------------------------------------------   ---------    ---------     ---------    ---------
Applicable to common shares:
  Income(loss) from continuing operations                             $ 108,755    $ 140,894     $ 327,961    $ 329,413
  Discontinued operations, net                                           26,746       30,252        98,940      140,308
  Extraordinary gain(loss), net                                              --           --            --      (29,836)
                                                                      ---------    ---------     ---------    ---------
Earnings(loss) applicable to common stock                             $ 135,501    $ 171,146     $ 426,901    $ 439,885
                                                                      =========    =========     =========    =========
Common shares outstanding at beginning of period                        331,265      323,015       329,228      318,711
Issuance of common shares, weighted average                                  68        2,081           682        3,062
Conversions, weighted average options exercised and other                 4,264            4         1,999          307
Repurchase/cancellation of common shares                                     (3)         (36)          (82)         (86)
Effect of assumed exercises
  Dilutive effect of exercise of options outstanding and other              578          285           462          358
                                                                      ---------    ---------     ---------    ---------
Weighted average common stock and common stock
  equivalents                                                           336,172      325,349       332,289      322,352
                                                                      =========    =========     =========    =========
Primary earnings per share:
  Income from continuing operations                                   $     .32    $     .43     $     .98    $    1.02
  Discontinued operations, net                                              .08          .10           .30          .44
  Extraordinary gain(loss), net                                              --           --            --         (.09)
                                                                      ---------    ---------     ---------    ---------
    Earnings(loss) per common and common equivalent share             $     .40    $     .53     $    1.28    $    1.37
                                                                      =========    =========     =========    =========
FULLY DILUTED EARNINGS PER SHARE
-------------------------------------------------------------------
Earnings(loss) applicable to common stock                             $ 135,501    $ 171,146     $ 426,901    $ 439,885
Dividends applicable to dilutive preferred stock:
  $3.875 preferred stock(a)                                                  --       14,634            --       43,903
  $3.00 preferred stock(a)                                                6,841        8,542        23,660       25,624
                                                                      ---------    ---------     ---------    ---------
                                                                      $ 142,342    $ 194,322     $ 450,561    $ 509,412
                                                                      =========    =========     =========    =========
Common shares outstanding at beginning of period                        331,265      323,015       329,228      318,711
Issuance of common shares, weighted average                                  68        2,081           682        3,062
Conversions, weighted average options exercised and other                 4,264            4         1,999          307
Repurchase/cancellation of common shares                                     (3)         (36)          (82)         (86)
Effect of assumed conversions and exercises
  Dilutive effect of assumed conversion of preferred stock:
    $3.875 preferred stock(a)                                                --       33,186            --       33,186
    $3.00 preferred stock(a)                                             33,833       27,958        33,833       27,958
  Dilutive effect of exercise of options outstanding and other              737          285           586          445
                                                                      ---------    ---------     ---------    ---------
Total for computation of fully diluted earnings per share               370,164      386,493       366,246      383,583
                                                                      =========    =========     =========    =========
Fully diluted earnings per share:
  Income from continuing operations                                   $     .31    $     .42     $     .96    $    1.04
  Discontinued operations, net                                              .07          .08           .27          .37
  Extraordinary gain(loss), net                                              --           --            --         (.08)
                                                                      ---------    ---------     ---------    ---------
    Fully diluted earnings(loss) per common share                     $     .38    $     .50     $    1.23    $    1.33
                                                                      =========    =========     =========    =========
-------------------------------------------------------------------
(a)  Convertible securities are not considered in the calculations if the effect of the conversion is anti-dilutive.



                                         OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

                                COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                                       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                            AND THE FIVE YEARS ENDED DECEMBER 31, 1996
                                               (Amounts in millions, except ratios)

                                                Nine Months Ended
                                                     September 30                                          Year Ended December 31
                                          -----------------------    ------------------------------------------------------------
                                               1997          1996         1996        1995         1994         1993         1992
---------------------------------------   ---------     ---------    ---------   ---------    ---------    ---------    ---------
Income(loss) from continuing
  operations(a)                           $     401     $     381    $     486   $     325    $    (236)   $    (190)   $    (242)
                                          ---------     ---------    ---------   ---------    ---------    ---------    ---------
Add:
  Provision (credit) for taxes on
    income (other than foreign oil
    and gas taxes)                              149            89           99         155          (59)         (23)         (89)
  Interest and debt expense(b)                  331           382          492         591          586          598          669
  Portion of lease rentals
    representative of the interest
    factor                                       30            28           38          43           50           49           51
  Preferred dividends to minority
    stockholders of subsidiaries(c)              --            --           --          --           --           --            6
                                          ---------     ---------    ---------   ---------    ---------    ---------    ---------
                                                510           499          629         789          577          624          637
                                          ---------     ---------    ---------   ---------    ---------    ---------    ---------
Earnings(loss) before fixed charges       $     911     $     880    $   1,115   $   1,114    $     341    $     434    $     395
                                          =========     =========    =========   =========    =========    =========    =========
Fixed charges
  Interest and debt expense
    including capitalized interest(b)     $     342     $     386    $     499   $     595    $     589    $     609    $     682
  Portion of lease rentals
    representative of the interest
    factor                                       30            28           38          43           50           49           51
  Preferred dividends to minority
    stockholders of subsidiaries(c)              --            --           --          --           --           --            6
                                          ---------     ---------    ---------   ---------    ---------    ---------    ---------
  Total fixed charges                     $     372     $     414    $     537   $     638    $     639    $     658    $     739
                                          =========     =========    =========   =========    =========    =========    =========
Ratio of earnings to fixed charges             2.45          2.13         2.08        1.75          n/a(d)       n/a(d)       n/a(d)
---------------------------------------   =========     =========    =========   =========    =========    =========    =========

(a) Includes (1) minority interest in net income of majority-owned subsidiaries having fixed charges and (2) income from less-than-
    50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.
(c) Adjusted to a pretax basis.
(d) Not computed due to less than one-to-one coverage. Earnings were inadequate to cover fixed charges by $298 million in 1994,
    $224 million in 1993 and $344 million in 1992.

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the incorporation by reference of our reports included in this Form 8-K into Occidental Petroleum Corporation's previously filed Registration Statements Nos. 33-5487, 33-5490, 33-14662, 33-23798, 33-40054, 33-44791, 33-47636, 33-60492, 33-59395, 33-64719,
333-11725, 333-11897, 333-21019 and 333-17879.


Los Angeles, California                   ARTHUR ANDERSEN LLP
January 29, 1998

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                             OCCIDENTAL PETROLEUM CORPORATION
                             (Registrant)



DATE:  January 30, 1998      S. P. Dominick, Jr.
                             --------------------------------------------------
                             S. P. Dominick, Jr., Vice President and Controller
                             (Chief Accounting and Duly Authorized Officer)